AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1998
                                           REGISTRATION STATEMENT NO. 333-41843
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 3


                                       TO
                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                   INTERAMERICAS COMMUNICATIONS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   TEXAS                         4813                    87-0464860
   (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                ---------------

                                                                                          DOUGLAS G. GEIB II
                                                                                       CHIEF FINANCIAL OFFICER
                                                                               INTERAMERICAS COMMUNICATIONS CORPORATION
                      2600 DOUGLAS ROAD, SUITE 501                                   2600 DOUGLAS ROAD, SUITE 501
                      CORAL GABLES, FLORIDA 33134                                    CORAL GABLES, FLORIDA 33134
                        TELEPHONE: (305) 448-4422                                     TELEPHONE: (305) 448-4422
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF COMMUNICATIONS TO:


                              ANDREW HULSH, ESQ.
                               BAKER & MCKENZIE
                       1200 BRICKELL AVENUE, SUITE 1900
                             MIAMI, FLORIDA 33131
                           TELEPHONE: (305) 789-8900


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                                ---------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                ---------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JUNE 24, 1998

PROSPECTUS


                      [INTERAMERICAS COMMUNICATIONS LOGO]

                               OFFER TO EXCHANGE

                     14% SENIOR NOTES DUE OCTOBER 27, 2007,

           FOR ALL OUTSTANDING 14% SENIOR NOTES DUE OCTOBER 27, 2007

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME ON         , 1998 UNLESS EXTENDED.

                               ----------------

     InterAmericas Communications Corporation, a Texas corporation ("ICCA" and, together with its subsidiaries, the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 14% Senior Notes due October 27, 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its issued and outstanding 14% Senior Notes due October 27, 2007 (the "Existing Notes"), of which $150.0 million in aggregate principal amount are outstanding as of the date hereof. The Existing Notes and Warrants were originally issued and sold by ICCA in a transaction that was exempt from the registration requirements of the Securities Act, as part of an offering by ICCA (the "Initial Offering" or "Senior Note Offering") of 150,000 Units (the "Units"). The Initial Offering was consummated on October 27, 1997 (the "Closing Date"). Each Unit issued in the Initial Offering consisted of (i) $1,000 principal amount of Existing Notes and (ii) 35 warrants (collectively, the "Warrants"), each Warrant representing the right to purchase one share of Common Stock, $.001 par value (the "Common Stock") of ICCA at an exercise price of $4.40 per share (the "Warrant Shares"). The Existing Notes and Warrants are not publicly tradable and may be transferred only pursuant to an effective registration filed under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act. The New Notes will be publicly tradable upon the effectiveness of this Registration Statement.


     The form and terms of the New Notes are the same as the form and terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will have been registered under the Securities Act, and hence the New Notes will not bear legends restricting the transfer thereof. The New Notes, like the Existing Notes (which they replace), will not be guaranteed, will evidence the same indebtedness as the Existing Notes and will be entitled to the benefits of the indenture dated as of October 27, 1997 governing the Existing Notes and the New Notes (the "Indenture"). Interest on the New Notes will be payable semi-annually on April 27 and October 27 of each year commencing on April 27, 1998. The New Notes will bear interest from and including October 27, 1997. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes. See "The Exchange Offer" and "Description of New Notes." See "Description of New Notes--Certain Definitions" for definitions of certain terms used herein which are capitalized.

SEE "RISK FACTORS" COMMENCING ON PAGE 18 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.

                               ----------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

                  The date of this Prospectus is         , 1998

     The Existing Notes and New Notes will be redeemable at the option of ICCA, in whole or in part, at any time on or after October 27, 2002, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, at the option of ICCA, up to 331/3% of the aggregate principal amount of Existing Notes and New Notes may be redeemed at any time on or prior to October 27, 2000 at a redemption price of 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by ICCA from the issuance and sale of its Qualified Capital Stock to the public in a registered public offering or to one or more Strategic Equity Investors to the extent that such cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for such purpose as provided in the definition thereof; provided that at least 662/3% of the original aggregate principal amount of the Existing Notes and New Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption occurs within 45 days of the date of the closing of any such public offering or sale to such Strategic Equity Investors. In the event of a Change of Control, holders of the Existing Notes and New Notes will have the right to require ICCA to purchase their Existing Notes and New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. There can be no assurance that ICCA will have the financial resources necessary to repurchase the Existing Notes and New Notes upon a Change of Control. See "Risk Factors--Risks Related to Change of Control Provision."


     The New Notes will rank senior in right of payment to all subordinated indebtedness of ICCA incurred in the future, if any. The New Notes will rank equal in right of payment of all senior indebtedness of ICCA, if any, incurred in the future. The New Notes will be secured by a first priority pledge pursuant to that certain Proceeds Pledge and Escrow Agreement. See "Description of New Notes--Proceeds Pledge and Escrow Agreement."


     All of the operations of ICCA are conducted through its subsidiaries and, therefore, ICCA is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the New Notes. The obligations under the New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ICCA's subsidiaries. Any right of ICCA to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ICCA is itself recognized as a creditor of such subsidiary and any indebtedness of such subsidiary senior to that held by ICCA. As of March 31, 1998, ICCA's subsidiaries had approximately $548,000 of indebtedness and $3.5 million of trade payables and other liabilities outstanding. In addition, under the Indenture, ICCA's subsidiaries are permitted to incur certain additional Indebtedness, the terms of which may restrict the ability of its subsidiaries to pay dividends to ICCA. See "Description of New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."


     The Company will accept for exchange any and all validly tendered Existing
Notes prior to 5:00 p.m., New York City time on      , 1998 (the "Expiration
Date"), unless the Company, in its sole discretion, extends the Exchange Offer (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions." Existing Notes may be tendered only in integral multiples of $1,000.


     Holders of Existing Notes whose Existing Notes are not tendered and accepted in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following the consummation of the Exchange Offer, the holders of Existing Notes will continue to be subject to the existing restrictions upon transfer of the Existing Notes and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Existing Notes held by them; provided, however, that, if any holder of the Existing Notes notifies ICCA within 20 days of the consummation of the Exchange Offer: (A) that such holder is prohibited by applicable law or the policy of the Securities and Exchange Commission (the "Commission") from participating in the Exchange Offer, (B) that such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Form S-4 Registration Statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Existing Notes acquired directly from the Company or one of its affiliates, then the Company shall cause to be filed a registration statement on or prior to the Shelf Filing Deadline, which provides for resales of all Existing Notes. In the event of a Registration Default, the Company is required to pay Liquidated Damages. See "The Exchange Offer--Liquidated Damages" and "Description of New Notes--Registration Rights; Liquidated Damages."



     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement between the Company and UBS Securities LLC (the "Initial Purchaser"). The Company makes the Exchange Offer in reliance on the position of the Commission's staff as set forth in certain no-action letters issued to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations of the Commission's staff, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer who acquired such Existing Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an Affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Existing Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 120 days after the Expiration Date. See "Plan of Distribution." The Company believes that none of the registered holders of the Existing Notes is an Affiliate of the Company.



     The Private Securities have been designated eligible for trading in the Private Initial Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. (the "NASD"). The Company does not intend to list the New Notes or Warrants on any national securities exchange or to seek the trading thereof through any automated quotation system. The Company has been advised by the Initial Purchaser of the Units in the Initial Offering, that it currently intends to make a market in the New Notes. However, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to certain limitations imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, no assurance can be given regarding the future development of a market for the New Notes or Warrants, or the ability of holders thereof to sell their New Notes or Warrants, or the price at which such sales can be made. If such a market were to develop, the New Notes or Warrants could trade at prices that may be higher or lower than the initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. See "Risk Factors--Lack of Public Market."


     The Company will not receive any proceeds from, and has agreed to bear all registration expenses of, the Exchange Offer. See "Use of Proceeds." No dealer-manager is being used in connection with this Exchange Offer. See "Plan of Distribution" and "The Exchange Offer--Resale of New Notes."


     The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ICCA." On May 14, 1998, the last sale price for the Common Stock as reported by Nasdaq was $2.44 per share.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY RESALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.


     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS, INCLUDING THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS REGARDING ICCA'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


     UNTIL      , 1998 (90 DAYS AFTER THE DATE OF THIS EXCHANGE OFFER), ALL
DEALERS OFFERING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


     The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of one or more fully registered global notes which will be deposited with the Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of such global note, New Notes in certificated form will be issued in exchange for the global note only as set forth in the Indenture. See "Description of Existing Notes and New Notes--Book Entry."


                               ----------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS


     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.



                    INFORMATION CONTAINED IN THE PROSPECTUS


     THE INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN FURNISHED BY THE COMPANY AND OBTAINED FROM INTERNAL COMPANY SURVEYS, INDUSTRY PUBLICATIONS AND CURRENTLY AVAILABLE INFORMATION WHICH THE COMPANY BELIEVES TO BE RELIABLE. REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUMMARIES OF THE TERMS OF SUCH DOCUMENTS ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

                               EXCHANGE RATE DATA


     This Prospectus contains translations of certain Peruvian Nuevo Sol and Chilean Peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Peruvian Nuevo Sol and Chilean Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.


PERU


     The following table sets forth, for the periods ending on the date indicated, the high, low, average and period-end free-market exchange rate. The Federal Reserve Bank of New York does not report a noon buying rate for Peruvian Nuevo Sol.

                                                                                      PERIOD--
PERIOD--                                         HIGH        LOW       AVERAGE(1)       END
-------------------------------------------   ---------   ---------   ------------   ---------
Year ended December 31, 1994 ..............       2.27        2.04         2.19          2.18
Year ended December 31, 1995 ..............       2.35        2.17         2.25          2.30
Year ended December 31, 1996 ..............       2.60        2.30         2.45          2.60
Year ended December 31, 1997 ..............       2.73        2.61         2.66          2.72
Three months ended March 31, 1998 .........       2.82        2.72         2.79          2.81

----------------
Source: Extel Pricing Database.

(1)  Average daily exchange rate.


CHILE


     The following table sets forth, for the periods ending on the date indicated, the high, low, average and period-end free-market exchange rate. The Federal Reserve Bank of New York does not report a noon buying rate of Chilean Pesos.

                                                                                           PERIOD--
PERIOD--                                          HIGH          LOW        AVERAGE(1)        END
-------------------------------------------   -----------   -----------   ------------   -----------
Year ended December 31, 1994 ..............       433.67        398.25        419.83         400.21
Year ended December 31, 1995 ..............       418.76        367.94        396.60         406.91
Year ended December 31, 1996 ..............       424.87        402.68        412.16         424.87
Year ended December 31, 1997 ..............       439.81        411.85        419.31         439.81
Three months ended March 31, 1998 .........       466.95        439.18        451.51         454.34

----------------
Source: Extel Pricing Database and Chilean Central Bank.

(1) Average daily exchange rate.


     Unless otherwise indicated, industry and demographic data used throughout this Prospectus have been obtained from the following industry publications and have not been independently verified by the Company: Bank of America World Information Services (March 1997); Telecom Markets in South America, Pyramid Research, Inc. (October 1996) (the "Pyramid Research Report"); Subsecretaria de Telecomunicaciones of the Republic of Chile (1997); National Bureau of Statistics of the Republic of Peru (1997); Telefonica del Peru, S.A. 1996 Annual Report and Press Release in connection with the presentation of 2nd Quarter 1997 financial results dated July 31, 1997.

                             AVAILABLE INFORMATION



     ICCA has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. The New Notes will be publicly tradable upon the effectiveness of this Registration Statement. However, the Existing Notes and Warrants, which were originally issued and sold by ICCA in a transaction that was exempt from the registration requirements of the Securities Act, are not publicly tradable. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to ICCA and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. In addition, ICCA is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by ICCA may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and such material may be accessed through the web site maintained by the Commission at http://www.sec.gov.



     Pursuant to the Indenture, ICCA has agreed to furnish to State Street Bank and Trust Company, N.A., the trustee (the "Trustee"), and to registered holders of the Existing Notes and New Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by ICCA with the Commission under the Exchange Act, whether or not ICCA is then required to file reports with the Commission. In the event that ICCA ceases to be subject to the informational requirements of the Exchange Act, ICCA has agreed that, so long as any Existing Notes and New Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Existing Notes and New Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the Commission pursuant to the Exchange Act. ICCA will also furnish such other reports as it may determine or as may be required by law.

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, INCLUDING RISK FACTORS AND FINANCIAL STATEMENTS AND NOTES THERETO, LOCATED ELSEWHERE IN THIS PROSPECTUS. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO THE COMPANY'S PLANS AND STRATEGY FOR ITS BUSINESS, ACQUISITIONS AND RELATED FINANCINGS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS, INCLUDING THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. ASUSED HEREIN, THE TERM "LATIN AMERICA" MEANS CENTRAL AMERICA, SOUTH AMERICA AND MEXICO. EXCEPT AS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN UNITED STATES DOLLARS AND REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS. SEE "GLOSSARY OF DEFINED TERMS," FOR DEFINITIONS OF CERTAIN TECHNICAL TELECOMMUNICATIONS AND INDUSTRY TERMS USED HEREIN WHICH ARE CAPITALIZED AND "DESCRIPTION OF NEW NOTES--CERTAIN DEFINITIONS" FOR DEFINITIONS OF CERTAIN OTHER TERMS USED HEREIN WHICH ARE CAPITALIZED


                                  THE COMPANY


     The Company is a new provider of high bandwidth integrated telecommunications services to high volume users in Santiago, Chile and Lima, Peru, including business customers and other telecommunications carriers. The Company believes that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers the Company considerable opportunities to broaden its existing service offerings and to expand its recently commenced operations into additional key Latin American business centers.


     Prior to November 1996, the Company operated as a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of-way in certain key Latin American markets. Beginning in November 1996, with the hiring of a new management team, the Company has focused on the development and operation of high capacity fiber optic networks in Lima, Peru and Santiago, Chile.


     In May 1996, the Company acquired an operating company in Peru which holds one of only two local concessions that compete with Telefonica del Peru S.A. ("Telefonica") to provide local private line voice and data services. The Company intends to expand its existing service offerings to provide local public switched telephony upon the planned 1999 liberalization of Peru's telecommunications markets. The Company also intends to apply for a concession to provide public switched long distance services as regulation permits. The Company currently offers high speed data transmission services on a private line basis, including area network interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. The Company's services are provided through its 230 kilometer digital fiber optic network in Lima, Peru, which the Company intends to expand to approximately 400 kilometers. When completed, the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of 7.5 million). The Company anticipates substantial completion of its ATM network in Peru, including last mile connections to approximately 150 buildings before the end of 1998. The Company believes that its planned fiber optic network expansion and early implementation of private line and value-added services prior to the scheduled expiration of Telefonica's exclusive concession for public switched local and long distance services in July 1999 will enable the Company to develop a strong customer base and network presence.

     In Chile, the Company currently holds concessions to provide (i) voice and data transmission services and value-added services on a private line basis and
(ii) public switched domestic and international long distance services. The Company also maintains a concession to own and operate satellite earth stations throughout Chile and anticipates being granted in the fourth quarter of 1998 a concession to provide local public switched telephony services in Santiago. The Company currently provides similar services to those offered in Peru, as well as (i) private line remote analog digital telephone access and digital links for PBX to PBX connections, (ii) local and wide area network design and engineering and (iii) systems installation, integration and support services. The Company's services are provided through its 120 kilometer digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors. With the completion of last mile connections to approximately 150 buildings, scheduled for the end of 1998, and approval of a local telephony concession, the Company believes that it will be able to substantially broaden its product and service offerings and significantly increase its revenues in Chile.


     In December 1997, the Company acquired FirstCom Long Distance, S.A. ("FirstCom Long Distance"), formerly Iusatel Chile, S.A., located in Santiago, Chile, which provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. The Company believes that the acquisition of FirstCom Long Distance will enable the Company to: (i) provide long distance services to its existing corporate customers;
(ii) bundle a variety of service offerings, including long distance and data services, to attract additional customers; and (iii) access the approximately $178.2 million Chilean international long distance market.


     Local and long distance telecommunications revenues in Peru were approximately $885.5 million in 1996 and are estimated by Pyramid Research, Inc. ("Pyramid") to increase to approximately $1.9 billion in the year 2000, representing a compound annual growth rate of 21%. Local and long distance telecommunications revenues in Chile were approximately $1.1 billion in 1996 and are estimated by Pyramid to increase to approximately $2.2 billion in the year 2000, representing a compound annual growth rate of 16%.


     Upon completion of its anticipated upgrades, scheduled for the end of 1998, all of the Company's existing and planned fiber optic networks will employ ATM transmission technology with centralized network monitoring control and maintenance. The Company believes its networks allow it to provide its customers with uniform, reliable, high quality services which are competitive with or exceed those services provided by former PTTs and other carriers in the markets in which it operates.


     While the Company only recently commenced its current operations, the Company's customers already include, among others, Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda. and Nike de Chile S.A. in Chile and Sony Music Entertainment Peru S.A., Banco Interbank del Peru S.A. ("Interbank") and one ISP in Peru. Upon the substantial completion of its networks, including last mile connections to 150 buildings in each of Peru and Chile, scheduled for the end of 1998, the Company will be able to market aggressively its service offerings to additional business customers and other telecommunications carriers. The Company also believes that dedicated access to ISPs will represent a significant source of new customer relationships in both Chile and Peru because of the anticipated rapid increase in the number of Internet users throughout Latin America.

                               BUSINESS STRATEGY


     The Company's goal is to become a leading provider of high bandwidth telecommunications services to businesses and other high volume users and carriers operating in key Latin American business centers. The Company follows a regional business strategy in Latin America as set forth below. The Company has modified this strategy to adapt to the specific economic and regulatory environments of each market in which the Company operates and intends to operate in the future. The Company's ability to implement its business strategy may be affected by a number of factors including, among others, the following: general national and international economic and business conditions, as well as conditions in the regions in which the Company operates; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant customers; changes in business strategy or development plans; technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. Accordingly, there can be no assurance that the Company will successfully implement its business strategy in whole or in part. The Company's viability, profitability, and growth depend upon the successful implementation of its business plan. See "Risk Factors", "Business--Business and Services--Peru--Country Strategy," and "--Chile--Country Strategy."


FOCUS ON KEY MARKETS IN LATIN AMERICA


     The Company believes that the size and growth potential of key Latin American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer the Company considerable growth opportunities. The Company intends to build upon its existing operations and expertise and expand the geographic reach and density of its existing networks as well as enter additional key Latin American business centers that have (i) a significant level of unsatisfied demand for high quality, state-of-the-art telecommunications services, (ii) a favorable regulatory environment and (iii) significant projected economic growth.


ENTER MARKETS EARLY


     The Company seeks to enter markets in Latin America where it can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. The Company has already implemented this strategy in Lima, where it is one of the first companies to have established a telecommunications system prior to the scheduled liberalization of Peru's telecommunications markets in July 1999, at which time the exclusivity provisions of Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company believes that this early entry into the Lima market will enable the Company to establish strong business relationships with its targeted customers prior to onset of widespread competition.


PROVIDE A BROAD RANGE OF HIGH QUALITY TELECOMMUNICATIONS SERVICES

     The Company intends to follow the strategy implemented by CLECs in the United States of installing advanced equipment into their existing fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. As regulation permits, the Company will seek to secure a growing portion of its existing and targeted customers' telecommunications business by adding local, long distance, enhanced voice and data services to the private line services it currently offers. The Company believes its customers require maximum reliability, high quality service, broad geographic coverage, strong customer service and the opportune introduction of innovative services delivered in a timely and cost-effective manner. The Company believes that these needs are often left unmet by the former PTT in markets where the Company currently operates.

TARGET BUSINESS CUSTOMERS AND TELECOMMUNICATIONS CARRIERS


     The Company's strategy is to target business customers and telecommunications carriers in key Latin American business centers. These customers are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, very large capacity to interconnect POPs. In addition, many of the Company's existing and targeted customers have operations in more than one key Latin American business center in which the Company currently operates or may operate in the future. The Company believes that by targeting customers with multiple geographic locations it will achieve operating synergies through the reduction of advertising and other related costs.


GROWTH THROUGH ACQUISITIONS AND NEW LICENSES


     The Company expects to opportunistically enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating such rights-of-way directly. The Company may also acquire other telecommunications service providers in existing and targeted markets that enable the Company to expand or enhance its current operations. The Company believes that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic systems, such as the Company, to compete more effectively in the growing telecommunications markets.


GROWTH THROUGH STRATEGIC ALLIANCES


     The Company intends to establish strategic alliances with the following entities for the following purposes: (i) to engage major international carriers to facilitate the termination or completion of dedicated international calls to or from the countries where carriers' customers operate and (ii) to enter into joint bids with local turnkey integrators and equipment vendors for the sale of value-added services, such as video-conferencing, Internet, frame relay, ATM networks, LAN to LAN interconnections, PBX and private telephone networks.


UNIFY MARKETING IDENTITY


     The Company intends to conduct its business under a single brand name in the markets in which it operates to develop name recognition for its services. In this regard, the Company has filed an application to register the name "FirstCom" in Chile, Peru and the United States. The Company believes that the use of a recognized brand name will facilitate customer referrals and achieve economies of scale through a unified marketing campaign.


                               ----------------
     The Company was incorporated in Nevada in April 1989 and reincorporated in Texas in July 1994. The Company's principal executive offices are located at 2600 Douglas Road, Suite 501, Coral Gables, Florida 33134, and its telephone number at such offices is (305) 448-4422.

                               THE EXCHANGE OFFER


THE EXCHANGE OFFER



THE EXCHANGE OFFER:        The Company is hereby offering to exchange $1,000
                           principal amount of New Notes for each $1,000 principal amount of Existing Notes that are properly tendered and accepted. The Company will issue New
                           Notes on or promptly after the Expiration Date.
                           There is $150.0 million aggregate principal amount of Existing Notes outstanding. See "The Exchange
                           Offer." The Company makes this Exchange Offer in reliance on the position of the Commission's staff as set forth in certain no-action letters issued to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations of the Commission's staff, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer who acquired the Existing Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an Affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes.
                           Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.



REGISTRATION RIGHTS AGREEMENT: The Existing Notes and Warrants were sold by the
                           Company on October 27, 1997 to the Initial Purchaser pursuant to a Purchase Agreement dated October 21, 1997 by and between the Company and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement, which grants the holders of the Existing Notes certain exchange and registration rights. See "The Exchange Offer--Termination of Certain Rights." This Exchange Offer is intended to satisfy such rights, which terminate upon the consummation of the Exchange Offer. The holders of the New Notes are not entitled to any exchange or registration rights with respect to the New Notes.


EXPIRATION DATE:           The Exchange Offer will expire at 5:00 p.m., NewYork
                           City time, on      , 1998 unless the Exchange Offer
                           is extended by the Company, in its sole discretion.

ACCRUED INTEREST ON THE
NEW NOTES AND EXISTING NOTES: The New Notes will bear interest from and including October 27, 1997. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.


CONDITIONS TO THE
EXCHANGE OFFER:            The Exchange Offer is subject to certain customary
                           conditions, which may be waived by the Company. The
                           Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration
                           Date upon the occurrence of any such condition. See
                           "The Exchange Offer--Conditions." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.


PROCEDURES FOR TENDERING
EXISTING NOTES:            Each holder of Existing Notes wishing to accept the
                           Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation to State Street Bank & Trust Company,
                           N.A., as exchange agent (the "Exchange Agent"), at the address set forth therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New
                           Notes to be acquired by the holder of the Existing
                           Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder; (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes; (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange
                           Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Commission set forth in no-action letters (See "The Exchange Offer--Resale of New
                           Notes"); (iv) the holder understands that a secondary resale transaction described in clause
                           (iii) above and any resales of New Notes obtained by such holder in exchange for Existing Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission; and (v) the holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange
                           Offer--Procedure for Tendering."


SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS:         Any beneficial owner whose Existing Notes are
                           registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Existing Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender the Existing Notes on such beneficial owner's behalf. See "The Exchange Offer--Procedures for
                           Tendering." If such beneficial owner wishes to tender the Existing Notes on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering the Existing Notes, either make appropriate arrangements to register ownership of the Existing
                           Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.


GUARANTEED DELIVERY
PROCEDURES:                Holders of Existing Notes who wish to tender their
                           Existing Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                           Procedures."


ACCEPTANCE OF THE
EXISTING NOTES AND DELIVERY
OF THE NEW NOTES:          Subject to the satisfaction or waiver of the
                           conditions to the Exchange Offer, the Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date. See "The
                           Exchange Offer--Terms of the Exchange Offer."


WITHDRAWAL RIGHTS:         Tenders of Existing Notes may be withdrawn at any
                           time prior to the Expiration Date. See "The Exchange
                           Offer--Withdrawal of Tenders."


FEDERAL INCOME

TAX CONSIDERATIONS:        The exchange of the Existing Notes for New Notes
                           will not constitute a taxable event for United
                           States Federal income tax purposes. As a result, holders of the New Notes will not recognize any taxable gain or loss on such exchange and such holders will have the same tax basis and holding period in the New Notes as they had in the Existing
                           Notes immediately prior to the Exchange Offer. See
                           "Federal Income Tax Considerations."

EXCHANGE AGENT:            State Street Bank & Trust Company, N.A. is serving
                           as the Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange
                           Agent."


INFORMATION AGENT:         Kissell Blake, Inc. is serving as the information
                           agent (the "Information Agent") in connection with the Exchange Offer. See "The Exchange
                           Offer--Information Agent."


REMAINING EXISTING NOTES:  Holders of Existing Notes who do not tender their
                           Existing Notes in the Exchange Offer or whose Existing Notes are not accepted for exchange will continue to hold such Existing Notes and will be entitled to all the rights and preferences, and will be subject to the limitations applicable thereto under the Indenture. All untendered and tendered but unaccepted Existing Notes (collectively, the "Remaining Existing Notes") will continue to bear legends restricting their transfer. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that the Exchange Offer is effected, the trading market, if any for Remaining Existing Notes could be adversely affected. See "Risk Factors--Failure to Exchange Existing Notes" and "The Exchange Offer."


THE NEW NOTES              The Exchange Offer applies to $150.0 million
                           aggregate principal amount of the Existing Notes.
                           The form and terms of the New Notes are the same as the form and terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer except that the New Notes will have been registered under the Securities Act and, therefore, the New
                           Notes will not bear legends restricting transfer thereof. The New Notes, like the Existing Notes
                           (which they replace), will not be guaranteed, will evidence the same indebtedness as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes" for further information and "--Certain Definitions" for definitions of certain capitalized terms used below.



MATURITY                   October 27, 2007


INTEREST Interest on the New Notes will be payable semi-annually in cash at a rate of 14% per annum, on April 27 and October 27 of each year, commencing on April 27, 1998.


PROCEEDS PLEDGE AND
ESCROW AGREEMENT           ICCA has used approximately $57.3 million of the net
                           proceeds of the Initial Offering to purchase a portfolio of securities that are pledged and escrowed in an account under the Trustee's exclusive dominion and control for the payment of interest on the Existing Notes and New Notes through October 27,
                           2000 and, under certain circumstances, as security for repayment of principal of the Existing Notes and New Notes. $69.3 million of the net proceeds of the Initial Offering has been pledged and escrowed as security for all obligations of ICCA under the Existing Notes and New
                           Notes and the Indenture and has been deposited in an account under the Trustee's exclusive dominion and control pending application of such funds by ICCA for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special
                           Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.


                           In the event that on or after October 27, 2000 Collateral Funds remain in the Collateral Account, each holder of New Notes will have the right to require ICCA to repurchase all or any part of such holder's New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of Existing Notes and New Notes do not remain outstanding, ICCA will be required by the terms of the Indenture to redeem all of the Existing Notes and New Notes at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of New Notes--Proceeds Pledge and Escrow Agreement."


OPTIONAL REDEMPTION        The New Notes will be redeemable at the option of
                           the Company, in whole or in part, at any time on or after October 27, 2002, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, at the option of ICCA, up to 331/3% of the aggregate principal amount of New
                           Notes may be redeemed at any time on or prior to October 27, 2000 at a redemption price of 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by ICCA after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the public in a registered public offering or to one or more
                           Strategic Equity Investors to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for such purpose as provided in the definition thereof; provided that at least 662/3% of the original aggregate principal amount of the Existing
                           Notes and New Notes remain outstanding immediately after the occurrence of each such redemption and provided, further, that such redemption occurs within 45 days of the date of the closing of any such public offering or sale to such Strategic
                           Equity Investors.


CHANGE OF CONTROL          In the event of a Change of Control, holders of the
                           New Notes will have the right to require ICCA to purchase their New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated

                           Damages, if any, thereon, to the date of repurchase. See "Risk Factors--Risks Related to Change of Control Provision."


RANKING The New Notes will rank senior in right of payment to all subordinated indebtedness of ICCA, if any, incurred in the future. The New Notes will rank equal in right of payment to all senior indebtedness of ICCA, if any, incurred in the future. The New Notes will be secured by a first priority pledge pursuant to the Proceeds Pledge and Escrow Agreement. All of the operations of ICCA are conducted through its subsidiaries and, therefore, ICCA is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the New Notes. The obligations under the New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ICCA's subsidiaries. Any right of ICCA to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Existing Notes and New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ICCA is itself recognized as a creditor of such subsidiary, in which case the claims of ICCA would still be subordinate to any security in the assets of such subsidiary and to any indebtedness of such subsidiary senior to that held by ICCA. As of March 31, 1998, ICCA's subsidiaries had approximately $548,000 of indebtedness and $3.5 million of trade payable and other liabilities outstanding. In addition, under the Indenture, ICCA's subsidiaries are permitted to incur certain additional Indebtedness, the terms of which may restrict the ability of its subsidiaries to pay dividends to ICCA. See "Description of New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."


COVENANTS                  The Indenture pursuant to which the New Notes will
                           be issued will contain certain covenants that, among other things, limit the ability of ICCA and its subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests or subordinated Indebtedness, engage in sale or leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of ICCA or its subsidiaries, issue or sell
                           Equity Interests of ICCA or its subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, holders of the New Notes will have the right to require ICCA to offer to purchase New Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain
                           Asset Sales. See "Description of New Notes."

                        NO CASH PROCEEDS TO THE COMPANY


     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, the Existing Notes representing an equal aggregate principal amount at maturity. The form and terms of the New Notes are identical in all material respects to the form and terms of the Existing Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Existing Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding indebtedness of the Company. See "Use of Proceeds."



                                  RISK FACTORS


     An investment in the New Notes involves a high degree of risk. Prospective investors of the New Notes should consider all of the information contained in this Prospectus before exchanging their Existing Notes pursuant to the Exchange Offer. In particular, prospective investors should consider the factors set forth herein under "Risk Factors."



                     PRESENTATION OF FINANCIAL INFORMATION

                    INTERAMERICAS COMMUNICATIONS CORPORATION


     The consolidated financial statements of ICCA and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). As a result, the operations of ICCA and its consolidated subsidiaries are stated in U.S. dollars.


     The financial statements of subsidiaries outside the United States are prepared using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. The resultant translation adjustments are included in equity as cumulative translation adjustments, a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the statement of operations.




                             FIRSTCOM LONG DISTANCE


     The financial statements of FirstCom Long Distance (such statements, together with the notes thereto, being referred to herein as the "FirstCom Financial Statements") have been prepared in accordance with generally accepted accounting principles in Chile ("Chilean GAAP"). Chilean GAAP varies in certain significant respects from U.S. GAAP, Note 30 to the FirstCom Long Distance Financial Statements contained elsewhere in this Prospectus provides a description of the principal differences between Chilean GAAP and U.S. GAAP as they relate to FirstCom Long Distance.


     Chilean GAAP requires that the financial statements be restated to reflect the full effects of loss in the purchasing power of the Chilean Peso on the operations of FirstCom Long Distance. See Notes 2 and 4 to the FirstCom Long Distance Financial Statements contained elsewhere in this Prospectus. For comparative purposes, the FirstCom Long Distance Financial Statements and the amounts disclosed in the related notes for the year ended December 31, 1996 have been restated in terms of Chilean Pesos based on December 31, 1997 purchasing power. In accordance with Chilean regulations and accounting practices, the restatement was calculated based on the official Consumer Price Index of the National Institute of Statistics of Chile, which was 6.3% for the year ended November 30, 1997. Balances in U.S. dollars included in the FirstCom Long Distance balance sheet for the years ended December 31, 1996 and 1997 have been translated at the "Observed Exchange Rate" as determined by the Central Bank of Chile using the exchange rates of Ch$424.87, and Ch$439.18, per US $1, respectively.


     References herein to "U.S. dollars" or "U.S. $" are to the lawful currency of the United States. References herein to Chilean "Pesos" or "Ch$" are to the lawful currency of Chile. Amounts may be expressed in thousands of constant Chilean Pesos ("ThCh$") or thousands of US dollars ("ThUS$"). With respect to FirstCom Long Distance, this Prospectus contains translations of certain Chilean Pesos amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollar amounts at the rate indicated. Unless otherwise indicated, such U.S. dollar amounts have been translated from Chilean Pesos at an exchange rate at December 31, 1997 of Ch$439.18 per US $1, as reported by Banco de Chile (the "Chilean Central Bank"). See "Exchange Rate Data."

                 SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND
                       PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary condensed consolidated historical and pro forma combined financial data of the Company. The summary condensed consolidated historical statement of operations data for the years ended December 31, 1994, 1995, 1996 and 1997 were derived from the consolidated financial statements of the Company which were audited by Price Waterhouse LLP, independent certified accountants.


     The summary condensed unaudited pro forma combined statements of operations for the year ended December 31, 1997 gives effect to the Senior Note Offering and the FirstCom Long Distance Acquisition as if it had occurred at the beginning of 1997. The FirstCom Long Distance Acquisition is accounted for under the purchase method of accounting. The summary condensed consolidated historical statement of operations data for the three months ended March 31, 1998 and 1997 and balance sheet data as of March 31, 1998 were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus and which in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for the three months ended March 31, 1998 are not necessarily indicative of results of operations that may be expected for future periods or for the year ended December 31, 1998.


     The information contained in this table should be read in conjunction with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements including the notes thereto appearing elsewhere in this Prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------
                                                                                                 PRO FORMA
                                                1994         1995       1996(1)      1997(1)        1997
                                            ----------- ------------- ----------- ------------ -------------
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Sales ....................................  $     34     $     224    $    652    $    1,130    $  10,927
 Operating expenses .......................    (2,207)       (2,722)     (5,009)      (11,488)     (22,618)
                                             --------     ---------    --------    ----------    ---------
 Loss from operations .....................    (2,173)       (2,498)     (4,357)      (10,358)     (11,691)
 Other income (expense) ...................       (45)          (56)        (23)        1,247          853
 Interest expense .........................      (313)         (319)       (246)       (6,521)     (24,996)
                                             --------     ---------    --------    ----------    ---------
   Net loss ...............................  $ (2,531)    $  (2,873)   $ (4,626)   $  (15,632)   $ (35,834)
                                             ========     =========    ========    ==========    =========
Net basic and diluted loss per share ......  $  (1.30)    $   (0.31)   $  (0.31)   $    (0.94)   $   (2.15)
Weighted average shares
 outstanding ..............................     1,952         9,407      14,796        16,668       16,668
CASH FLOWS:
 Cash used in operating activities ........  $   (489)    $  (2,150)   $ (3,934)   $   (4,889)
 Cash used in investing activities ........    (2,049)       (1,170)     (2,968)     (127,482)
 Cash provided by financing activities          2,649         3,263       7,570       146,584

                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                            -----------------------
                                                1997        1998
                                            ----------- -----------
                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Sales ....................................  $    324    $  3,327
 Operating expenses .......................    (1,351)     (4,904)
                                             --------    --------
 Loss from operations .....................    (1,027)     (1,577)
 Other income (expense) ...................        18       1,761
 Interest expense .........................      (215)     (5,403)
                                             --------    --------
   Net loss ...............................  $ (1,224)   $ (5,219)
                                             ========    ========
Net basic and diluted loss per share ......  $  (0.08)   $  (0.27)
Weighted average shares
 outstanding ..............................    16,153      19,084
CASH FLOWS:
 Cash used in operating activities ........  $ (1,002)   $ (1,788)
 Cash used in investing activities ........      (742)        (49)
 Cash provided by financing activities          2,054      (1,671)

                                                   AT DECEMBER 31,    AT MARCH 31,
                                                        1997              1998
                                                  ----------------   --------------
                                                                       (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents ....................       $ 14,936          $ 11,428
 Restricted cash and investments(2) ...........        118,920           113,206
 Total assets .................................        172,631           168,443
 Convertible debentures .......................          1,550                --
 Current portion of lease obligations .........            313               233
Long-term debt and lease obligations ..........        131,982           132,106
Total stockholders equity .....................         27,622            22,403




                                                                  YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
                                                                                                   PRO FORMA
                                                 1994         1995        1996(1)      1997(1)        1997
                                             ------------ ------------ ------------ ------------ -------------
                                                                                                  (UNAUDITED)
OTHER FINANCIAL DATA:
 EBITDA(3) .................................   $ (2,097)    $ (2,102)    $ (3,651)   $  (9,391)    $  (9,927)
 Depreciation and amortization .............         76          396          706          967         1,764
 Capital expenditures ......................      1,849          720        1,453          763
 Ratio of earnings to fixed charges(4) .....         --           --           --           --            --
 Deficiency of earnings to cover fixed
   charges .................................     (2,531)      (2,873)      (4,626)     (15,632)      (35,834)

                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                             ------------------------
                                                 1997        1998
                                             ----------- ------------
                                                   (UNAUDITED)
OTHER FINANCIAL DATA:
 EBITDA(3) .................................  $    (807)   $ (1,113)
 Depreciation and amortization .............        220         464
 Capital expenditures ......................        392       5,762
 Ratio of earnings to fixed charges(4) .....         --        0.07x
 Deficiency of earnings to cover fixed
   charges .................................     (1,224)     (5,219)


---------------
(1) Historical financial data includes the operations of Red de Servicios Empresariales de Telecommunicaciones, S.A. ("Resetel"), acquired on May 7, 1996, and FirstCom Networks, S.A., formerly Hewster Chile, S.A. ("FirstCom Networks"), acquired on July 31, 1996, from their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Restricted cash and investments represent proceeds from the Initial Offering that will be disbursed in accordance with the terms of the Indenture relating to the Existing Notes. See "Description of Existing Notes and New Notes--Proceeds Pledge and Escrow Agreement."

(3) "EBITDA" represents income (loss) from operations before interest, taxes, depreciation and amortization. EBITDA is presented because it is commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. However, EBITDA should not be considered as an alternative to net income as a measure of operating results, cash flows or as a measure of liquidity in accordance with generally accepted accounting principles. Also, EBITDA as defined herein may not be comparable to similarly entitled measures reported by other companies.

(4) In calculating the ratio of earnings to fixed charges, earnings consist of net loss prior to income taxes and fixed charges. Fixed charges consist of interest expensed and capitalized and amortization of debt issuance costs.

                                  RISK FACTORS


     Prospective purchasers of the New Notes offered hereby should consider carefully the following risk factors, as well as the other information contained in this Prospectus, before purchasing the New Notes offered hereby.


RISKS RELATING TO FORWARD-LOOKING STATEMENTS


     Certain statements contained in this Prospectus including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "projects," and words of similar import constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general national and international economic and business conditions, as well as conditions in the regions in which the Company operates; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant customers; changes in business strategy or development plans; technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. Certain of these factors are discussed in more detail elsewhere in this Prospectus including, without limitation, under the captions "Prospectus Summary;" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.


SUBSTANTIAL LEVERAGE



     The Company is highly leveraged and has substantial debt service requirements. As of March 31, 1998, the Company has approximately $132.0 million of total long-term Indebtedness and the Company has stockholders' equity of $22.4 million. In addition, in each year since its inception, the Company's earnings have been inadequate to cover its fixed charges by a substantial amount. The Company's earnings were inadequate to cover its fixed charges by $4.6 million and $15.6 million, respectively, for the years ended December 31, 1996 and 1997. On a pro forma basis after giving effect to the consummation of the FirstCom Long Distance Acquisition, for the year ended December 31, 1997 the Company's earnings would have been inadequate to cover its fixed charges by $35.8 million. The Company's annual interest obligations under the Existing Notes and New Notes substantially exceeds the Company's sales for the year ended December 31, 1997.



ABILITY TO SERVICE INDEBTEDNESS


     The ability of ICCA to make scheduled payments with respect to its indebtedness, including the Existing Notes and New Notes, will depend upon (i) its ability to implement its business plan, to expand its operations and to successfully develop its customer base in its target markets, (ii) the ability of ICCA's subsidiaries to remit cash to ICCA in a timely manner and (iii) the future operating performance of ICCA and its subsidiaries. The Company expects that it will continue to generate cash losses for the foreseeable future. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and interest on, its indebtedness, including the Existing Notes and New Notes. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, including the Existing Notes and New Notes, it may have to modify its growth plans, restructure or refinance its indebtedness or seek additional capital. There can be no assurance that (i) any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage or (ii) any such strategy would yield sufficient proceeds to service the Company's indebtedness, including the Existing Notes and New Notes. See "--Historical and Anticipated Operating Losses," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


     The Company's high level of indebtedness imposes substantial risks to holders of the New Notes, including the following: (i) the ability of the Company to pay interest and Liquidated Damages, if any, on, and the redemption price of or the principal amount at maturity of, the Existing Notes and New Notes when due may be impaired; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (iii) a substantial portion of the Company's cash flow from operations must be dedicated to service its indebtedness and will not be available for capital expenditures and other purposes in furtherance of the Company's strategic growth objectives, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness; (iv) the Indenture contains restrictions on the Company's ability to pay dividends or to repurchase securities and imposes numerous other operating and financing restrictions, the failure to comply with which may result in a default under the Indenture; (v) the Company is more highly leveraged than many of its competitors which may place it at a competitive disadvantage; (vi) the Company's high degree of leverage could make it more vulnerable to adverse changes in its business and in general economic conditions; and (vii) the ability of the Company to satisfy its obligations under its indebtedness will be dependent upon risks, uncertainties and contingencies affecting the business and operations of the Company, many of which are beyond the control of the Company, such as general economic conditions, the entry of new competitors in the Company's markets and the introduction of new technology. The Indenture limits, but does not prohibit, the incurrence of additional Indebtedness by ICCA and its subsidiaries. See "Description of New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Dividend and Other Payment Restrictions Affecting Subsidiaries."


HOLDING COMPANY STRUCTURE; INABILITY TO ACCESS CASH FLOW


     Substantially all of ICCA's assets are held by its subsidiaries and all of ICCA's operating revenues are derived from the operations of such subsidiaries. Future acquisitions may be made through present or future subsidiaries of ICCA. Accordingly, ICCA's ability to pay the principal of, and interest and Liquidated Damages, if any, when due, on the Existing Notes and New Notes is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its subsidiaries. ICCA's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to ICCA for payment of the principal of, and interest and Liquidated Damages, if any, on the Existing Notes and New Notes. In addition, the ability of ICCA's subsidiaries to make such funds available to ICCA may be restricted by the terms of such subsidiaries' current and future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, ICCA's subsidiaries will be permitted under the terms of the Indenture to incur certain additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to ICCA. The failure of ICCA's subsidiaries to pay dividends or otherwise make funds available to ICCA could have a material adverse effect upon ICCA's ability to satisfy its debt service requirements including its ability to make payments on the New Notes.


RANKING


     The obligations under the New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ICCA's subsidiaries. Any right of ICCA to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ICCA is itself recognized as a creditor of such subsidiary, in which case the claims of ICCA would still be subordinate to any security in the assets of such subsidiary held by any creditor and any indebtedness of such subsidiary senior to that held by ICCA. As of March 31, 1998, ICCA's subsidiaries had approximately $548,000 of indebtedness and $3.5 million of trade payables and other liabilities outstanding. In addition, under the Indenture, ICCA's subsidiaries will be permitted to incur certain additional indebtedness, the terms of which may restrict the ability of such subsidiaries to pay dividends to ICCA. See "Description of New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Dividend and Other Payment Restrictions Affecting Subsidiaries."


HISTORICAL AND ANTICIPATED OPERATING LOSSES



     The Company has never generated positive cash flow from consolidated operations and, since its inception, has incurred significant net operating losses and negative cash flow. As of March 31, 1998, the Company had an accumulated deficit of $31.0 million. Since inception through March 31, 1998, the Company's operations have resulted in EBITDA of $(18.6) million. On a pro forma basis, after giving effect to the consummation of the FirstCom Long Distance Acquisition, the Company would have had EBITDA of ($9.9) million for the year ended December 31, 1997. For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1988, the Company incurred a net loss of $4.6 million, $15.6 million and $5.2 million, respectively, and generated negative cash flow from operations of $3.9 million, $5.9 million and $738,000, respectively. The Company expects to continue to incur significant operating losses and negative cash flow from operations for at least the next several years in connection with establishing its local networks and implementing its business plan. There can be no assurance that the Company's networks or any of its other services will ever provide a revenue base adequate to achieve or sustain profitability or to generate positive cash flow and the failure to do so would have a material adverse effect on the Company's ability to satisfy its debt service requirements, including the New Notes, and may adversely impact the price of the Common Stock.



SIGNIFICANT FUTURE CAPITAL REQUIREMENTS


     Expansion of the Company's existing networks and services and the development of new networks and services will require significant capital expenditures, the amount of which the Company is presently unable to predict. The Company expects to use the net proceeds of the Initial Offering to meet its capital expenditure requirements. See "Use of Proceeds." Although the Company believes that the proceeds of the Initial Offering are sufficient to fund its current plans, actual capital expenditures may vary significantly from the Company's estimates depending on a number of factors, many of which are beyond the Company's control, including the pace and extent of network upgrade and expansion, the magnitude of potential acquisitions, investments or the impact of strategic alliances, and levels of incremental sales and regulatory actions, which, individually or collectively, could cause material changes in the Company's capital expenditure requirements.


     The Company may need additional capital to (i) finance its anticipated growth, (ii) fund working capital needs and future debt service obligations,
(iii) take advantage of unanticipated opportunities, including more rapid international expansion, acquisitions of customer bases or businesses or investments in, or strategic alliances with, companies that are complementary to the Company's current operations, (iv) develop or expand into new services or (v) otherwise respond to unanticipated competitive pressures. The Company currently expects to obtain such additional capital, if necessary, through internally generated cash flow and from offerings of additional debt or equity securities. There can be no assurance, however, that the Company will be successful in producing sufficient internally generated cash flow or raising sufficient capital on terms acceptable to the Company, if at all. Moreover, the amount of, and the terms and conditions of the instruments relating to, the Company's current outstanding indebtedness may adversely affect the Company's ability to raise additional capital. Failure to internally generate or raise sufficient funds may require the Company to delay, abandon or reduce the scope of any potential future expansion, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED OPERATING HISTORY


     The Company acquired its principal operations in Santiago, Chile in July 1994 and in Lima, Peru in May 1996, and has limited experience in operating its business. The Company has not commenced operations in any other country. Prospective investors therefore have limited historical financial and operating information about the Company upon which to base an evaluation of the Company's performance and an investment in the New Notes.


ENTRANCE INTO NEWLY OPENING MARKETS


     The Company's viability, profitability and growth depend upon the successful implementation of its business plan. A significant portion of the Company's business plan includes the acquisition or formation of new local operators in markets where it currently does not have operations and, in many of its existing and future markets, offering services that have historically been provided only by PTTs. Accordingly, the Company may face delays and problems inherent in establishing a new business in an evolving industry, including, among other things, hiring experienced and qualified personnel. Other risks associated with the Company's business plan include: (i) securing necessary licenses and adhering to regulatory requirements relating thereto;
(ii) obtaining any required zoning variances or other governmental or local regulatory approvals; and (iii) other risks typically associated with any business venture, such as unanticipated cost increases and the ability to effectively implement its business strategy. There can be no assurance that the implementation of the Company's business plan will be successful. The failure to successfully implement its business plan would have a material adverse effect on the Company and on the value of the Common Stock and may affect the Company's ability to satisfy its debt service requirements, including the New Notes.


RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY


     The Company has a limited operating history and rapid growth by the Company could place a strain on its management, operating and financial resources. In addition, while the Company is currently a provider of telecommunications services in Peru and Chile, the Company will, on an ongoing basis, explore opportunities to provide additional telecommunications services in Latin America. The Company's ability to manage growth and expansion effectively will require continued implementation of, and improvements to, its operating and financial systems and will require the Company to expand, train and manage its employee base. Furthermore, the ability of the Company to expand its operations will, among other things, depend upon its ability to identify acquisitions in the future, or, if identified, to arrive at price and terms which are attractive to the Company and may also depend on consents from third parties, including regulatory authorities. Although the Company believes that it has made adequate allowances for the costs and risks associated with future growth and expansion, there can be no assurance that the Company's systems, procedures or controls or financial resources will be adequate to support the Company's operations, that management will be able to keep pace with such growth and/or expansion, and that the Company will be able to successfully consummate future acquisitions on terms acceptable to the Company, or at all. If the Company is unable to manage growth and/or expansion effectively, the Company's business, operating results and financial condition and its ability to generate sufficient cash flow to service its indebtedness, including the New Notes, will be materially and adversely affected which would also adversely affect the value of the Common Stock.


RISKS RELATED TO POTENTIAL FUTURE ACQUISITIONS


     The Company intends in the future to pursue acquisitions of complementary services, technologies or businesses, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions except as described in this Prospectus. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns.


UNCERTAINTY OF MARKET ACCEPTANCE; POTENTIAL LACK OF SUBSCRIBER DEMAND


     The Company's success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond the Company's control, including the extent to which prospective subscribers will use the Company's services. The Company's ability to service its indebtedness, including the Existing Notes and New Notes, is subject to the successful implementation of its growth strategy which, in turn, is premised, among other things, on the Company's expectation that demand for its current services will increase significantly in its existing markets and that there will be strong demand for services introduced by the Company in the future. The Company has only recently begun providing telecommunications services in Peru. Subscriber demand for the Company's services in the markets in which it currently operates and in those in which it expects to operate is uncertain. See "--Competition" and "--Rapid Industry and Technological Change." Failure to gain market acceptance for, or subscriber demand of, current or planned services would have a material adverse effect on the Company. In addition, the Company has incurred and will continue to incur significant operating expenses and has made, and will continue to make, significant capital investments. Accordingly, any material miscalculation by the Company with respect to its strategy or business plan is likely to have a material adverse effect on the Company. See "--Significant Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CONSTRUCTION RISKS


     The operating companies in which the Company invests may require substantial construction of new, or additions to existing, network systems. Construction activity may require the Company to obtain qualified subcontractors, the availability of which varies significantly from country to country. Construction projects are subject to overruns and delays not within the control of the Company or its subcontractors, such as those caused by government entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings can be delayed if the operating companies or their subcontractors have difficulty in obtaining easements from private parties. Failure to complete construction on a timely basis could jeopardize a system's subscriber contracts, franchises and licenses or the Company's ability to preempt its competition.


FAILURE TO EXCHANGE EXISTING NOTES


     The New Notes will be issued in exchange for Existing Notes only after timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

DISCRETIONARY USE OF FUNDS


     The Company expects to use the net proceeds of approximately $142.5 million from the Initial Offering as follows: (i) $62.0 million to expand and operate the Company's fiber optic network in Peru and Chile; (ii) up to $7.2 million to consummate the Iusatel Acquisition; (iii) $2.9 million to redeem the Convertible Debentures; (iv) $1.5 million to pay existing short-term liabilities of the Company, including outstanding bank debt and trade payables;
(v) $975,000 to pay indebtedness under the bridge notes; and (vi) the remaining amounts for general corporate purposes. The Indenture requires the Company to allocate at least 60% of the aggregate amount of Collateral Funds released from the Collateral Account for Permitted Expenditures in connection with Acquisition Costs or Systems Costs directly related to the Company's telecommunications businesses in Peru. The Company cannot predict in which, if any, of its existing or future development opportunities it will ultimately invest. While the Company currently expects to use the proceeds of the Initial Offering as set forth above, if the Company does not invest in these projects or invests a different amount than currently anticipated, subject to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, the Company would use any remaining cash to fund other development projects and/or acquisitions and for general corporate purposes. See "Use of Proceeds."


     Pursuant to the Proceeds Pledge and Escrow Agreement, the Company deposited $69.3 million of the net proceeds in an account under the Trustee's exclusive dominion and control pending application of such funds by the Company for the payment of (i) Permitted Expenditures; (ii) in the event of a Change of Control, the Change of Control Payment and (iii) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith. In the event that on or after October 27, 2000, Collateral Funds remain in the Collateral Account, each holder of Existing Notes and New Notes will have the right to require the ICCA to repurchase all or any part of such holder's Existing Notes and New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of the Existing Notes and New Notes does not remain outstanding, ICCA will be required by the terms of the Indenture to redeem all of the Existing Notes and New Notes at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of New Notes--Proceeds Pledge and Escrow Agreement."


     After the consummation of the Special Offer to Purchase, the Company shall apply all funds held in the Collateral Account not previously released pursuant to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, at its option, to the acquisition of a controlling interest in a Permitted Business, making of a capital expenditure or acquisition of other assets, in each case, in a Permitted Business or to the reduction of senior Indebtedness of ICCA or Indebtedness of any of its Restricted Subsidiaries.


COMPETITION

     The international telecommunications industry is highly competitive. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in each of its markets, including global alliances among some of the world's largest telecommunications carriers, PTTs, wireless telephone companies and microwave carriers. Other existing and potential competitors include cable television companies, railway companies, electric companies and other utilities with rights-of-way and large end-users which have private networks. The intensity of such competition has recently increased and the Company believes that such competition will continue to intensify as the number of new market entrants increases. Many of the Company's existing and potential competitors have substantially greater financial, marketing and other resources than the Company. If the Company's competitors devote significant additional resources to the provision of telecommunications services to the Company's target customer base, such action would have a material adverse effect on the Company's business, financial condition and/or results of operations. There can be no assurance that the Company will be able to compete successfully against such existing and potential competitors.

     Competition for customers in the telecommunications industry is primarily based on price and, to a lesser extent, on the type and quality of services offered. The Company has no control over the prices set by its competitors, and some of the Company's competitors may be able to use their financial resources to cause severe price competition. Any such price competition would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, intensified competition in certain of the Company's markets may cause the Company to reduce its prices, which may reduce the Company's revenue and margins. See "Business--Business and Services--Chile--Competition" and "--Peru--Competition."


RAPID INDUSTRY AND TECHNOLOGICAL CHANGE


     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. In addition, the telecommunications industry is in a period of rapid technological evolution. The Company is unable to predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position in or what expenditures will be required to develop and provide such products and services. The Company's future financial performance will depend, in part, upon its ability to anticipate and adapt to rapid regulatory and technological changes occurring in the telecommunications industry and upon its ability to offer, on a timely basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. In addition, there can be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market.


DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS


     The Company's success in marketing its services to business and government users requires that the Company provide adequate reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects and breaches of security (by computer virus, break-ins or otherwise), all of which may cause interruptions in service or reduced capacity for customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.


YEAR 2000 CONCERNS


     The Company believes that it has prepared its computer systems and related software to accommodate data sensitive information relating to the Year 2000. The Company expects that any additional costs related to ensuring such systems and software to be Year 2000-compliant will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are Year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no Year 2000 related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.


GOVERNMENT REGULATORY RESTRICTIONS


     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the telecommunications markets in various countries throughout Latin America. There can be no assurance that any such countries will proceed with the expected deregulation on schedule, or at all, or that the trend towards deregulation will not be stopped or reversed. There may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations and growth. See "Business--Regulation."


DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS


     The Company also must obtain easements, rights-of-way, franchises and licenses (collectively, "local approvals") from various private parties, actual and potential competitors and local governments in order to construct and maintain its fiber optic networks. The Company does not yet have all of the approvals required to implement its network business plan in prospective new markets, and there can be no assurance that the Company will be able to obtain and maintain approvals on acceptable terms or that other service providers will not obtain similar approvals that will allow them to compete against the Company or enter a market before the Company. Some of the agreements for approvals obtained by the Company may be short-term or revocable at will, and there can be no assurance that the Company will have continued access to approvals after their expiration. If any of these agreements were terminated or could not be renewed and the Company was forced to remove its fiber optic cable or abandon its network in place, such termination or non-renewal would have a material adverse effect on the Company's business, results of operations and financial condition.


DEPENDENCE UPON LOCAL TELECOMMUNICATIONS PROVIDERS


     The Company is dependent upon incumbent local exchange companies to provide telecommunications services to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON KEY PERSONNEL


     The Company is managed by a small number of key executive officers and operating personnel, including Patricio E. Northland, the Company's Chairman, President and Chief Executive Officer, and Douglas G. Geib II, the Company's Chief Financial Officer, the loss of certain of whom could have a material adverse effect on the Company and the ability of the Company to fulfill its financial obligations, including, without limitation, those under the Existing Notes and New Notes. The Company believes that its future success will depend in large part on its continued ability to attract and retain skilled and qualified personnel with experience in the telecommunications industry. Such employees are in great demand and are often subject to competing offers of employment. The Company has not obtained disability or life insurance policies covering its key executive officers.


COUNTRY RISKS


     GENERAL. The Company has invested significant resources in Latin America and intends to continue to make such investments in Latin America in the future. Accordingly, the Company may be subject to economic, political or social instability or other developments not typical of investments made in the United States. Such events could adversely affect the financial condition and results of operations of the Company, the ability of the Company to repay the Existing Notes and New Notes and the market value and liquidity of the Units, Existing Notes and New Notes, Warrants and/or Warrant Shares. During the past several years, countries in Latin America in which the Company operates or plans to operate have been characterized by varying degrees of inflation, uneven growth rates and political uncertainty. The Company currently does not have political risk insurance in the countries in which it conducts business. While the Company carefully considers these risks when evaluating investment opportunities and seeks to mitigate these and other risks by diversifying its operations in a number of Latin American countries, there is no assurance that the Company will not be materially adversely affected as a result of such risks.


     CURRENCY RISKS AND EXCHANGE CONTROLS. Although ICCA's subsidiaries have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including US dollars, other than local currencies. In addition, the value of ICCA's investment in a subsidiary is partially a function of the currency exchange rate between the US dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The countries in which ICCA's subsidiaries now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance that this situation will continue. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Exchange Rates" and "Business--Regulation-- Peru--Foreign Investment and Exchange Controls" and "--Chile--Foreign Investment and Exchange Controls."


     DEPENDENCE ON LOCAL ECONOMIES; INFLATION. The Company's operations depend upon the economies of the markets in which it operates. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. The Company may be subject to such fluctuations in the local economies in which it operates. To the extent such fluctuations have an effect on the ability of subscribers to pay for the Company's service, the growth of the Company's services in such markets could be impacted negatively. Many of the countries in which the Company operates, or expects to operate, do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential subscribers. Accordingly, the Company may experience a higher level of bad debt expense than otherwise would be the case.


     Certain of the Company's targeted markets are in countries in which the rate of inflation is significantly higher than that of the United States. The Company intends to price its products and services in US dollars to mitigate any effects of inflation; however, there can be no assurance that any significant increase in the rate of inflation in such countries could be offset, in whole or in part, by corresponding price increases by the Company, even over the long-term. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Inflation and Exchange Rates."


     IMPORT DUTIES ON EQUIPMENT. The Company's operations are highly dependent upon the successful and cost-efficient importation of infrastructure equipment from the United States. In the Latin American markets where the Company operates or plans to operate infrastructure equipment is subject to significant import duties and other taxes. Any significant increase in import duties in the future could have a material adverse effect on the Company's results of operations.


     TAX RISKS ASSOCIATED WITH FOREIGN OPERATIONS. Distributions of earnings and other payments, including interest, received from ICCA's subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash ICCA can receive from such entities. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which it owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax-paying position in the United States.


     ICCA may also be required to include in its income for United States federal income tax purposes its proportionate share of certain earnings of those foreign corporate subsidiaries that are classified as "controlled foreign corporations" without regard to whether distributions have been actually received from such subsidiaries. See "Business--Taxation--Peru" and "--Chile."


     ENFORCEMENT OF AGREEMENTS. A number of the agreements ICCA enters into with its non-United States subsidiaries, dealers, subscribers and agents are governed by the laws of, and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operation is located. The Company cannot accurately predict whether such forum will provide it with an effective and efficient means of resolving disputes that may arise in the future. Even if the Company is able to obtain a satisfactory decision through arbitration or a court proceeding, it could have difficulty enforcing any award or judgment on a timely basis. The Company's ability to obtain or enforce relief in the United States is uncertain.


     FOREIGN CORRUPT PRACTICES ACT. As a United States corporation, ICCA is subject to the regulations imposed by the Foreign Corrupt Practices Act (the "FCPA"), which generally prohibits United States companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that the Company has violated the FCPA would have a material adverse effect on the Company.


     CHANGES IN COUNTRY POLICY; CHANGE IN REGULATORY AGENCIES AND POLITICAL STRUCTURES. The Company has obtained and is seeking to acquire licenses in countries throughout Latin America and, accordingly, is subject to government regulation in each market. Much of the Company's planned growth is predicated upon the liberalization of telecommunications markets. The Company has confronted, and is likely to continue to confront, changes in government policy or circumstances that can affect the Company's business and results of operations. There can be no assurance that such events in the future will not have a material adverse effect on the Company's results of operations.


     The governments of the countries in Latin America vary widely with respect to structure, constitution and stability. While Latin American governments have historically exercised extensive influence over their economies, the role of government has declined as countries have liberalized their political structures and economies. However, there can be no assurance that future developments in the government administration of local economies would not materially and adversely impair the Company's business and financial condition, the value of the Units, the Existing Notes and New Notes, the Warrants and/or the Warrant Shares or the Company's ability to pay principal of or interest and Liquidated Damages, if any, on the Existing Notes and New Notes.


     LABOR ISSUES. In most Latin American countries labor unions are considered to be strong and influential. Accordingly, while none of the Company's operations are currently unionized, no assurance can be given that the Company will not encounter strikes or other types of conflicts with labor unions or the Company's personnel in the Company's markets or that such labor disputes will not have an adverse effect on the Company. In addition, in response to pressure by labor unions, many Latin American governments in which the Company targets operations have, at times, actively regulated cross-border transactions, including placing limitations on imported goods. Such regulations may result in delays and increased costs for the Company.


TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES


     The Company has engaged in a large number of transactions with its shareholders, directors, officers and other related parties. There can be no assurance that the terms of these transactions were the same as those that would have resulted from transactions among unrelated parties. The Indenture restricts the Company's ability to engage in transactions with related parties. See "Certain Relationships and Related Party Transactions," "Description of New Notes--Certain Covenants--Affiliate Transactions" and the Report of Independent Certified Public Accountants contained in the consolidated financial statements of the Company contained elsewhere in this Prospectus.


ORIGINAL ISSUE DISCOUNT


     Because a portion of the purchase price for each Unit issued and sold in the Initial Offering was allocable to the Warrants included therein for federal income tax purposes, the Existing Notes and New Notes may be treated as issued with original issue discount unless such original issue discount is considered minimal. The New Notes should be treated as a continuation of the Existing Notes. If original issue discount exists, purchasers of the New Notes therefore generally will be required to include amounts in gross income for Federal income tax purposes in advance of receipt of the cash interest payments on the New Notes to which the income is attributable. See "Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the New Notes resulting from the purchase, ownership or disposition thereof.


     If a bankruptcy case is commenced by or against the Company under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), the claims of a holder of the Existing Notes and New Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Existing Notes and New Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not accrued as of such bankruptcy filing may be deemed to constitute "unmatured interest." A holder of a Senior Note may not have any claim with respect to that portion of the issue price of a Unit allocated to the Warrant issued as part of such Unit.


LACK OF DIVIDENDS


     ICCA does not anticipate paying dividends on the Common Stock for the foreseeable future, and the ability of ICCA to make dividend payments on the Common Stock is restricted by certain covenants in the Indenture. See "Price Range of Common Stock and Dividend Policy" and "Description of New Notes--Certain Covenants--Restricted Payments."


SHARES ELIGIBLE FOR FUTURE SALE


     As of May 14, 1998, ICCA had outstanding 19,084,300 shares of Common Stock. All of such shares may be sold upon consummation of this Offering subject to restrictions set forth in Rule 144 ("Rule 144") promulgated under the Securities Act.


     Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to the exercise of registration rights or otherwise, and even the potential for such sales, may have a material adverse effect on the prevailing market price of the Common Stock and the Warrants included in the Units and could impair the Company's ability to raise capital through the sale of its equity securities.


POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK


     ICCA's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), on terms which may be fixed by the Board of Directors of ICCA without further shareholder approval. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Existing Notes and New Notes. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, financing and other corporate transactions, could have the effect of preventing or making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, capital stock of ICCA, which may adversely affect the market price of the New Notes. The Indenture limits the ability of the Company to issue Preferred Stock. See "Description of New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


RISKS RELATING TO CHANGE OF CONTROL PROVISION


     In the event of a Change of Control, the holders of the Existing Notes and New Notes will have the right to require ICCA to repurchase all or any portion of their Existing Notes and New Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. There can be no assurance that ICCA will have the financial resources to effect any such repurchase. If ICCA has the resources to repurchase the Existing Notes and New Notes upon a Change in Control, such payment may have a material adverse effect on ICCA's liquidity, results of operations and financial condition. Moreover, ICCA's repurchase obligation could have the effect of delaying, deferring or preventing a Change of Control of ICCA and could limit the price that certain investors might be willing to pay in the future for ICCA's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the New Notes--Repurchase at the Option of Holders--Change of Control." In addition, ICCA is a holding company and substantially all of its assets are held by its subsidiaries and all of ICCA's revenues are derived from the operations of such subsidiaries. Accordingly, ICCA's ability to pay the principal of, and interest and Liquidated Damages, if any, on the Existing Notes and New Notes upon a Change of Control is dependent upon earnings of its subsidiaries and the distribution of funds from its subsidiaries. See "-- Holding Company Structure; Inability to Access Cash Flow."


     Indebtedness of ICCA's subsidiaries and the applicable laws of the jurisdictions under which ICCA's subsidiaries are organized may restrict ICCA's current and future subsidiaries from paying any dividends or making any other distributions to ICCA. Thus, in the event a Change of Control occurs, ICCA could seek the consent of its subsidiaries' lenders under such Indebtedness to the purchase of the Existing Notes and New Notes or could attempt to refinance the borrowings that contain such restrictions. If ICCA did not obtain such a consent or repay such borrowings or if the applicable laws of the jurisdictions under which ICCA's subsidiaries are organized restrict such subsidiaries' ability to pay dividends or make other distributions to ICCA, ICCA would likely not have the financial resources to purchase Existing Notes and New Notes and its subsidiaries would be restricted individends to ICCA for the purpose of such purchase. In addition, any such Indebtedness may prohibit ICCA from purchasing any Existing Notes and New Notes prior to their maturity, and may also provide that certain change of control events with respect to ICCA would constitute a default thereunder. In the event a Change of Control occurs at a time when ICCA is prohibited from purchasing Existing Notes and New Notes, ICCA could seek the consent of its lenders to the purchase of Existing Notes and New Notes or could attempt to refinance the borrowings that contain such prohibition. If ICCA did not obtain such consent or repay such borrowings, ICCA would remain prohibited from purchasing Existing Notes and New Notes. In such event, ICCA would be required to seek to refinance the Existing Notes and New Notes or such other borrowings, and there can be no assurance that ICCA would be able to consummate any such refinancing. See "Description of New Notes--Repurchase at the Option of Holders--Change of Control" and "--Substantial Leverage; Ability to Service Indebtedness."



ABSENCE OF A PUBLIC MARKET FOR THE EXISTING NOTES, NEW NOTES AND WARRANTS


     The Existing Notes, New Notes and Warrants are securities for which there is currently no market. The New Notes will be publicly tradable upon the effectiveness of this Registration Statement. However, the Existing Notes and Warrants, which were originally issued and sold by ICAA in a transaction that was exempt from the registration requirements of the Securities Act, are not publicly tradable and may be transferred only pursuant to an effective registration statement filed under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The New Notes are expected to be eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the New Notes or Warrants on any securities exchange or for quotation through NASDAQ. If a market for the New Notes or Warrants were to develop, the New Notes or Warrants could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities.



POSSIBLE SUBORDINATION OR RECOVERY OF PAYMENTS UNDER FRAUDULENT CONVEYANCE LAWS



     Under applicable provisions of the Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Existing Notes, (a) incurred such obligation with an intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration in respect thereof and
(ii)(A) was insolvent at the time of incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Existing Notes and New Notes or, in the alternative, subordinate the Existing Notes and New Notes to existing or future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.


     Management believes that, for purposes of the Bankruptcy Code and state fraudulent transfer or conveyance laws, the Existing Notes and New Notes are issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company will receive reasonably equivalent value or fair consideration in respect thereof and that the Company, after the issuance of the Existing Notes and New Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.


EFFECT OF BANKRUPTCY ON ABILITY TO REALIZE UPON SECURITY


     In order to secure its obligations under the Existing Notes and New Notes, the Company executed and delivered the Proceeds Pledge and Escrow Agreement. The Company granted a first priority security interest to the Trustee, for the benefit of the holders of the Existing Notes and New Notes, in the Pledged Securities, the Pledge Account, the Collateral Funds and the Collateral Account. See "Description of New Notes."



     The proceeds of the Initial Offering constitute "cash collateral" within the meaning of Section 363(a) of the Bankruptcy Code. If the Company becomes the debtor in a proceeding under the Bankruptcy Code, the Company could petition the Bankruptcy Court for permission to use this cash collateral to finance its operations during the pendency of its bankruptcy case. Bankruptcy courts are authorized under Section 363 of the Bankruptcy Code to permit such use if the secured parties consent thereto or if the interests of the secured parties are "adequately protected". The phrase "adequate protection" is defined in Section 361 of the Bankruptcy Code, and includes the providing by the debtor to the secured parties of (i) a cash payment or periodic cash payments; (ii) the providing of an additional or replacement lien to the extent of the debtor's use, sale or lease of the secured party's cash collateral; or (iii) such other relief as will result in the realization of the equivalent of the secured parties' interests in their cash collateral. A grant of adequate protection, including an additional or replacement lien, must be authorized and approved by the bankruptcy court. In authorizing a grant of "adequate protection" to the secured parties, the court will ordinarily hold an evidentiary hearing to determine the value of any additional or replacement collateral to be provided to the secured parties to ensure that such collateral will cover the value of the secured parties' collateral due to the debtor's use thereof. As a result, any additional or replacement collateral to be provided to the secured parties should "adequately protect" the secured parties' interests as determined by the bankruptcy court; however, no assurance can be given by the Company that the secured parties will be adequately protected if the bankruptcy court approves the granting of an additional or replacement lien on the collateral in favor of the secured parties. Because the granting of an additional or replacement lien on collateral in favor of the secured parties must be approved by the bankruptcy court, it is not likely that any such lien obtained by final order of the bankruptcy court, could be subject to attack in the any bankruptcy case or proceeding or other court action involving the debtor. See "Description of New Notes."

                                USE OF PROCEEDS


     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Existing Notes representing an equal aggregate principal amount at maturity. The form and terms of the New Notes are identical in all material respects as the form and terms of the Existing Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Existing Notes surrendered in the exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding indebtedness of the Company.



                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1998.


     The information contained in this table should be read in conjunction with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements including the notes thereto appearing elsewhere in this Prospectus.


                                                                                        AT MARCH 31,
                                                                                            1998
                                                                                  -----------------------
                                                                                   (DOLLARS IN THOUSANDS)
                                                                                        (UNAUDITED)
CASH, RESTRICTED BANK DEPOSITS AND ESCROWS:
 Cash and cash equivalents ....................................................          $  11,428
 Restricted cash and investments ..............................................            113,206
                                                                                         ---------
   Total cash and restricted cash and investments .............................          $ 124,634
                                                                                         =========
Short-term debt:
 Lease obligations ............................................................                233
                                                                                         ---------
   Total short-term debt ......................................................          $     233
                                                                                         =========
Long-term debt:
 Existing Notes and New Notes, net of original issue discount .................          $ 131,791
 Capital lease obligations ....................................................                315
                                                                                         ---------
   Total long-term debt .......................................................          $ 132,106
                                                                                         =========
Stockholders' equity:
 Preferred Stock, $.001 par value, authorized 10,000,000 shares, none issued ..                 --
 Common Stock, $.001 par value, authorized 50,000,000 shares, 19,084,300
   shares issued and outstanding ..............................................          $      19
 Additional paid in capital ...................................................             26,887
 Outstanding warrants .........................................................             26,737
 Accumulated deficit ..........................................................            (31,002)
 Cumulative translation adjustments ...........................................               (238)
                                                                                         ---------
   Total stockholders' equity .................................................          $  22,403
                                                                                         =========
   Total capitalization .......................................................          $ 154,742
                                                                                         =========

                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER


     The Existing Notes were sold by the Company on October 27, 1997 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Existing Notes with qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. As a condition to the sale of the Existing Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Notes within 45 days after the Closing Date; (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days after the Closing Date; (iii) in connection with the foregoing, file (A) all pre-effective amendments to the Registration Statement as may be necessary in order to cause the Registration Statement to become effective, (B) if applicable, a post-effective amendment to the Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualification of the New Notes to be made under the state securities laws (the "Blue Sky Laws") as are necessary to meet the consummation of the Exchange Offer; and (iv) upon effectiveness of the Registration Statement, to commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Existing Notes that were tendered by holders thereof pursuant to the Exchange Offer. Further, the Company is expected to use its reasonable best efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the Registration Statement becomes effective, but in no event later than 30 business days thereafter. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.


RESALE OF THE NEW NOTES



     ICCA makes the Exchange Offer in reliance on the position of the Commission's staff as set forth in certain no-action letters issued to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations of the Commission's staff, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, sold or otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer who acquired such Existing Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the New Notes. However, if any holder acquires the New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes or is a broker-dealer, such holder cannot rely on the position of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 120 days after the Expiration Date. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Existing Notes surrendered pursuant to the Exchange Offer. Existing Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the New Notes are the same as the form and terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will be registered under the Securities Act and hence the New Notes will not bear legends restricting their transfer thereof. The New Notes will evidence the same indebtedness as the Existing Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Existing Notes, such that both series will be treated as a single class of debt securities under the Indenture.


     As of the date of this Prospectus, $150.0 million aggregate principal amount of the Existing Notes are outstanding and registered in the name of Cede & Co., as nominee for the the Depository, in the case of Existing Notes sold pursuant to Rule 144A, and CEDEL, S.A., in the case of Existing Notes sold pursuant to Regulation S. Only a registered holder of the Existing Notes (or such holder's legal representative or attorney-in-fact), as reflected on the records of the Trustee under the Indenture, may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Existing Notes entitled to participate in the Exchange Offer.


     Holders of the Existing Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.


     The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes from the Company.


     Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The Exchange Offer will expire at 5:00 p.m., New York City time on      ,
1998, unless the Exchange Offer is extended by the Company, in its sole discretion.


     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) will mail to the registered holders an announcement thereof,

(iii) will issue a press release or other public announcement which shall include disclosure of the approximate number of Existing Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


     The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to 10 business days depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.


INTEREST ON THE NEW NOTES


     The New Notes bear interest at a rate equal to 14% per annum. Interest on the New Notes is payable semi-annually on each April 27 and October 27, commencing on the first such date following their date of issuance. Holders of New Notes will receive interest on April 27, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Existing Notes from the date of initial delivery to the date of exchange thereof for New Notes. Holders of Existing Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.


PROCEDURES FOR TENDERING


     Only a registered holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.


     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in herein and in the Letter of Transmittal.


     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE

SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.


     Any beneficial owner(s) of the Existing Notes whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer--Withdrawal of Tenders"), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution"), unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.


     If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes.


     If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Existing Notes.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.


     While the Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Existing Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.



     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired by the holder of the Existing Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Commission's staff set forth in certain no-action letters issued to other parties in other transactions,
(iv) the holder understands that secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Existing Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.




RETURN OF EXISTING NOTES


     If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Existing Notes will be credited to an account maintained with the Depository) as promptly as practicable.



BOOK-ENTRY TRANSFER


     The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Existing Notes by causing the Depository to transfer such Existing Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:


     (a) The tender is made through an Eligible Institution;


      (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery") substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Exchange Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Existing Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and


      (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.


     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS


     Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.


     To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.


CONDITIONS


     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the New Notes for, any Existing Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Existing Notes, if the Exchange Offer violates applicable law, rule or regulation or an applicable interpretation of the Commission.


     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Existing Notes (see "The Exchange Offer--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Existing Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.


TERMINATION OF CERTAIN RIGHTS


     All rights under the Registration Rights Agreement (including registration rights) of holders of the Existing Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Existing Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Existing Notes pursuant to Rule 144A,
(iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Existing Notes by broker-dealers for a period of 120 days from the date on which the Registration Statement is declared effective and
(iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 120 days from the date on which the Registration Statement is declared effective; provided, however, that, if any holder of the Existing Notes notifies ICCA within 20 days of the consummation of the Exchange Offer: (A) that such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) that such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Existing Notes acquired directly from the Company or one of its affiliates, then the Company shall: cause to be filed a registration statement pursuant to Rule 415 under the Act, which may be an amendment to the Exchange Offer Registration Statement on or prior to the Shelf Filing Deadline, which registration statement shall provide for resales of all Existing Notes. In the event of a Registration Default, the Company is required to pay Liquidated Damages. See "--Liquidated Damages" and "Description of New Notes--Registration Rights; Liquidated Damages."


LIQUIDATED DAMAGES


     In the event of a Registration Default under the Registration Rights Agreement, the Company is required to pay liquidated damages to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Existing Notes and New Notes constituting Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Existing Notes and New Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 principal amount of Existing Notes and New Notes constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to record holders by wire transfer of immediately available funds or by federal funds check or on each Damages Payment Date as set forth under the Indenture. Following the cure of all Registration Defaults, the payment of liquidated damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Existing Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT


     State Street Bank & Trust Company has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:



               BY MAIL:                          BY HAND DELIVERY:
   State Street Bank & Trust Company     State Street Bank & Trust Company
                  P.O. Box 778               Corporate Trust Department
    Boston, Massachusetts 02102-0078                 4th Floor
       Attention: Sandra Szczsponik           Two International Place
                                          Boston, Massachusetts 02102-0078
           BY OVERNIGHT DELIVERY:           Attention: Sandra Szczsponik
        Corporate Trust Department
   State Street Bank & Trust Company              BY FACSIMILE:
               4th Floor                 State Street Bank & Trust Company
          Two International Place                  (617) 664-5232
       Attention: Sandra Szczsponik
                                               CONFIRM BY TELEPHONE:
                                                   (617) 664-5314

     State Street Bank & Trust Company is an affiliate of the Trustee under the Indenture.


INFORMATION AGENT


     Kissel Blake, Inc. has been appointed as Information Agent in connection with the Exchange Offer. The Information Agent may contact the holders of Existing Notes by mail, telephone, telegraph, facsimile and personal interview and may request brokers, dealers and other nominees for Existing Noteholders to forward material relating to the Exchange Offer to beneficial owners of Existing Notes. ICCA will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. ICCA has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Exchange Offer, including, without limitation, certain liabilities under the federal securities laws. Questions and requests for assistance may be requested from the Information Agent at the following address: Kissel-Blake, Inc., 110 Wall Street, New York, New York 10005, Toll Free Number (800) 554-7733.


FEES AND EXPENSES


     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.


     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.



     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent, Trustee and Information Agent, accounting and legal fees and printing costs, among others.


     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


CONSEQUENCE OF FAILURE TO EXCHANGE


     Participation in the Exchange Offer is voluntary. holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.


     The Existing Notes which are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.


ACCOUNTING TREATMENT



     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 1996 and 1997 give effect to the Senior Note Offering, the application of proceeds therefrom and the consummation of the acquisition of FirstCom Long Disatance ("FCLD") as if they each had occurred at the beginning of the relevant period. The PCLD acquisition is accounted for under the purchase method of accounting.


     The Unaudited Pro Forma Condensed Combined Statements of Operations and accompanying notes should be read in conjunction with the Company's consolidated financial statements and FCLD's Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The pro forma statements do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events had occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date. The pro forma adjustments are based upon available information and certain adjustments that the Company believes are reasonable. In the opinion of the Company, all adjustments have been made that are necessary to present fairly the pro forma statements.

                   INTERAMERICAS COMMUNICATIONS CORPORATION
         UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)




                                                                        YEAR ENDED DECEMBER 31, 1997
                                                               HISTORICAL                PRO FORMA         PRO FORMA
                                                           ICCA         FCLD(1)       ADJUSTMENTS(2)         ICCA
                                                       ------------   -----------   ------------------   ------------
Sales ..............................................    $   1,130      $  9,797                           $  10,927
Operating Expenses:
 Cost of Sales .....................................        1,203         6,079                               7,282
 Selling,general and administrative ................        9,318         4,762              (508)(b)        13,572
 Depreciation and amortization .....................          967           489               308 (a)         1,764
                                                        ---------      --------              ----         ---------
Loss from operations ...............................      (10,358)       (1,533)              200           (11,691)
Other income (expense) .............................        1,247          (394)                                853
Interest expense ...................................       (6,521)         (439)          (18,036)(b)       (24,996)
                                                        ---------      --------           -------         ---------
Net loss ...........................................      (15,632)       (2,366)          (17,836)          (35,834)
Net loss per common share ..........................    $   (0.94)                                        $   (2.15)
Weighted average common shares outstanding .........       16,668                                            16,668



                                                                       YEAR ENDED DECEMBER 31, 1996
                                                              HISTORICAL                PRO FORMA         PRO FORMA
                                                           ICCA        FCLD(1)       ADJUSTMENTS(2)         ICCA
                                                       -----------   -----------   ------------------   ------------
Sales ..............................................    $    652      $  7,822                               8,474
Operating Expenses:
 Cost of Sales .....................................         958         5,598                               6,556
 Selling,general and administrative ................       3,345         5,068                               8,413
 Depreciation and amortization .....................         706           519               308 (a)         1,533
                                                        --------      --------               ---             -----
 Loss from operations ..............................      (4,357)       (3,363)             (308)           (8,028)
Other income (expense) .............................         (23)         (444)                               (467)
Interest expense ...................................        (246)       (1,361)          (21,277)(b)       (22,884)
                                                        --------      --------           -------           -------
Net loss ...........................................      (4,626)       (5,168)          (21,585)          (31,379)
Net loss per common share ..........................    $  (0.31)                                        $   (2.12)
Weighted average common shares outstanding .........      14,796                                            14,796

                   INTERAMERICAS COMMUNICATIONS CORPORATION
     NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         (IN THOUSANDS OF U.S. DOLLARS)


     (1) Represents condensed financial information derived from the FCLD Financial Statements included elsewhere in this Prospectus. The FCLD Financial Statements have been prepared in accordance with Chilean GAAP. For comparative purposes, the amounts disclosed for the year ended December 31, 1996 have been restated in terms of Chilean Pesos as of December 31, 1997 purchasing power. Such financial statements also include, for convenience of the reader, translation of amounts from Chilean Pesos to U.S. dollars at the exchange rate on December 31, 1997 of Ch$439.18=US$1.


     The information below for FCLD reconciles the Chilean GAAP convenience translation balances to US GAAP. The adjustment column reflects (a) the principal differences between Chilean GAAP and US GAAP included in Note 30 to the FCLD Financial Statements' and (b) the impact of remeasuring (translating) amounts in accordance with the criteria set forth in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation," using the current rate method of translation, as the Chilean Peso is considered to be the functional currency and the books and records are maintained in that currency - under such method all revenues and expenses are translated using the exchange rate of the transaction date.



                                                        YEAR ENDED DECEMBER 31, 1997
                                                 CHILEAN GAAP       US GAAP        US GAAP
                                                     THUS$        ADJUSTMENTS       THUS$
                                                --------------   -------------   -----------
Sales .......................................      $  9,562            235           9,797
Operating Expenses:
 Cost of Sales ..............................         7,050           (971)          6,079
 Selling,general and administrative .........         4,231            531           4,762
 Depreciation and amortization ..............           481              8             489
                                                   --------           ----           -----
Loss from operations ........................        (2,200)           667          (1,533)
Other income (expense) ......................          (559)           165            (394)
Interest expense ............................          (392)           (47)           (439)
                                                   --------           ----          ------
Net loss ....................................        (3,151)           785          (2,366)



                                                        YEAR ENDED DECEMBER 31, 1996
                                                 CHILEAN GAAP       US GAAP        US GAAP
                                                     THUS$        ADJUSTMENTS       THUS$
                                                --------------   -------------   -----------
Sales .......................................      $  8,176            (354)         7,822
Operating Expenses:
 Cost of Sales ..............................         4,862             736          5,598
 Selling,general and administrative .........         5,273            (205)         5,068
 Depreciation and amortization ..............           540             (21)           519
                                                   --------            ----          -----
Loss from operations ........................        (2,499)           (864)        (3,363)
Other income (expense) ......................           277            (722)          (444)
Interest expense ............................        (1,421)             60         (1,361)
                                                   --------            ----         ------
Net loss ....................................        (3,643)         (1,525)        (5,168)

     (2) Represents pro forma adjustments to reflect the Senior Note Offering and the FCLD acquisition as if both transactions had occurred at the beginning of the period presented.



                                                               FOR THE YEAR ENDED     FOR THE YEAR ENDED
                                                                DECEMBER 31, 1996     DECEMBER 31, 1997
                                                              --------------------   -------------------
   (a) Depreciation and amortization represents the
      amortization of intangible assets acquired in the
      FCLD acquisition over a 20 year period ..............        $     308              $     308
   (b) Interest expense on $150.0million of Senior Notes at
      an interest rate of 14.0% per annum .................        $ (21,000)             $ (21,000)
    Represents current amortization expense related to
      deferred financing costs and original issue discount
      attribuable to warrants using the level yield method
      over a 10 year period ...............................           (1,277)                (1,277)
    Elimination of historical interest expense of FCLD
      for debt that will not be assumed by the Company
      pursuant to the acquisition of FCLD .................            1,000                     --
    Elimination of (i) previously recorded interest cost  s
      associated with the issuance of Convertible
      Debentures during 1997 and (ii) interest costs
      recognized related to the Senior Notes. .............               --                  4,749
                                                                   ---------              ---------
                                                                   $ (21,585)             $ (17,836)

                       SELECTED HISTORICAL FINANCIAL DATA


ICCA


     The selected historical financial data presented below as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1994, 1995, 1996 and 1997 have been derived from the consolidated financial statements of the Company which were audited by Price Waterhouse LLP, independent certified public accountants. The summary condensed historical statement of operations data for the year ended December 31, 1993 was derived from unaudited financial statements of the Company. The summary condensed consolidated historical statement of operations data for the three months ended March 31, 1998 and 1997 and balance sheet data as of March 31, 1998 were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus and which in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for the three months ended March 31, 1998 are not necessarily indicative of results of operations that may be expected for future periods or for the year ended December 31, 1998. The selected historical financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, and other financial information included elsewhere in this Prospectus.


     The Consolidated Financial Statements of the Company have been prepared in accordance with U.S. GAAP. The financial statements of subsidiaries outside the United States are prepared using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. The resultant translation adjustments are included as a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the statement of operations.



                   INTERAMERICAS COMMUNICATIONS CORPORATION


                                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------
                                                 1993
                                             (UNAUDITED)      1994         1995         1996        1997
                                            ------------- ----------- ------------- ----------- ------------
                                              (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NET LOSS PER COMMON
                                                                         SHARE)
HISTORICAL OPERATING DATA(1):
 Sales ....................................    $   --      $     34     $     224    $    652    $    1,130
 Operating expenses .......................       (67)       (2,207)       (2,722)     (5,009)      (11,488)
                                               ------      --------     ---------    --------    ----------
 Loss from operations .....................       (67)       (2,173)       (2,498)     (4,357)      (10,358)
 Interest income and other expense ........       (13)          (45)          (56)        (23)        1,247
 Interest expense .........................          (7)       (313)         (319)       (246)       (6,521)
                                               ---------   --------     ---------    --------    ----------
   Net loss ...............................    $  (87)     $ (2,531)    $  (2,873)   $ (4,626)   $  (15,632)
                                               ========    ========     =========    ========    ==========
 Net basic and diluted loss per share          $(4.58)    $   (1.30)    $   (0.31)  $   (0.31)   $    (0.94)
 Weighted average shares
   outstanding ............................        19         1,952         9,407      14,796        16,668
CASH FLOWS:
 Cash used in operating activities ........    $ (126)    $    (489)    $  (2,150)  $  (3,934)   $   (4,889)
 Cash used in investing activities ........      (310)       (2,049)       (1,170)     (2,968)     (127,482)
 Cash provided by financing activities            418         2,649         3,263       7,570       146,584

                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                                  (UNAUDITED)
                                            -----------------------
                                                1997        1998
                                            ----------- -----------
                                            (AMOUNTS IN THOUSANDS OF
                                                    DOLLARS,
                                              EXCEPT NET LOSS PER
                                                 COMMON SHARE)
HISTORICAL OPERATING DATA(1):
 Sales ....................................  $    324    $  3,327
 Operating expenses .......................    (1,351)     (4,904)
                                             --------    --------
 Loss from operations .....................    (1,027)     (1,577)
 Interest income and other expense ........        18       1,761
 Interest expense .........................      (215)     (5,403)
                                             --------    --------
   Net loss ...............................  $ (1,224)   $ (5,219)
                                             ========    ========
 Net basic and diluted loss per share        $  (0.08)   $  (0.27)
 Weighted average shares
   outstanding ............................    16,153      19,084
CASH FLOWS:
 Cash used in operating activities ........    (1,002)     (1,788)
 Cash used in investing activities ........      (742)        (49)
 Cash provided by financing activities          2,054      (1,671)

                                                         AT DECEMBER 31,              AT MARCH 31,
                                                ----------------------------------        1998
                                                  1995        1996         1997       (UNAUDITED)
                                                --------   ---------   -----------   -------------
BALANCE SHEET DATA:
 Cash and cash equivalents ..................    $   57     $   723     $ 14,936        $ 11,428
 Restricted cash and investments(2) .........        --          --      118,920         113,206
 Total assets ...............................     4,347      10,354      172,631         168,443
 Current debt:
 Convertible debentures .....................        --          --        1,550              --
  Lease obligations .........................        11         114          313             233
 Long-term liabilities:
  Lease obligations .........................       210         248          356             315
  Existing Notes and New Notes, net .........                            131,626         131,791
  Stockholders' equity ......................       670       8,280       27,622          22,403




                                                               YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------
                                               1993       1994         1995         1996          1997
                                            --------- ------------ ------------ ------------ -------------
OTHER FINANCIAL DATA:
 EBITDA(3) ................................   $ (87)    $ (2,097)    $ (2,102)    $ (3,651)    $  (9,391)
 Depreciation and amortization ............      --           76          396          706           967
 Capital expenditures. ....................     310        1,849          720        1,453         2,763
 Ratio of earnings to fixed charges(4) ....      --           --           --           --            --
 Deficiency of earnings to cover
   fixed charges ..........................     (87)      (2,531)      (2,873)      (4,626)      (15,632)

                                               THREE MONTHS ENDED
                                                   MARCH 31,
                                                  (UNAUDITED)
                                            ------------------------
                                                1997        1998
                                            ----------- ------------
OTHER FINANCIAL DATA:
 EBITDA(3) ................................  $    (807)   $ (1,113)
 Depreciation and amortization ............        220         464
 Capital expenditures. ....................        392       5,762
 Ratio of earnings to fixed charges(4) ....         --        0.07x
 Deficiency of earnings to cover
   fixed charges ..........................     (1,224)     (5,219)


---------------
(1) Historical financial data includes the operations of Resetel, acquired on May 7, 1996, and FirstCom Networks, acquired on July 31, 1996, from their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Restricted cash and investments represents proceeds of the Initial Offering that are to be used for the purchase of telecommunications equipment in Peru and Chile and for payment of interest on the Existing Notes and New Notes. See "Description of Existing Notes and New Notes--Proceeds Pledge and Escrow Agreement."

(3) "EBITDA" represents loss form operations before interest, taxes, depreciation and amortization. EBITDA is presented because it is commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. However, EBITDA should not be considered as an alternative to net income, as a measure of operating results, cash flows or as a measure of liquidity in accordance with generally accepted accounting principles. Also, EBITDA may not be comparable to similarly entitled measures reported by other companies.

(4) In calculating the ratio of earnings to fixed charges, earnings consists of net loss prior to income taxes and fixed charges. Fixed charges consist of interest expensed and capitalized and amortization of debt issuance costs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this document.


OVERVIEW


GENERAL


     The Company is a next generation provider of intelligent telecommunication services. The Company's mission statement is to be the leading services provider of high bandwidth integrated telecommunications services to businesses and other high volume users operating in key Latin American markets, creating great opportunities for its customers, employees, investors and other partners.



     The Company's strategy is to (i) build facilities based fiber optic and digital switching intelligent networks; (ii) develop strategic relationships with technology network vendors and developers of Internet-based software; and
(iii) provide end-to-end network solutions to business customers.


     Today, the Company is constructing state-of-the-art fiber optic ATM networks in Santiago, Chile and Lima, Peru. ATM is an information transfer standard that is one of a general class of packet technologies. ATM can be used by many different information systems, including local area networks to deliver traffic at varying rates, permitting a mix of voice, data, video and multimedia. As of March 31, 1998, the Company had installed approximately (i) 120 kilometers of fiber optic cable through most of Santiago's downtown business district and the outlying industrial and airport corridor and (ii) 230 kilometers of fiber optic cable through the major commercial and industrial districts of Lima, and the port city of Callao. During the second and third quarter of this year the Company intends to substantially complete the installation of the ATM backbone equipment in both Peru and Chile.


     The Company has historically operated as a Latin American telecommunications development stage company, which has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The following table sets forth the name, principal market and date of acquisition of each entity acquired by the Company.

NAME                                                       MARKET      DATE OF ACQUISITION     ACQUISITION PRICE(1)
------------------------------------------------------   ----------   ---------------------   ---------------------
Hewster Servicios Intermedios, S.A. ("HSI") ..........   Santiago     July 15, 1994             $ 9.2 million(2)
Visat, S.A. ("Visat") ................................   Santiago     September 23, 1994          1.1 million
Resetel ..............................................   Lima         May 7, 1996                 2.8 million
Hewster, S.A. ("HSA ") ...............................   Santiago     July 31, 1996               1.5 million
Iusatel Chile, S.A. ("Iusatel") ......................   Santiago     December 17, 1997           5.9 million

----------------
(1) The acquisition price represents the purchase price as defined in the respective stock purchase agreement and excludes any other acquisition related costs.
(2) The acquisition of HSI was accounted for as a reverse acquisition, resulting in HSI acquiring the Company, for accounting purposes, and the recapitalization of HSI.


     In Chile the Company operates three wholly owned subsidiaries, FirstCom Networks (formerly operated by the Company under the names of Hewster Servicios Intermedios, S.A. and Hewster S.A.), FirstCom Long Distance (formerly Iusatel Chile S.A.) and Visat S.A. ("Visat").


     FirstCom Networks currently provides businesses in Santiago with high quality voice and data communications services on a private line basis, including local area network interconnections, remote terminal access, PBX to PBX connections, remote printing capabilities and high speed access to the Internet through arrangements with a Chilean based ISP. In addition, FirstCom Networks provides its customers with local and wide area network design, engineering, installation, systems' integration and support services. FirstCom Long Distance provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. Visat holds a government concession to provide intermediate telecommunications services, including the installation and operation of a network of 12 satellite earth stations and a switch throughout Chile, which allows the Company to transmit satellite communications.


     In Peru, the Company operates as a wholly owned subsidiary, Red de Servicios Empresariales de Telecommunicaciones, S.A. ("Resetel"). Upon completion of its fiber optic network, Resetel intends to aggressively provide multinational, national and local businesses a broad array of high quality data, video and voice communication services, including LAN interconnection, frame relay, remote terminal access and dedicated channels for access to the Internet, on a private line basis. Resetel intends to expand its existing service offerings to provide local public switched telephone service upon liberalization of Peru's telecommunications markets and expiration of Telefonica del Peru's exclusive concession to provide public switched local and long distance telephony services, which is scheduled to occur in July 1999.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997


     DURING DECEMBER 1997 THE COMPANY ACQUIRED FIRSTCOM LONG DISTANCE S.A. (FORMERLY IUSATEL CHILE S.A.). THE COMPANY'S COMPARATIVE OPERATING RESULTS DURING THE FIRST QUARTER OF 1998 WAS SIGNIFICANTLY IMPACTED BY THIS ACQUISITION AS DISCUSSED IN MORE DETAIL BELOW. DURING THE NEXT SIX MONTHS THE COMPANY INTENDS TO CONTINUE TO BUILD-OUT ITS FIBER OPTIC NETWORKS IN PERU AND CHILE AND PLANS TO AGGRESSIVELY WIRE MANY OF THE BUILDINGS THAT INCLUDE THE COMPANY'S TARGETED CUSTOMERS. DURING THE FOURTH QUARTER OF 1998, THE COMPANY BELIEVES IT WILL BEGIN TO SHOW MARKED INCREASES IN REVENUES GENERATED FROM NETWORK SERVICES.


     REVENUES. The Company's revenues are derived primarily from its operations in Chile. During the first quarter of 1998 FirstCom Long Distance contributed approximately 89% of total revenues. The Company expects revenues to increase over the next few years due to the completion of the Company's ATM fiber optic networks and the related expansion of its operations in Peru and Chile.


     The Company's revenues were $3,327,000 for the three months ended March 31, 1998 as compared to $324,000 for the three months ended March 31, 1997 and $277,000 for the three months ended December 31, 1997. This increase during the first quarter of 1998 was due to the acquisition of FirstCom Long Distance. FirstCom Long Distance generated revenues during the first quarter of approximately $3.0 million through the sale of approximately 9.2 million minutes resulting in an average revenue per minute of approximately $.32. Network revenue during the first quarter of 1998 of $327,000 consisted primarily of equipment sales and system integration services.


     COST OF REVENUES. The Company's cost of revenues is derived primarily from its operations in Chile. Costs of revenues include both the cost of services provided and the cost of equipment sold. During the first quarter of 1998 cost of revenues relate principally to FirstCom Long Distance and include access charges paid to local exchange carriers and transmission payments to other carriers. Costs of revenues also include payments for rights of way related to the Company's fiber optic networks. The Company anticipates that the cost of revenues will increase with the expansion of its operations.


     The Company's cost of revenues was $2,609,000 for the three months ended March 31, 1998 as compared to $316,000 for the three months ended March 31, 1997 and $261,000 for the three months ended December 31, 1997. This increase was attributable to the acquisition of FirstCom Long Distance.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist principally of salaries, wages and related liabilities, professional fees related to legal, recruiting and accounting, advertising and marketing costs, and travel. The Company expects selling, general and administrative expenses to increase over time as it continues to expand its operations.


     The Company's selling, general and administrative expenses were $1,831,000 for the three months ended March 31, 1998 as compared to $815,000 for the three months ended March 31, 1997 and $2,254,000 for the three months ended December 31, 1997. This increase was primarily attributable to the acquisition of FirstCom Long Distance. At March 31, 1998 the Company had approximately 150 employees compared to 130 employees at December 31, 1997. The Company expects to increase the number of its employees during the second and third quarters of this year.


     DEPRECIATION AND AMORTIZATION. The Company depreciates its telecommunications networks and intangible assets over their estimated useful lives. The Company believes that depreciation and amortization expense will continue to increase with the expansion of its operations.


     The Company's depreciation and amortization expenses were $464,000 for the three months ended March 31, 1998 as compared to $220,000 for the three months ended March 31, 1997 and $309,000 for the three months ended December 31, 1997. This increase was primarily attributable to an increase in depreciation and amortization expense related to certain assets purchased in the acquisition of FirstCom Long Distance.


     INTEREST EXPENSE. The Company currently incurs interest expense on the outstanding Senior Notes and capital leases. Interest expense has been reduced for amounts capitalized related to the Company's construction of its fiber optic networks. Interest costs reported with respect to the Company's Senior Notes includes amortization of (i) deferred financing costs and (ii) original issue discounts related to detachable warrants.


     The Company's interest expense was $5,403,000 for the three months ended March 31, 1998 as compared to $215,000 for the three months ended March 31, 1997 and $4,391,000 for the three months ended December 31, 1997. This increase was due to a full quarter of financing costs related to the Senior Notes that were issued on October 21, 1997. Of the total interest costs incurred by the Company for the three months ended March 31, 1998 and 1997, $206,000 and $132,000, respectively, of such costs were capitalized in connection with the Company's construction of its fiber optic network in Lima, Peru.


     The Company expects annual interest expense to be at least $22,500,000 in the future due to the interest payable on Senior Notes and amortization of the related original issue discount and deferred financing costs.


     INTEREST INCOME AND OTHER. The Company currently earns interest income on cash and cash equivalents, restricted cash, and restricted investments.


     The Company's interest income and other was $1,761,000 for the three months ended March 31, 1998 as compared to $18,000 for the three months ended March 31, 1997 and $1,267,000 for the three months ended December 31, 1997. This increase was primarily attributable to an entire quarter of interest income earned on the Company's restricted cash and investments.


     INCOME TAXES. The Company is subject to federal, state and foreign income taxes but has incurred no liability for such taxes due to net operating losses incurred. Under certain circumstances these net operating losses could be used to offset future taxable income. The Company's net deferred tax assets, which result primarily from the future benefit of these net operating losses, are fully offset by a valuation allowance for the same amount because of the uncertainty surrounding the future realization of these net operating loss carryforwards. However, as the Company expands its fiber optic networks in Chile and Peru, the Company expects to generate taxable income. Certain tax benefits could expire prior to the time the Company generates taxable income.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     SALES. The Company's sales were $1,130,000 for the year ended December 31, 1997 as compared to $652,000 for the year ended December 31, 1996. This increase of approximately $478,000, was attributable to the inclusion of a full year of FirstCom Networks' operations, as compared to five months in 1996.


     COST OF REVENUES. The Company's cost of revenues, relating principally to the Company's operations in Chile, was $1,203,000 for the year ended December 31, 1997 as compared to $958,000 for the year ended December 31, 1996. This increase of approximately $245,000, was attributable to services provided by FirstCom Networks.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses were $4,678,000 for the year ended December 31, 1997 as compared to $3,272,000 for the year ended December 31, 1996. This increase of approximately $1,406,000, was primarily attributable to an increase in corporate expenses related to salaries, professional fees and travel attributable to the ongoing support of the Company's subsidiary operations, as well as corporate development opportunities, and expenses attributable to the Company's Resetel and FirstCom Networks subsidiaries which were acquired by the Company in May and July 1996, respectively.



     The significant components of selling, general and administrative expenses were as follows:


                                   1996         1997
                               -----------   ----------
Compensation ...............    1,202,000    2,775,000
Professional fees ..........      956,000      728,000
Travel .....................      292,000      254,000
Other ......................      822,000      921,000


     COMMON STOCK AND STOCK OPTION COMPENSATION. This expense is directly attributable to the intrinsic value of shares of Common Stock and stock options issued to certain officers and former directors of the Company during 1997. Common Stock and stock options were issued to officers to reflect the value attributable to their services. Common Stock and stock options issued to former directors were issued to compensate them for services rendered to the Company pursuant to an agreement signed in October 1997.


     DEPRECIATION AND AMORTIZATION. The Company's depreciation and amortization expenses were $967,000 for the year ended December 31, 1997 as compared to $706,000 for the year ended December 31, 1996. This increase of $261,000 was primarily attributable to an increase in amortization expense related to the intangible assets purchased in the acquisitions of Resetel and FirstCom Networks.



     INTEREST EXPENSE. The Company's interest expense was $6,521,000 for the year ended December 31, 1997 as compared to $246,000 for the year ended December 31, 1996. This increase of approximately $6,275,000 was due to additional financing costs related to the Existing Notes and New Notes, the issuance of convertible debentures in February and May 1997 and the non-cash charge of $852,000 related to the value of 300,000 shares of common stock issued to an individual for certain past financial assistance provided to the Company. Of the total interest costs incurred by the Company for the year ended December 31, 1997, $712,000 of such costs were capitalized in connection with the Company's construction of its fiber optic network in Lima, Peru.



YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


     SALES. The Company's sales were $652,000 for the year ended December 31, 1996 as compared to $224,000 for the year ended December 31, 1995. This increase of approximately $428,000, was attributable to additional services provided by the Company through its HSA subsidiary, which was acquired in July 1996.

     COST OF SALES. The Company's cost of sales was $958,000 for the year ended December 31, 1996 as compared to $408,000 for the year ended December 31, 1995. This increase of approximately $550,000, was attributable to added costs associated with the increase in sales discussed above.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses were $3,272,000 for the year ended December 31, 1996 as compared to $1,906,000 for the year ended December 31, 1995. This increase of approximately $1,366,000, was primarily attributable to an increase in corporate expenses related to salaries, professional fees, consulting fees and travel attributable to the ongoing support of the Company's subsidiary operations as well as corporate development opportunities, and expenses attributable to the Company's Resetel and HSA subsidiaries which were acquired by the Company in May 1996 and July 1996, respectively.


     The significant components of selling, general and administrative expenses were as follows:

                                  1995        1996
                               ---------   ----------
Compensation ...............   934,000     1,202,000
Professional fees ..........   562,000       956,000
Travel .....................   111,000       292,000
Other ......................   299,000       822,000

     DEPRECIATION AND AMORTIZATION. The Company's depreciation and amortization expenses were $706,000 for the year ended December 31, 1996 as compared to $396,000 for the year ended December 31, 1995. This increase of $310,000 was attributable to an increase in amortization expense related to the intangible assets purchased in the acquisitions of Resetel and HSA, as well as additional depreciation expense related to the commencement of operations of the Company's fiber optic network in Chile.



     The Company's 1996 second and third quarter interim financial statements reflected a purchase price for Resetel of approximately $6,000. This value was based on the share price transacted in the private placement that closed in August 1996. Given the significant volatility of the Company's stock price, and the relatively "thin" market of its shares, current executive management believes the purchase price documented in the Resetel Purchase Agreement of $2.8 million dated May 7, 1996, which reflects the value of similar transactions, including the net proceeds per share in the March 1996 private placement, is a better indicator of the purchase price. The amended purchase price resulted in a reduction of the value assigned to the acquired intangible assets. This will result in reduced annual amortization expense of approximately $160,000 over the twenty-year life of the intangible.



     INTEREST EXPENSE. The Company's interest expense was $246,000 for the year ended December 31, 1996 as compared to $319,000 for the year ended December 31, 1995. This decrease of approximately $73,000, was due to a reduction in the Company's outstanding indebtedness during 1996.


LIQUIDITY AND CAPITAL RESOURCES



     Since inception, the Company has been primarily engaged in start-up activities requiring substantial expenditures. Consequently, the Company has reported losses from operations, before interest, of approximately $2.5 million, $4.4 million and $10.4 million for the years ended December 31, 1995, 1996 and 1997, respectively, as well as a loss from operations before interest of $1.6 million for the three months ended March 31, 1998. In addition, the Company has reported cash used in investing activities of approximately $1.2 million, $3.0 million and $127.5 million for the years ended December 31, 1995, 1996 and 1997, respectively, as well as cash used in investing activities of $49,000 for the three months ended March 31, 1998. Cash used in investing activities related primarily to the purchase of property and equipment and the acquisitions of Visat, FirstCom Networks and FirstCom Long Distance and the purchase and use of restricted cash and investments. Further development of the Company's business and the expansion of its fiber optic networks, service offerings and customer base will require significant additional expenditures, and the Company expects that it will have significant operating losses and net cash outflows from operating and investing activities through at least 1999.

     Since inception, the Company has funded its cash needs through a combination of private equity and debt placements.


     On October 27, 1997, the Company consummated the Senior Note Offering of 150,000 Units consisting of an aggregate of $150.0 million aggregate principal amount of 14% Existing Notes and New Notes due October 27, 2007 and 5,250,000 Unit Warrants to purchase 5,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. The Unit Warrants entitle the holders thereof to acquire an aggregate of 5,250,000 shares of Common Stock, representing approximately 15.1% of the Common Stock of the Company on a fully diluted basis as of the date of the consummation of the Senior Note Offering (assuming full vesting and exercise of all options and warrants outstanding at March 31, 1998), at an exercise price of $4.40 per share. In addition, the Initial Purchaser of the Units in the Senior Note Offering, was granted 2,250,000 warrants to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share.


     The net proceeds to the Company from the Senior Note Offering were approximately $142.5 million, after deducting the underwriting discount and offering expenses. Approximately $57.3 million of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Existing Notes and New Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Existing Notes and New Notes.


     In addition to the deposit of a portion of the proceeds from the Initial Offering to fund interest payments on the Existing Notes and New Notes through October 2000, the Company deposited $62 million of the proceeds from the Senior Note Offering in a separate account under a trustee's control pending application of such funds by the Company for the payment of: (a) Permitted Expenditures; (b) in the event of a Change of Control of the Company, the Change of Control Payment and (c) in the event of a Special Offer to Purchase, or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.


     The Company expects to use these proceeds to expand and operate the Company's telecommunications businesses in Peru and Chile. Under the terms of the Indenture at least 60% of these funds used by the Company for Permitted Expenditures must be related to the Company's telecommunications business in Peru.


     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) and the Company may issue shares of Disqualified Stock if the Company's Debt to Cash Flow Ratio would have been no greater than 5.5 to 1, in the case of any such incurrence or issuance on or before December 31, 2000, or no greater than 5.0 to 1, in the case of any such incurrence or issuance at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds thereof), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four full fiscal quarter period.



     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.The provisions of this paragraph will not apply to the incurrence of any Permitted Debt. See "Description of New Notes--Incurrence of Indebtedness and Issuance of Preferred Stock."

     A summary of the Company's value of Common Stock issued (see (2) below) and Common Stock and Common Stock equivalents outstanding as of March 31, 1998 and the pro forma effect on the Company's equity capitalization upon the exercise of all Common Stock equivalents outstanding at March 31, 1998 follows:


                                                             STOCK OPTIONS AND WARRANTS OUTSTANDING
                                                                       AT MARCH 31, 1998
                                                      ----------------------------------------------------
                                       ACTUAL AT         MANAGEMENT                          OTHER OPTIONS
                                       MARCH 31,             AND            SENIOR NOTE           AND          INCREMENTAL
                                         1998           DIRECTORS(4)        WARRANTS(5)       WARRANTS(6)     AS ADJUSTED(7)
                                   ----------------   ----------------   ----------------   --------------   ---------------
Shares of Common Stock .........       19,084,300          4,995,000          7,500,000        3,195,171        15,690,171
Value of Common Stock
  issued(1)(2)
  Par Value ....................     $     19,000       $      4,995       $      7,500      $     3,195      $     15,690
  Additional paid in capital           26,887,000         15,206,519         32,992,500        6,927,362        55,126,381
                                     ------------       ------------       ------------      -----------      ------------
                                     $ 26,906,000       $ 15,211,514       $ 33,000,000      $ 6,930,557      $ 55,142,071
                                     ============       ============       ============      ===========      ============
Per share(3) ...................     $       1.41       $       3.05       $       4.40      $      2.17      $       3.51

----------------
(1) The closing price of the Common Stock on March 31, 1998 was $2.44. The exercise of stock options and warrants as shown above assumes (i) that the fair value of the Common Stock is equal to or above the exercise price of the respective stock options and warrants and (ii) full vesting of all stock options and warrants.

(2) Value of Common Stock represents the proceeds from the Company's issuance of Common Stock and Common Stock equivalents, and is comprised of par value and additional paid in capital, as stated in the Company's consolidated historical financial statements included elsewhere in this Prospectus.

(3) Represents the amount in (2) per share of Common Stock.

(4) Represents the increase to the Company's value of Common Stock issued upon the exercise of all stock options (vested and not vested) held by the Company's management and directors and the Company's receipt of the exercise price as of March 31, 1998.

(5) Represents the increase to the Company's value of Common Stock issued upon the exercise of all warrants (vested and not vested) that were issued in connection with the Existing Notes and New Notes and are outstanding and the Company's receipt of the exercise price as of March 31, 1998.

(6) Represents the increase to the Company's value of Common Stock issued upon the exercise of all other stock options and warrants (vested and not vested) outstanding and the Company's receipt of the exercise price as of March 31, 1998 (includes 1,865,000 stock options issued to former officers and directors).

(7) Represents the combined increase to the Company's value of Common Stock issued of (4), (5) and (6) above.


     As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in companies that own existing networks or companies that provide services that complement the Company's existing businesses. The Company continues to consider potential acquisitions from time to time. New sources of capital such as credit facilities and other borrowings, and additional debt and equity issuances, may be used to fund such acquisitions and similar strategic investments.


     As a result of the Initial Offering, the Company has become highly leveraged and has substantial debt service requirements. In addition, in each year since its inception the Company had net losses from operations and therefore had insufficient earnings to cover its fixed charges. The Company's annual interest obligations under the Existing Notes and New Notes substantially exceeds the Company's net income.


     The ability of the Company to make scheduled payments with respect to its indebtedness, including interest on the Existing Notes and New Notes after October 27, 2000, will depend upon (i) its ability to implement its business plan, and to expand its operations and to successfully develop its customer base in its target markets, (ii) the ability of the Company's subsidiaries to remit cash to the Company in a timely manner and (iii) the future operating performance of the Company and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company expects that it will continue to generate cash losses for the foreseeable future. The Company has deposited in escrow funds representing interest payments with respect to the Existing Notes and New Notes through October 2000. However, no assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and the interest on the Existing Notes and New Notes after such time, or with respect to its other indebtedness. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, including the Existing Notes and New Notes, it may have to modify its growth plans, restructure or refinance its indebtedness or seek additional capital. There can be no assurance that (i) any of these strategies can be effected on satisfactory terms, if at all, in light of the Company's high leverage or (ii) any such strategy would yield sufficient proceeds to service the Company's indebtedness, including the Existing Notes and New Notes. Any failure by the Company to satisfy its obligations with respect to the Existing Notes and New Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under other agreements governing current or future indebtedness of the Company.


     Substantially all of the Company's assets are held by its subsidiaries and substantially all of the Company's sales are derived from operations of such subsidiaries. Future acquisitions may be made through present or future subsidiaries of the Company. Accordingly, the Company's ability to pay the principal of, and interest and liquidated damages, if any, when due, on the Existing Notes and New Notes is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its subsidiaries. the Company's subsidiaries will have no obligation, contingent or otherwise, to make funds available to the Company for payment of the principal of, and interest and liquidated damages on, if any, the Existing Notes and New Notes. In addition, the ability of the Company's subsidiaries to make such funds available to the Company may be restricted by the terms of such subsidiaries' current and future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, the Company's subsidiaries will be permitted under the terms of the Indenture to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the Company. The failure of the Company's subsidiaries to pay dividends or otherwise make funds available to the Company could have a material adverse effect upon the Company's ability to satisfy its debt service requirements including its ability to make payments on the Existing Notes and New Notes.


     At March 31, 1998 the Company had $124.6 million of cash and cash equivalents, restricted cash and restricted investments. The Company believes its current cash balances should be sufficient to satisfy the Company's liquidity needs through the end of 1999; however, there can be no assurance that the Company will have sufficient resources to meet its subsequent liquidity requirements.


     To accelerate its growth rate and to finance the launch or build-out of additional markets, the Company will consider obtaining financing from various sources, including vendor financing provided by equipment suppliers, project financing from commercial banks and international agencies, bank lines of credit and the sale of equity and debt securities. To the extent that the Company or any of its subsidiaries issues debt, its leverage and debt service obligations will increase. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all. In addition, the Indenture related to the Existing Notes and New Notes will limit the ability of the Company and its subsidiaries to incur additional indebtedness.


INFLATION AND EXCHANGE RATES


     Inflation and exchange rate variations may have substantial effects on the Company's results of operations and financial condition. Generally, the effects of inflation in many Latin American countries, including Chile and Peru, have been offset in part by a devaluation of the local countries' currencies relative to the U.S. dollar. Nevertheless, the devaluation of each country's currency may have an adverse effect on the Company.


     A substantial portion of the Company's purchases of capital equipment and interest on the Existing Notes and New Notes is payable in U.S. dollars. To date, the Company has not had significant foreign currency exposure with third parties and generally intends to be paid for its services in U.S. dollars or in local currencies with a pricing adjustment that is structured to protect the Company against the risk of fluctuations in exchange rates. As a result, the Company has not entered into foreign currency hedging transactions. In the future, if third party foreign currency exposure increases, the Company may enter into hedging transactions in order to mitigate any related financial exposure. However, a portion of sales to customers of the Company will be denominated in local currencies, and substantial or continued devaluations in such currencies relative to the U.S. dollar could have a negative effect on the ability of customers of the Company to absorb the costs of devaluation. This could result in the Company's customers seeking to renegotiate their contracts with the Company or, failing satisfactory renegotiation, defaulting on such contracts.


     In addition, from time to time, Latin American countries have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Also, currency devaluations in one country may have adverse effects in another country, as in late 1994 and 1995, when several Latin American countries were adversely impacted by the devaluation of the Mexican peso. Any devaluation of local currencies in the country where the Company operates, or restrictions on the expatriation of earnings or capital from such countries, could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Risk Factors - Country Risks."


NET OPERATING LOSS CARRYFORWARDS


     At December 31, 1997, the Company had net operating loss carry forwards ("NOLs") of approximately $16.1 million for U.S. income tax purposes and approximately $21.3 million for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2012. The foreign net operating loss carryforwards related to (1) Peru, $665,000, expire in the years 2000 through 2001 and (2) to Chile, $20.6 million, do not expire.


EFFECTS OF NEW ACCOUNTING STANDARDS


     During June 1997, the Financial Accounting Standards Board ( the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 1997. Management does not expect Statements No. 130 and 131 to have a significant impact on the Company's reporting and disclosure requirements in 1998.


     Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders.

                                    BUSINESS


OVERVIEW


     The Company is a new provider of high bandwidth integrated telecommunications services to high volume users in Santiago, Chile and Lima, Peru, including business customers and other telecommunications carriers. The Company believes that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers the Company considerable opportunities to broaden its existing service offerings and to expand its recently commenced operations into additional key Latin American business centers.


     Prior to November 1996, the Company operated as a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of way in certain key Latin American markets. Beginning in November 1996, with the hiring of a new management team, the Company has focused on the development and operation of high capacity fiber optic networks in Lima, Peru and Santiago, Chile.


     In May 1996, the Company acquired an operating company in Lima, Peru which holds one of only two local concessions that compete with Telefonica to provide local private line voice and data services. The Company intends to expand its existing service offerings to provide local public switched telephony upon the planned 1999 liberalization of Peru's telecommunications markets. The Company also intends to apply for a concession to provide public switched long distance services as regulation permits. The Company currently offers high speed data transmission services on a private line basis, including area network interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. The Company's services are provided through its 230 kilometer digital fiber optic network in Lima, Peru, which the Company intends to expand to approximately 400 kilometers. When completed, the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of 7.5 million). The Company anticipates substantial completion of its ATM network in Peru, including last mile connections to approximately 150 buildings before the end of 1998. The Company believes that its planned fiber optic network expansion and early implementation of private line and value-added services prior to the scheduled expiration of Telefonica's exclusive concession for public switched local and long distance services in July 1999 will enable the Company to develop a strong customer base and network presence.


     In Chile, the Company currently holds concessions to provide (i) voice and data transmission services and value-added services on a private line basis and
(ii) public switched domestic and international long distance services. The Company also maintains a concession to own and operate satellite earth stations throughout Chile and anticipates being granted in the fourth quarter of 1998 a concession to provide local public switched telephony services in Santiago. The Company currently provides similar services to those offered in Peru, as well as (i) private line remote analog digital telephone access and digital links for PBX to PBX connections, (ii) local and wide area network design and engineering and (iii) systems installation, integration and support services. The Company's services are provided through its 120 kilometer digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors. With the completion of last mile connections to approximately 150 buildings, scheduled for the end of 1998, and approval of a local telephony concession, the Company believes that it will be able to substantially broaden its product and service offerings and significantly increase its revenues in Chile.


     In December 1997, the Company acquired Iusatel Chile, S.A. (currently operating under a new name--FirstCom Long Distance S.A.), a company located in Santiago, Chile, which provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. The Company believes that the acquisition of FirstCom Long Distance will enable the Company to: (i) provide long distance services to its existing corporate customers; (ii) bundle a variety of service offerings, including long distance and data services, to attract additional customers; and (iii) access the approximately $178.2 million Chilean international long distance market.


     Local and long distance telecommunications revenues in Peru were approximately $885.5 million in 1996 and are estimated by Pyramid to increase to approximately $1.9 billion in the year 2000, representing a compound annual growth rate of 21%. Local and long distance telecommunications revenues in Chile were approximately $1.1 billion in 1996 and are estimated by the Pyramid to increase to approximately $2.2 billion in the year 2000, representing a compound annual growth rate of 16%.


     Upon completion of its anticipated upgrades, scheduled for the end of 1998, all of the Company's existing and planned fiber optic networks will employ ATM transmission technology with centralized network monitoring control and maintenance. The Company believes its networks allow it to provide its customers with uniform, reliable, high quality services which are competitive with or exceed those services provided by former PTTs and other carriers in the markets in which it operates.


     While the Company only recently commenced its current operations, the Company's customers already include, among others, Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda, and Nike de Chile S.A. in Chile and Sony Music Entertainment Peru S.A., Banco Interbank and one ISP in Peru. Upon the substantial completion of its networks, including last mile connections to 150 buildings in each of Peru and Chile scheduled for the end of 1998, the Company will be able to market aggressively its service offerings to additional business customers and other telecommunications carriers. The Company also believes that dedicated access to ISPs will represent a significant source of new customer relationships in both Chile and Peru because of the anticipated rapid increase in the number of Internet users throughout Latin America.


BUSINESS STRATEGY


     The Company's goal is to become a leading provider of high bandwidth telecommunications services to business and other high volume users and carriers operating in key Latin American business centers. The Company follows a regional business strategy in Latin America as set forth below. The Company has modified this strategy to adapt to the specific economic and regulatory environments of each market in which the Company operates. The Company's ability to implement its business strategy may be affected by a number of factors including among others, the following: general national and international economic and business conditions, as well as conditions in the regions in which the Company operates; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant customers; changes in business strategy or development plans; technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. Accordingly, there can be no assurance that the Company will successfully implement its business strategy, in whole or in part. The Company's viability, profitability and growth depend upon the successful implementation of its business plan. See "Risk Factors," "--Business and Services--Peru--Country Strategy" and "--Chile--Country Strategy."


FOCUS ON KEY MARKETS IN LATIN AMERICA


     The Company believes that the size and growth potential of key Latin American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer the Company considerable growth opportunities. The Company intends to build upon its existing operations and expertise and expand the geographic reach and density of its existing networks as well as enter additional key Latin American business centers that have (i) a significant level of unsatisfied demand for high quality, state-of-the art telecommunications services, (ii) a favorable regulatory environment and (iii) significant projected economic growth.

ENTER MARKETS EARLY


     The Company seeks to enter markets where it can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. The Company has already implemented this strategy in Lima, Peru where it is one of the first companies to have established a telecommunications system prior to the scheduled liberalization of Peru's telecommunications markets in July 1999, at which time the exclusivity provisions of Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company believes that this early entry into the Lima market will enable the Company to establish strong business relationships with its targeted customers prior to onset of widespread competition.


PROVIDE A BROAD RANGE OF HIGH QUALITY TELECOMMUNICATIONS SERVICES


     The Company intends to follow the strategy implemented by CLECs in the United States of installing advanced equipment into their existing fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. As regulation permits, the Company will seek to secure a growing portion of its customers' existing and targeted telecommunications business by adding local, long distance, enhanced voice and data services to the private line services it currently offers. The Company believes its customers require maximum reliability, high quality service, broad geographic coverage, strong customer service and the opportune introduction of innovative services delivered in a timely and cost-effective manner. The Company believes that these needs are often left unmet by the former PTT in markets where the Company currently operates.


TARGET BUSINESS CUSTOMERS AND TELECOMMUNICATIONS CARRIERS


     The Company's strategy is to target business customers and telecommunications carriers in key Latin American business centers. These customers are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, very large capacity to interconnect POPs. In addition, many of the Company's existing and targeted customers have operations in more than one key Latin American business center in which the Company currently operates or may operate in the future. The Company believes that by targeting customers with multiple geographic locations it will achieve operating synergies through the reduction of advertising and other related costs.


GROWTH THROUGH ACQUISITIONS AND NEW LICENSES


     The Company expects to opportunistically enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating for such rights-of-way directly. The Company may also acquire other telecommunications service providers in existing and targeted markets that enable the Company to expand or enhance its current operations. The Company believes that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic systems, such as the Company, to compete more effectively in the growing telecommunications markets.



GROWTH THROUGH STRATEGIC ALLIANCES


     The Company intends to establish strategic alliances with the following entities for the following purposes: (i) to engage major international carriers to facilitate the termination or completion of dedicated international calls to or from the countries where carriers' customers operate and (ii) to enter into joint bids with local turnkey integrators and equipment vendors for the sale of value-added services, such as video-conferencing, Internet, frame relay, ATM networks, LAN to LAN interconnections, PBX and private telephone networks.

UNIFY MARKETING IDENTITY


     The Company intends to conduct its business under a single brand name in the markets in which it operates to develop name recognition for its services. In this regard, the Company has filed an application to register the name "FirstCom" in Chile, Peru and the United States. The Company believes that the use of a recognized brand name will facilitate customer referrals and achieve economies of scale through a unified marketing campaign.


INDUSTRY OVERVIEW


GENERAL


     The continuing liberalization of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. Regulatory, technological, marketing and competitive trends have significantly expanded the Company's opportunities in the converging voice and data telecommunications markets. Rapid liberalization of the telecommunications industry in Latin America is expected to expand opportunities in the local telecommunications services market. Technological advances, including growth of the Internet, the increased use of packet switching technology for voice communications and the growth of multimedia applications, are expected to result in growth in the high-speed data services market. The Company believes that the current deregulation in many Latin American countries, coupled with technological innovation, will lead to market developments similar to those that occurred upon deregulation of long distance telecommunications services in the United States and the United Kingdom, including an increase in traffic volume and the continued introduction of new providers of telecommunications services of varying sizes.


     Telecommunications traffic of business customers and telecommunications carriers has increased dramatically and these customers now insist upon the quality and high capacity inherent in fiber optic transmission technology such as the technology used by the Company. As customers require increased bandwidth capabilities to handle complex voice, video and data telecommunications, the Company believes that demand for transmission capacity will continue to increase. Digital signals carried over optical fibers are superior in many respects to analog signals carried over copper wires, an older technology which many PTTs continue to use for parts of their networks, although many PTTs are using fiber optic technology to expand their existing networks. In addition to offering faster and more accurate transmission of voice and data communications, digital fiber optic networks generally require less maintenance than comparable copper wire networks, thereby decreasing operating costs. The capacity of fiber optic cable is determined in part by the interface of electronic equipment with the network, thereby allowing network capacity to be increased through a change in electronics, rather than the fiber itself. Fiber optic cable also provides enhanced transmission quality as signals are largely immune to electromagnetic interference.


LATIN AMERICAN MARKETS


     Many countries in Latin America, and most of the region's major metropolitan markets, have economies that are growing faster than many other areas of the world. The Company believes that this growth is attributable in part to an increase in foreign investments, new trade agreements, such as the NAFTA, Mercosur and the Andean Pact, and the privatization of many industries, including the telecommunications industry. Many of Latin America's major metropolitan centers are among the largest cities in the world, are centers of trade and commerce for a wide region or for an entire country, and are home to a high concentration of large domestic and multinational corporations that require advanced telecommunications services. Following the economic recovery of many Latin American countries in the early 1990's, multinational corporations headquartered in North America, Europe and Asia began to invest in Latin America by either establishing new operations or expanding existing operations. In conducting their activities in Latin America, these multinational corporations require state-of-the-art telecommunications networks to handle the flow of information between their headquarters and their branches throughout Latin America. The telecommunications infrastructure in many of these markets is very limited or obsolete, resulting in significant unmet demand for advanced telecommunications services including reliable, high capacity data circuits, private line LANs and domestic and international long distance connectivity. The telecommunications industry in Latin America has experienced rapid growth in large part because most Latin American governments are opening their telecommunications markets to competition. By the year 2000, the telecommunications markets in most countries in the region are expected to be deregulated.


     The following table sets forth certain historical and projected economic data and selected information regarding the telecommunications markets in the Latin American countries where the Company operates:

                                                               PERU
                                               1993      1994       1995        1996
                                            --------- --------- ----------- -----------
                 ECONOMIC DATA*
Population (millions)                          22.5      22.9         23.4        23.8
Real GDP (in constant 1990 US$ billions)       36.5      41.2         44.1        45.3
Inflation (%)                                  39.5      15.4         10.2        11.8
         TELECOMMUNICATIONS DATA**
Main Lines in Service (in thousands)          673.0     772.4      1,109.2     1,435.1
Penetration Rate (main lines per 100 pop)       2.9       3.4          4.7         5.9
Service Revenues (US$ millions)               655.8     590.7        825.9       880.4
Local Services (US$ millions)                 190.7     251.4        459.1       506.9
Toll Services (US$ millions)                  235.2     123.2        130.9       143.1
International Services (US$ millions)         229.9     216.1        235.9       230.5
                                                                                 CHILE
                                               1993      1994        1995        1996
                                              -----     -----      -------     -------
                 ECONOMIC DATA*
Population (in millions)                       13.8      14.0         14.3        14.5
Real GDP (constant 1990 US$ billions)          38.2      39.8         43.1        46.1
Inflation (%)                                  12.2       8.9          8.2         6.6
         TELECOMMUNICATIONS DATA**
Main Lines in Service (in millions)             1.5       1.6          1.8         2.2
Penetration Rate (main lines per 100 pop)      11.0      11.6         13.0        14.9
Service Revenues (US$ millions)               714.10    765.10     1,016.0     1,186.7
Local Services (US$ millions)                 479.0     560.6        627.8       733.3
Toll Services (US$ millions)                  135.2     118.9        235.6       275.2
International Services (US$ millions)          99.9      85.6        152.6       178.2



                                                                 PERU
                                                1997        1998        1999        2000
                                            ----------- ----------- ----------- -----------
                 ECONOMIC DATA*
Population (millions)                             24.3        24.8        25.3        25.8
Real GDP (in constant 1990 US$ billions)          47.6        50.2        53.1        56.5
Inflation (%)                                     10.0         9.1         8.3         7.5
         TELECOMMUNICATIONS DATA**
Main Lines in Service (in thousands)           1,595.5     1,850.8     2,093.6     2,437.7
Penetration Rate (main lines per 100 pop)          6.6         7.5         8.3         9.4
Service Revenues (US$ millions)                1,216.2     1,410.8     1,595.9     1,858.2
Local Services (US$ millions)                    676.0       784.2       887.1     1,032.9
Toll Services (US$ millions)                     192.8       223.6       253.0       294.5
International Services (US$ millions)            347.4       403.0       455.8       530.8

                                                 1997        1998        1999        2000
                                               -------     -------     -------     -------
                 ECONOMIC DATA*
Population (in millions)                          14.7        15.0        15.2        15.4
Real GDP (constant 1990 US$ billions)             48.8        52.3        55.9        59.8
Inflation (%)                                      5.7         5.0         5.1         4.7
         TELECOMMUNICATIONS DATA**
Main Lines in Service (in millions)                2.6         3.0         3.5         3.9
Penetration Rate (main lines per 100 pop)         17.8        20.3        22.9        25.4
Service Revenues (US$ millions)                1,443.1     1,668.4     1,911.7     2,157.1
Local Services (US$ millions)                    891.7     1,030.9     1,181.3     1,332.9
Toll Services (US$ millions)                     334.6       386.9       443.3       500.2
International Services (US$ millions)            216.8       250.6       287.1       324.0

----------------
Sources: Bank of America World Information Services (March 1997) and Pyramid Research Report (October 1996)

 * Economic Data includes historical information for the years 1993-1996 and projections for the years 1997-2000.

** Telecommunications Data includes historical information for the years
   1993-1995 and projections for the years 1996-2000.


COMPETITIVE LOCAL MARKET ACCESS


     Once the domain of PTTs, the local access market in both developed and emerging countries is increasingly open to competition. Where permitted, local markets may be entered via any combination of (i) construction of proprietary wired network infrastructure, (ii) construction of wireless local loop, PCS or cellular networks and (iii) resale of the existing local carrier's network. Companies gaining local access through the use of a fiber optic rings using ATM technology are uniquely positioned to provide services for large business customers due to the high capacity of such systems.


     In the United States and other developed countries, CAPs have been allowed to enter markets in advance of complete deregulation through their provision of special access services and private line services. Typically, CAPs begin providing such services through their own fiber optic loop networks, which are built over existing facilities and often exceed existing providers in terms of bandwidth, reliability and enhanced service capability. Frequently, fixed wireless technologies are used to cost effectively extend the network from the fiber optic network to customer locations. Special access services provide high capacity voice, data and video circuits to connect long distance carriers with their respective customers. Private line services provide high capacity circuits to transmit voice, data and video between two or more end-user locations locally or internationally.


     Long distance carriers have traditionally been the first customers for CAPs. Local access in the markets in which the Company operates in some cases comprises over forty percent of the cost of a long distance call. For this reason, long distance carriers, as well as high volume corporate customers, have great demand for the lower cost local access provided by CAPs. In addition, as any communications failure can result in significant expenses and/or lost revenue to businesses, corporate and carrier customers often utilize CAPs as a back-up to their primary carrier. CAPs typically market their private line and special access services by offering lower prices, higher network reliability and higher quality transmissions and customer service. Corporate customers utilize such private lines to interconnect their branch offices and computer networks, and even to connect their internal PBX networks with the local PTT. Telecommunications carrier networks utilize CAPs to interconnect their switching centers, to connect major customers to their networks, and to connect their cellular, microwave and satellite transmitters. With direct connection to customers, CAPs may also market higher margin value-added services such as Internet access, database access and Centrex. Depending on local regulation, the CAP may also provide dial tone for any calls made to points outside of the local market. In most markets, corporate customers will begin by transferring a small portion of their telecommunications requirements to the CAP. As these customers experience the CAP's competitive cost and superior service, they often transfer increasing amounts of their business to the new operator.


     As deregulation has permitted, most CAPs have attempted to expand their services from the provision of private line and special access services to the provision of CLEC switched or dial tone services that are provided through a combination of the CAP's own network and through interconnection with the local PTT network. This evolution has enabled CAPs to achieve increased gross margins over time. Typically, private line services are provided on a flat fee, monthly rental basis. Switched services, on the other hand, are billed on a volume or minutes of use basis which generally generates substantially higher revenues and margins. Through interconnection with the local PTT, new carriers are able to offer services immediately to any customer on the PTT's network, thereby significantly increasing the number of customers and markets that they serve without physically expanding their own networks. The PTTs receive a volume-based payment for the use of their network.


     Although the Company has based its strategy in part on the experiences of CAPs and CLECs in the United States and other developed countries, there can be no assurance that the liberalizing Latin American markets will be characterized by the same trends as were found in such other markets.


BUSINESS AND SERVICES


Peru


     COUNTRY OVERVIEW. Peru is the fourth largest country in South America with an estimated population of 23.9 million people. Lima, the capital of Peru and the major economic center in Peru, has a population of approximately 6.8 million people. According to the 1996 report issued by the Peruvian National Bureau of Statistics, as of 1993, approximately 70.1% of Peru's population lived in cities. In 1990, Alberto Fujimori, a political outsider, was elected President and embarked on a series of economic and political measures to curtail inflation and restore economic stability. From 1991 through 1996, GDP increased by an average annual growth rate of 5.2%, although GDP increased by only 2.8% in 1996. The lower GDP growth rate in 1996 has been largely attributed to the Peruvian government's effort to reduce expenditures to avoid an overheated economy and to reduce Peru's current account deficit. Inflation has been dramatically curtailed as a result of President Fujimori's economic plan, falling from 7,649.7% in 1990 to 11.8% in 1996. GDP is expected to grow at a compound annual growth rate of 6.2% from 1997 to 2002.


     MARKET OVERVIEW. The Company believes that demand for telephone service in Peru has historically been unmet due to lack of investment, high prices, poor service and long waiting periods for service. One of the goals of the privatization of Peru's former local and long distance PTT, Telefonica, in 1994 (the "Privatization") was to expand significantly the national telecommunications network and improve service quality. The number of lines in service has increased since the Privatization from approximately 772,000 to over 1.4 million at December 31, 1996. Notwithstanding the significant recent growth in lines in service, Peru continues to have a relatively low penetration rate with 5.9 lines in service per 100 inhabitants at December 31, 1996. The Company believes that continued growth in demand for telecommunication services in Peru will be influenced by the growth of the Peruvian economy, foreign investment and international trade, the continued expansion of the telecommunications network and the re-balancing of tariffs. Based on 1996 operating results for Telefonica, the local and long distance telecommunications markets in Peru are estimated to have accounted for approximately $880.5 million in total revenues, of which approximately $506.9 million are local access and service revenues and approximately $373.6 million are domestic and international long distance revenues. The Company believes that Peru's telecommunications market offers an excellent environment for telecommunications business growth. The Company believes that the Peruvian economy is also a source of growing demand for telecommunication services with growing domestic and multinational businesses attracting significant foreign investment. The following chart presents certain historical and projected information with respect to the telecommunications market in Peru for the periods indicated:


                                                      TELECOMMUNICATIONS DATA--PERU*
                                         --------------------------------------------------------
                                                1993               1994               1995
                                         ------------------ ------------------ ------------------
TELEPHONE
Minutes (in millions)
 Local Services                                3,600.0  (1)       4,240.0  (1)       4,954.0  (1)
 Long Distance Domestic                          388.0  (1)         394.0  (1)         461.0  (1)
 Long Distance International                     179.2  (1)         232.4  (1)         262.1  (1)
MAIN LINES IN SERVICE
 (IN THOUSANDS)                                  673.0  (2)         772.4  (2)       1,109.2  (2)
PENETRATION RATE
 (main lines per 100 pop)                          2.9  (4)           3.4  (4)           4.7  (4)
SERVICE REVENUES
 Local Services (US$ millions)                   190.7  (1)         251.4  (4)         459.1  (4)
 Toll Services (US$ millions)                    235.2  (1)         123.2  (4)         130.9  (4)
 International Services (US$ millions)           229.9  (1)         216.1  (4)         235.9  (4)
DATA
X-25/Frame Relay Ports (in thousands)              0.5  (1)           0.7  (1)           0.9  (1)
ISP Host Penetration
 (main lines per 100 pop)                        0.000  (5)         0.001  (5)         0.003  (5)

                                                                TELECOMMUNICATIONS DATA--PERU*
                                         ----------------------------------------------------------------------------
                                                1996               1997               1998               1999
                                         ------------------ ------------------ ------------------ ------------------
TELEPHONE
Minutes (in millions)
 Local Services                               7,806.2  (2)        4,193.4  (3)           n/a                n/a
 Long Distance Domestic                         577.0  (2)          326.4  (3)           n/a                n/a
 Long Distance International                    294.5  (2)          164.6  (3)           n/a                n/a
MAIN LINES IN SERVICE
 (IN THOUSANDS)                               1,435.1  (2)        1,595.5  (1)       1,850.8  (1)       2,093.6  (1)
PENETRATION RATE
 (main lines per 100 pop)                         5.9  (2)            6.6  (1)           7.5  (1)           8.3  (1)
SERVICE REVENUES
 Local Services (US$ millions)                  506.9  (3)          676.0  (1)         784.2  (1)         887.1  (1)
                                                                                                        1,032.9  (1)
 Toll Services (US$ millions)                   143.15 (3)          192.8  (1)         223.6  (1)         253.0  (1)
 International Services (US$ millions)          230.5  (3)          347.4  (1)         403.0  (1)         455.8  (1)
DATA
X-25/Frame Relay Ports (in thousands)             1.2  (1)            1.5  (1)          14.0  (1)          29.9  (1)
ISP Host Penetration
 (main lines per 100 pop)                       0.021  (5)          0.084  (5)         0.208  (5)         0.361  (5)

                                         TELECOMMUNICATION
                                           NS DATA--PERU*
                                         ------------------
                                                2000
                                         ------------------
TELEPHONE
Minutes (in millions)
 Local Services                                    n/a
 Long Distance Domestic                            n/a
 Long Distance International                       n/a
MAIN LINES IN SERVICE
 (IN THOUSANDS)                                2,437.7  (1)
PENETRATION RATE
 (main lines per 100 pop)                          9.4  (1)
SERVICE REVENUES
 Local Services (US$ millions)
 Toll Services (US$ millions)                    294.5  (1)
 International Services (US$ millions)           530.8  (1)
DATA
X-25/Frame Relay Ports (in thousands)             46.6  (1)
ISP Host Penetration
 (main lines per 100 pop)                        0.515  (5)

----------------
(1) Source: Pyramid Research Report.

(2) Source: Telefonica del Peru, S.A. 1996 Annual Report.

(3) Source: Telefonica del Peru S.A., 2nd Quarter Report: July 31, 1997.
            Translations from 6/30/97 Peruvian Nuevo Sol into US$ at the 6/30/97 exchange rate of 0.377 US$/Peruvian Nuevo Sol.

(4) Source: Telefonica del Peru 1995 Annual Report. Translations from 12/31/95
            Peruvian Nuevo Sol into US$ at the 12/29/95 exchange rate of 0.4341 US$/Peruvian Nuevo Sol.

(5) Source: Calculations based on Pyramid Research Report estimates of ISP hosts and of population for Peru.

(*) Includes historical information for the years 1993-1995 and projections for the years 1996-2000.


     OPERATING COMPANY OVERVIEW. The Company conducts its business in Peru through its wholly-owned subsidiary, Resetel, which was acquired by the Company in May 1996. Resetel offers to multinational, national and local businesses a broad array of high quality data, video and voice communications services, including LAN interconnection, remote terminal access and dedicated channels for access to the Internet, on a private line basis through a digital fiber optic network in metropolitan Lima, Peru. The Company has installed and in operation 90 kilometers of its fiber optic network, and plans to expand its network to approximately 230 kilometers by the end of 1998. The Company anticipates that its fiber optic network will travel through the major commercial and industrial districts of Lima and the adjacent port city of Callao (combined population of approximately 7.5 million people) upon its scheduled completion in 1998. The Company is one of only two companies which is currently permitted to compete in the provision of its services with Telefonica.


     The Company intends to expand its existing service offerings to provide local public switched telephony service in Lima upon liberalization of Peru's telecommunications markets and the expiration of Telefonica's exclusive concession to provide public switched local and long distance telephony services, which is scheduled to occur in July 1999. Resetel also intends to seek approval to provide long distance services as regulation permits. By implementing its private line and value-added services prior to the expiration of Telefonica's exclusive concession in 1999, the Company believes that it will be able to develop a strong customer base and network presence that will enable it to rapidly enter the local telephony and long distance markets upon deregulation.



     COUNTRY STRATEGY. The Company intends to expand its Peruvian operations. The Company is currently directing its marketing efforts in Lima towards a number of Peru's leading financial institutions and multinational companies with a strong presence in Peru.



     The Company also intends to expand the focus of its marketing efforts to include medium- and small-sized businesses which are located in the major commercial and industrial districts in Lima and in the port city of Callao. The Company believes, based upon an independent market survey, that a large number of its targeted business customers are located in commercial buildings which are not connected to a fiber optic network, but rather are connected to networks based on older, copper technology with limited capacity. The Company intends to take advantage of this opportunity by directly offering its services to businesses identified by management as having a need for the Company's services. The Company also intends to (i) use an independent marketing firm to identify commercial multi-tenant buildings in which a critical mass of occupants are located that have or will have an interest in acquiring the Company's services, (ii) rapidly connect many of these buildings to the Company's existing fiber optic network, (iii) offer an extensive selection of high quality voice and data services on a private line basis and (iv) pursue an aggressive sales and marketing strategy that includes (A) an advertising and marketing campaign designed to increase customer awareness of the Company's services, (B) holding educational seminars which explain the benefits of using the telecommunications services offered by the Company and (C) employing a highly qualified sales force with extensive knowledge of the local market. The Company believes that customers in Peru are seeking to utilize new communications technologies in order to more effectively compete in the global market. By helping to educate its customers on the use of the latest technologies and by providing turn-key corporate networks and telecommunications solutions, the Company expects to develop strong customer relationships that will help it to increase customer revenues. The Company believes that this strategy will enable it to gain early mover advantages, build its customer base and expand the range of services provided to its customers to include local and long distance telephony upon the expiration of Telefonica's exclusive concession in July 1999.


     The Company believes that the quality of its private line services compares favorably to similar services offered by its competitors. Accordingly, as part of its marketing strategy, the Company is offering its services on a trial basis to several major financial institutions in Lima. Upon completion of the trial with Interbank in July 1997, the Company was hired to link ten of Interbank's Lima branches through the Company's network.


     In addition, the Company believes that the rapid growth of Internet use in Peru will provide it with a significant opportunity to further develop its customer base through the strategic referral of customers between ISPs and the Company.


     CONCESSIONS. Resetel provides its services pursuant to a renewable local carrier concession expiring in 2016. Resetel's concession can be renewed for an additional 20 years upon prior approval by the Peruvian Ministry of Transport and Communications. After July 1999, when the local telephony services market opens for competition, Resetel and other carriers will be able to provide local telephony services as regulations permit. At such time, Resetel intends to seek approval to also provide long distance services.

     NETWORK INFRASTRUCTURE. The Company provides its services in Peru through its 230 kilometer fiber optic digital switched network, which is expected to expand to approximately 400 kilometers. When completed the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of approximately 7.5 million people). The Company anticipates substantial completion of its ATM network in Peru, including last mile connections to approximately 150 buildings before the end of 1998. The Company's Lima network will be implemented using self-healing rings equipped with fully redundant ATM technology.


     The Company has utility pole rights-of-way contracts with two of the Peruvian utility companies which allows the Company to use utility poles to route cable throughout most of its existing and planned network.


     In conjunction with its sales initiatives, the Company expects to invest in the "last mile" network links that connect commercial buildings and customer offices with the Company's fiber optic network by installing fiber optic cable in selected commercial buildings in the Lima business district.


     CUSTOMERS. Resetel currently services 30 customers in Peru, including Interbank and Sony Music Entertainment Peru S.A. Resetel will seek to enter into contracts with new customers for a term of at least two years. Prices charged to customers will vary in accordance with the customer's requirements based on the number of locations, type of services, transmission rates and length of service contracts.


     COMPETITION. Peru's telecommunications market is dominated by Telefonica, a company formed by the merger in 1994 of the former local telephone service PTT, Compania Peruana de Telefonos and ENTEL, the former long distance telephone service PTT. Telefonica is 35% owned by Telefonica de Espana S.A. Telefonica has announced plans to devote a large amount of its resources over the next few years to install hundreds of thousands of telephone lines to provide basic telephone service. The Company believes that the focus of Telefonica on expanding basic telephone services has created an opportunity for the Company to capture market share by providing value-added, high bandwidth services to business customers on a private line basis. Currently, Peru's only other wireline telecommunications carrier is Tele2000, approximately 58.7% of which is owned by BellSouth Corporation. Tele2000 currently operates cellular, public pay phone and cable television services in Lima and other Peruvian cities. Although Tele2000 has to date focused largely on providing cellular and cable television services, it owns and operates a small fiber optic loop which may be utilized to compete directly with the Company.


     Management believes that following the deregulation of local and domestic and international long-distance telephony in July 1999, competition in these services may arise from a variety of new entrants, including telecommunications carriers providing services in other countries as well as companies currently providing services in other industries previously liberalized in Peru. Existing telecommunications service providers may have established customer relationships as well as other capabilities and resources to expand their current service offerings and include local carriers, wireless telephone operators, the providers of data services, cable television network operators and operators of existing private network infrastructure, such as electric power companies. The Company believes that other companies have filed applications for local concessions, including COMSAT whose license was recently granted.


     The identity of new entrants and the scope of increased competition, and any corresponding adverse effect on the Company's results, will depend on a variety of factors. Among such factors are the business strategies and financial and technical capabilities of potential competitors, prevailing market conditions at the time competition is permitted, applicable Peruvian regulations with respect to new entrants and the Company, as well as the effectiveness of the Company's strategy to prepare for increased competition. See "Risk Factors--Competition."


CHILE


     COUNTRY OVERVIEW. Chile is a highly urbanized country, with a population of approximately 14.7 million in 1996, of which 85.0% are estimated to live in cities. Santiago, the capital of Chile and a major international economic center, has a population of approximately 5.1 million people. The Chilean government has implemented a strategy to encourage foreign investment in Chile and it has privatized and deregulated many industries, including transportation, energy and telecommunications. Since 1991, the Chilean economy has experienced high rates of economic growth. From 1991 through 1996, GDP increased by an average annual rate of 7.3%. Inflation has been dramatically curtailed during this period, falling from 18.7% in 1991 to 6.6% in 1996. GDP is expected to grow at a compounded annual growth rate of 7.0% from 1997 through the year 2002.


     MARKET OVERVIEW. As the first telecommunications market to commence deregulation in Latin America, Chile has experienced substantial growth in telecommunications revenue and telephone density. Total international long distance revenues have grown from $99.9 million in 1993 to $178.2 million in 1996, representing a compound annual growth rate of 21.0%. Chile's telecommunications markets continue to be dominated by the former PTTs, although new entrants have begun to reduce the former PTTs' market share. In the long distance market, Entel, the former long distance PTT, faces competition from eight other carriers, and its market share has been reduced to approximately 40.4% for domestic long distance and 37.5% for international long-distance. As a result of its open telecommunications market, Chilean subscribers enjoy some of the lowest prices in the world for long distance telephony services. In the local telephony market, CTC, the former local services PTT, controls approximately 96% of the local telephony market. The Company believes that the full implementation of its business strategy will enable it to penetrate this market and further develop its customer base.


     The following table provides some general information on the historical size and estimated growth of Chile's telecommunications market.

                                                              TELECOMMUNICATIONS DATA--CHILE
                                          -----------------------------------------------------------------------
                                                1993             1994              1995               1996
                                          ---------------- ---------------- ------------------ ------------------
TELEPHONE MINUTES
 Local Service                                     --               --                 --                 --
 Long Distance Domestic (millions)                n/a              n/a            1,847.2  (1)       2,259.0  (2)
 Long Distance International (millions)           n/a              n/a              136.9  (3)         172.9  (2)
MAIN LINES IN SERVICE
 (in thousands)                                 1,513  (4)       1,626  (4)         1,846  (4)         2,157  (4)
PENETRATION RATE
 (main lines per 100 pop)                        11.0  (4)        11.6  (4)          13.0  (4)          14.9  (4)
SERVICE REVENUES
 (US$ millions)
 Local Services (US$ millions)                  479.0  (4)       560.6  (4)         627.8  (4)         733.3  (4)
 Toll Services (US$ millions)                   135.2  (4)       118.9  (4)         235.6  (4)         275.2  (4)
 International Services (US$ millions)           99.9  (4)        85.6  (4)         152.6  (4)         178.2  (4)
DATA
 X-25/Frame Relay Ports (in thousands)            3.3  (4)         3.6  (4)           4.7  (4)          10.2  (4)
 ISP Host Penetration
  (main lines per 100 pop)                      0.020  (5)       0.022  (5)         0.063  (5)         0.157  (5)

                                                               TELECOMMUNICATIONS DATA--CHILE
                                          -------------------------------------------------------------------------
                                                1997              1998               1999               2000
                                          ---------------- ------------------ ------------------ ------------------
TELEPHONE MINUTES
 Local Service                                      --                 --                 --                 --
 Long Distance Domestic (millions)             n/a               n/a                n/a                n/a
 Long Distance International (millions)        n/a               n/a                n/a                n/a
MAIN LINES IN SERVICE
 (in thousands)                                  2,623(4)           3,032(4)           3,474(4)           3,920(4)
PENETRATION RATE
 (main lines per 100 pop)                        17.8  (4)          20.3  (4)          22.9  (4)          25.4  (4)
SERVICE REVENUES
 (US$ millions)
 Local Services (US$ millions)                  891.7  (4)       1,030.9  (4)       1,181.3  (4)       1,332.9  (4)
 Toll Services (US$ millions)                   334.6  (4)         386.9  (4)         443.3  (4)         500.2  (4)
 International Services (US$ millions)          216.8  (4)         250.6  (4)         287.1  (4)         324.0  (4)
DATA
 X-25/Frame Relay Ports (in thousands)           17.5  (4)          25.8  (1)          33.9  (4)          39.7  (4)
 ISP Host Penetration
  (main lines per 100 pop)                       0.279(5)           0.413(5)           0.525(5)           0.601(5)

----------------
n/a--Information not publicly available.

(1) Statistical measures were changed in 1994 due to the multicarrier system implementation.

(2) Source: Calculations based on monthly market share data provided by the
            Subsecretaria de Telecomunicaciones ("SUBTEL") as of August 1997.

(3) Source: Calculations based on Pyramid Research Report estimates of lines in services--includes historical information for the years 1993-1995 and projections for the years 1996-2000.

(4) Source: Pyramid Research Report--includes historical information for the years 1993-1995 and projections for the years 1996-2000.

(5) Source: Calculations based on Pyramid Research Report estimates of ISP hosts and population for Chile.


     OPERATING COMPANY OVERVIEW. The Company conducts its business in Santiago through its wholly-owned subsidiaries, FirstCom Networks, formerly Hewster Chile, S.A., and FirstCom Long Distance. FirstCom Networks currently provides businesses in Santiago with high quality voice and data communications services on a private line basis, including local area network interconnections, remote terminal access, PBX to PBX connections, remote printing capabilities and high speed access to the

Internet through arrangements with a Chilean based ISP and private line based services. In addition, FirstCom Networks provides its customers with local and wide area network design, engineering, installation, systems integration and support services. FirstCom Long Distance provides domestic and international long distance services in Santiago. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station as well as through interconnection with other Chilean long distance carriers. The Company's Chilean customer base currently includes approximately 40 large and medium-sized businesses such as Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda., Iberia Airlines, The Aetna Life Insurance Company, Nike de Chile S.A. and one ISP. The Company believes that its high quality transmission capabilities, responsive customer service and domestic and international long distance services have become important elements in many of its customers' telecommunications network and operational strategies. The Company provides network services through its 120 kilometer digital fiber optic network which covers the downtown business district and outlying industrial park and airport corridor. This network utilizes advantageous rights-of-way through Santiago's underground subway system (the "Metro") as well as through certain facilities of ENERSIS, a Chilean power company.


     The Company anticipates being granted during the fourth quarter of 1998 a license for local telephony. However, there can be no assurance that the Company will secure such license, be able to make the necessary network enhancements to provide such services or successfully market such services to potential customers.



     COUNTRY STRATEGY. The Company intends to expand its Chilean operations. The Company is currently directing its marketing efforts in Santiago towards medium-and small-sized businesses. Large businesses in Santiago are typically located in single-tenant buildings and are currently the focus of Chile's major carriers. Therefore, the Company believes that a substantial opportunity exists to provide services to medium- and small-sized businesses which are currently underserved. These businesses are typically located in multi-tenant buildings throughout downtown Santiago and the outlying industrial district. The Company believes that, based upon an independent market survey, a large number of its targeted business customers are located in commercial buildings which are not connected to a fiber optic network, but rather are connected to networks through older, copper technology with limited capacity. The Company intends to take advantage of this opportunity by (i) using an independent marketing firm to identify commercial, multi-tenant buildings in which a critical mass of occupants are located that have or will have an interest in acquiring the Company's services, (ii) rapidly connecting many of these buildings to the Company's existing fiber optic network, (iii) offering high quality voice and data services on a private line basis as well as long distance telephony and
(iv) pursuing a sales and marketing strategy that includes a combination of direct sales calls, telemarketing and direct mail campaigns and an increased advertising budget.



     CONCESSIONS. In 1991, Hewster Servicios Intermedios, S.A., FirstCom Networks' predecessor, was granted a concession with an unlimited duration to provide intermediate telecommunications services (the "FirstCom Networks Concession"). The FirstCom Networks Concession authorized the installation and operation of the Company's fiber optic cable local network in metropolitan Santiago. Pursuant to the FirstCom Networks Concession, FirstCom Networks is authorized to provide voice and data transmission services and certain value-added services on a private line basis. The FirstCom Networks Concession may not be transferred, assigned or leased, nor may control of FirstCom Networks be transferred or assigned, without the prior approval of SUBTEL. The Company, through a wholly-owned subsidiary, Visat, also holds a concession with an unlimited duration to construct and operate a network of satellite earth stations throughout Chile that can provide national and international long distance telecommunications services (the "Visat Concession"). In addition, the Company is authorized to provide services based on 38 GHz wireless technology in Santiago. FirstCom Long Distance holds a concession with an unlimited duration to provide public, switched national and international long distance services in Chile. FirstCom Long Distance's concession was issued by the Chilean Ministry of Transport and Communications in 1993.

     NETWORK INFRASTRUCTURE. FirstCom Networks provides network services in Chile through its 120 kilometer fiber optic network which currently covers the majority of Santiago's downtown business district and the outlying industrial park and airport corridors. The Company's 120 kilometer digital fiber optic network travels through the traditional commercial center of Santiago, where many established businesses are headquartered, and the rapidly growing expansion areas, including outlying industrial parks, and the airport corridor where many branch offices and new companies have located. FirstCom Long Distance provides domestic and international long distance services in Santiago through its own gateway switch and satellite earth station and through interconnections with other Chilean long distance carriers.


     The Company is in the process of upgrading its fiber optic network in Chile by replacing the existing PDH and SDH nodes with ATM node equipment (the "ATM Upgrade"). The planned ATM Upgrade is expected to be completed by the end of 1998.


     The portion of the Company's network that passes through the downtown business and financial district has been installed in Santiago's Metro subway tunnels. The Metro subway tunnels protect the network from hazards such as severe weather and vandalism. Metro access points, such as ventilation shafts and platform entrances, are available every approximately 250 meters along the subway route. These facilities serve as the "insert" points for last mile connections between the Company's network and customer buildings. In addition to its agreement with the Metro, the Company has a utility pole right-of-way contract with one of Chile's electric companies which allows the Company to use utility poles to route cable to outlying areas of Santiago.


     The Company plans to invest in the "last mile" network links that connect commercial buildings and customer offices with the Company's fiber optic network. Where customers are operating in newly developed areas of Santiago, the Company intends to install its own last mile network infrastructure to connect those customers with its fiber optic network. In areas of Santiago where the telecommunications infrastructure is more developed, the Company believes that it may grow most efficiently by leasing such last mile connections from other network operators. The Company anticipates completing last mile connections to approximately 150 buildings before the end of 1998.


     The Company recently installed its first 38 GHz wireless connection between its fiber optic network and an ISP. The Company intends to utilize this wireless technology to connect customers more rapidly and efficiently to its fiber optic network. This wireless connection is deployed by installing wireless transceivers on rooftops, towers or windows where line-of-sight can be established between the connected points. This technology will enable the Company to develop POPs that serve buildings not currently reached by its fiber optic network without paying interconnection fees to the local telephone company. 38 GHz technology provides network connections similar to fiber optic circuits in terms of both bandwidth and service quality.


     The Company intends to invest in FirstCom Long Distance to improve the quality of its service through the continuing upgrade of FirstCom Long Distance's switching infrastructure and customer service platforms. In addition, the Company plans to acquire or install, during 1998, an additional satellite antenna which will enable FirstCom Long Distance to interconnect with additional international long distance carriers, subject to regulatory approval. Such additional satellite capability is expected to enable FirstCom Long Distance to obtain lower prices for international transmission services.


     FirstCom Long Distance obtains local access services through interconnection agreements with the following operators or their subsidiaries:
CTC Mundo, Complejo Manufacturero de Equipos Telefonicos S.A.C.I. ("CMET"), Entel, BellSouth Chile S.A., Telefonica Manquehue S.A., Lucsic and Compania Nacional de Telefonos S.A. ("CNT"). In 1997, FirstCom Long Distance installed a new Excel NS 2000 international long distance gateway switch to handle all international long distance calls as well as credit card and callback services. FirstCom Long Distance operates a 9.1 meter satellite earth station located in Santiago through which it links with Satelitron, a Mexican carrier, which then links with a number of other carriers through the Mexican Solidaridad I satellite. FirstCom Long Distance's satellite earth station is linked with its gateway switch via a 18-19 GHz microwave link. FirstCom Long Distance currently operates a 24-hour network control and operator service center in Santiago to monitor its network and handle customer service calls.


     CUSTOMERS. FirstCom Networks currently services approximately 43 customers in Santiago, including Xerox de Chile S.A., Iberia Airlines, Autorentas del Pacifico (Hertz) Ltda., Nike de Chile S.A. and The Aetna Life Insurance Company. FirstCom Networks charges a monthly fee for its services based on the length of the contract and the type and quantity of services provided. FirstCom Long Distance provides domestic and international long distance services to approximately eight large corporations, 800 medium and small-size corporations and 400 residential customers through annual service contract arrangements. In addition, during the past three months, FirstCom Long Distance provided casual dialing services to approximately 20,000 non-subscriber users. FirstCom Long Distance also provides routing services to a number of other long distance carriers including Entel.


     COMPETITION. Chile's local and long distance markets were both opened to competition in 1994, with the only constraint being a four-year long distance market share cap imposed on Chile's former local services monopoly, CTC. There are currently five telecommunications groups that provide both local and long distance services, three of which also provide data services. There are also three other licensed providers of local telephony services and four other licensed providers of domestic and international long distance services. In the long distance market, Entel, the former long distance PTT, has a market share of approximately 40.4% for domestic long distance and 37.5% for international long distance. In the local telephony market, CTC, the former local services PTT, has a market share of approximately 96%. Both CTC and Entel operate fiber optic loops in Santiago, while Teleductos S.A. operates a passive point-to-point network built using a star topology.


     The Company believes it can successfully compete in the Santiago telecommunications market by providing customers a competitively priced, bundled service offering consisting of data, long distance and other value-added services. In addition, the Company intends to begin offering local services during 1998 after it receives a license, as to which there can be no assurance. Such services will be delivered over the Company's digital fiber optic network which will help the Company control operating costs and minimize the need to rely on other carriers' networks. The Company believes that it is well-positioned to develop and increase its customer base in Santiago because
(i) it will be able to gain a "first mover" advantage in offering services to its targeted customer base of medium and small-sized businesses which the Company believes have significant unmet demand for advanced telecommunications services and (ii) its services are provided via a digital fiber optic network that utilizes the ATM protocol and "drop and insert" technology, which enables the Company to offer an extensive range of advanced telecommunications services. The Company believes that its size and the entrepreneurial culture of its management team will allow it to react quickly to changes in the marketplace and that, coupled with its strong commitment to customer service, will differentiate FirstCom Networks and FirstCom Long Distance from its larger, less flexible competitors.


REGULATION


PERU


     PERUVIAN TELECOMMUNICATIONS LAWS AND REGULATIONS. The principal features of Peruvian regulation of telecommunications services include the General Telecommunications Law (the "Peruvian Telecommunications Law"), State Contracts, the General Regulation to the Telecommunications Law (the "General Regulation"), and the Regulation (the "OSIPTEL Regulation") for the Organization for Supervision of Private Investments in Telecommunications ("OSIPTEL"). These laws and their related governmental authorities constitute the legal and regulatory framework within which the Company provides services in Peru.


     The Peruvian Telecommunications Law sets out the basic framework for the provision and regulation of telecommunications services, and has the stated objective of providing a competitive market in telecommunications. The law grants the Peruvian government the ability to oversee telecommunications services through the Ministry of Transportation, Communications, Housing and Construction (the "Ministry of Transportation" or the "Ministry"). The Ministry has the authority to grant concessions and impose sanctions for the violation of telecommunications laws. Pursuant to Supreme Decree No. 007-97-MTC, the Specialized Telecommunications Concession Unit ("STCU") became the government agency within the Ministry charged with the following functions previously performed by OSIPTEL: (i) grant, renew and cancel concessions, authorizations, permits and licenses; (ii) manage the electric spectrum and approve the assignment of frequencies; and (iii) discontinue the rendering of value added services offered by concessionaires when such services cause any damage or harm to the public telecommunications network.


     CONCESSIONS. A private entity may only provide telecommunications services in Peru pursuant to a concession granted by STCU and in accordance with a state contract (the "State Contract") to be entered between the STCU and the concessionaire. Such concessions, including the concession held by the Company through Resetel, have a maximum period of twenty years and can be renewed for an equal term without limitation subject to the submission of an application for renewal two years prior to the expiration of the concession and compliance with the requirements under the concession. The State Contract outlines, among other obligations: (i) a minimum expansion plan for the operator; (ii) required fees and tariffs; (iii) technology standards for all equipment; and (iv) quality standards of service.


     State Contracts are treated under Peruvian law the same as contracts between private parties. For this reason, such contracts cannot be modified or terminated by any subsequent regulation or legislation. The Ministry may, however, if it is deemed in the public interest, modify the terms of State Contracts unilaterally if such terms relate to the international telecommunications policy of the Ministry, or if it is necessary to modify the contract to comply with international laws, treaties or conventions. These changes can only take place through an administrative process that provides for public comment on any proposed changes.


     LOCAL AND LONG DISTANCE SERVICES. Dial tone and public switched local and long distance services in Peru will be provided exclusively by Telefonica until May 1999, at which time the exclusivity provisions in Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company operates under a concession which permits it to provide private line, special access and value-added services within the local telecommunications markets of Lima and Callao. Beginning in 1999, the Company may seek to obtain authorization to begin providing dial tone as well as public local and long distance switched services.


     TECHNICAL REQUIREMENTS. The Company is required to comply with regulations and detailed technical plans promulgated by the OSIPTEL that apply to such matters as the transmission, routing, signaling and assignment of numbers in the Peruvian telephone network as well as use of the radio frequency spectrum. Before concessionaires initiate service, their facilities must have been authorized by the Ministry of Communications and must be in full compliance with the applicable regulations and technical plans. Failure to comply with the technical plans can be grounds for terminating a concession if the holder does not comply within a period of time prescribed by the OSIPTEL.


     Both Telefonica and operators of private networks must make their networks available for interconnection with other carriers' networks in order to promote competition within Peru's telecommunications marketplace.


     FEES, TARIFFS AND OTHER CHARGES. In conformity with the Telecommunications Law, the General Regulation, and the OSIPTEL Regulation, telephone operators, including the Company, must pay certain fees, tariffs, and other charges which are primarily comprised of: (i) a concession fee; (ii) annual tariffs; (iii) payment to OSIPTEL for supervisory services; and (iv) contribution to the Fund for Private Investment in Telecommunications ("FITEL"). The Company may set its own tariff levels for its private line service, subject to certain maximum tariff levels set by the OSIPTEL.


     FOREIGN INVESTMENT AND EXCHANGE CONTROLS. The basic legal framework to attract foreign investment to Peru is provided by the Foreign Investment Promotion Law. The Law provides for specific rules that guarantee nondiscriminatory treatment of foreign investors investing in Peru, and provides mechanisms to stimulate and secure foreign capital. Specifically, under the Law, foreign investors may freely remit all profit and repatriate all capital invested in Peru, and may freely convert such local currency proceeds into U.S. dollars. No registration with any government authority of such profit remittance or capital repatriation is required under Peruvian law irrespective of whether the original investment was made in the form of a capital contribution or intercompany loans. Notwithstanding the low level of restrictions on foreign investment, Peruvian law provides that if the foreign investor's home country imposes foreign investment restrictions on investments made by Peruvian companies in that country, the Peruvian government is authorized to impose similar restrictions with respect to investments made by companies from that country. For this reason, foreign investors are encouraged to enter into a legal stabilization agreement (the "Legal Stability Agreement") with the Peruvian government to guarantee certain rights with respect to their foreign investment in Peruvian companies.


     Legal Stability Agreements are entered into for a term of ten years. Foreign investors who execute such agreements are guaranteed the following rights, as of the date of the execution of the agreement: (i) maintenance of the existing tax treatment of the foreign investment; (ii) legal stability as to the availability of foreign currency for the remittance of profits and repatriation of capital and (iii) non-discriminatory treatment of the foreign investor.


     Foreign investors may enter into the Legal Stability Agreement by submitting an application to the National Commission on Foreign Investments, provided that the capital contribution is made in the following manner: (i) a capital contribution in cash of at least $2.0 million within two years of the date of execution of the agreement; or (ii) a capital contribution in cash of at least $500,000 and creation of at least 20 employment positions within two years from the date of the execution of the agreement.


CHILE


     TELECOMMUNICATIONS LAWS AND REGULATIONS. The Ley General de
Telecomunicaciones (General Law of Telecommunications), Law No. 18.168 (1982) (the "Chilean Telecommunications Law") and various decrees issued by the Ministry of Transportation and Telecommunications and other Chilean governmental authorities, constitute the legal and regulatory framework within which the Company provides services in Chile.


     In 1994, the Chilean Telecommunications Law was amended to promote greater competition in the telecommunications sector and to establish a framework for a multicarrier dialing system. The most significant amendments were: (i) in the case of local telephone carriers, only their affiliates or other related companies, rather than the local telephone carriers themselves, can now provide public long distance services and (ii) the establishment of all carriers' maximum market shares in the domestic long distance market for a four-year period and in the international long distance market for three years, each period measured from the inception of the multicarrier dialing system, as set forth in the following table. Companies that carry traffic above these units will be subject to substantial financial penalties and the Undersecretary of Telecommunications may suspend their service.

                                                    MAXIMUM MARKET SHARE CAPS
                                             ----------------------------------------
                                              YEAR 1     YEAR 2     YEAR 3     YEAR 4
                                             --------   --------   --------   -------
                                                           (IN MINUTES)
Carriers Affiliated with Local Operators:
 Domestic Long Distance                         35%        45%        55%        60%
 International Long Distance                    20         30         40         --
Other Carriers:
 Domestic Long Distance                         80         70         60         60
 International Long Distance                    70         65         60         --

     The Chilean Telecommunications Law also requires providers of public telephone services to conform to a multicarrier system in which end-users, rather than local telephone carriers, will determine on a call-by-call or contractual basis the long distance carrier they want to use. In addition, long distance carriers are authorized to establish direct connections to end users through their own networks.


     The Chilean Telecommunications Law provides for substantial fines, the suspension of service and other penalties for violations of the multicarrier dialing system. The routing of calls by a local telephone company to a long distance carrier other than the carrier selected by the end user or the obstruction or delay of an interconnection between the local telephone carrier and any long distance carrier would constitute violations, and the local telephone carrier may be required to indemnify the provider of long distance services for any such violations.


     CONCESSIONS. The Chilean Telecommunications Law specifies which telecommunications services require that a provider obtain a concession or permit from the Ministry of Transportation and Telecommunications. Such concessions or permits are granted by the Subsecretaria de Telecommunicaciones (the "Undersecretary of Telecommunications"). Concessions, which may be granted only to entities constituted and domiciled in Chile, are necessary to provide the following services, among others: (i) public telecommunications services which are provided to satisfy the telecommunications needs of the general public and (ii) intermediate telecommunications services which are transmission and switching services offered by third parties to other concession holders who provide public telecommunications services or other services to end-users. Permits, which are granted following a simplified procedure and may have a shorter duration than concessions, are required to provide limited services, which are services necessary to satisfy specialized needs of businesses or other institutions, but do not entail carrying traffic across public international and certain telecommunications networks.


     Concessions and permits are granted by the Chilean government for a fixed term which is presently 30 years. These concessions and permits can be renewed for the same period if so requested by the concessionaire. However, because the Company's concession was granted before the establishment of fixed terms, such concession is deemed to be indefinite in accordance with its terms and with Transitory Article 3 of such law. Concessions and permits cannot be assigned, transferred or leased without the prior authorization of the Undersecretary of Telecommunications, which authorization cannot be denied without reasonable cause.


     Holders of concessions to provide public telecommunications services must establish and accept interconnection with others, in accordance with technical requirements established by the Undersecretary of Telecommunications, to ensure that users have access to all public services. Concession holders may establish their own systems or use facilities of other entities.


     Any telephone service outage must be corrected within 12 hours or users are entitled to indemnification and the concession holder is subject to fines.


     The Undersecretary of Telecommunications may suspend a concession holder's service for up to thirty days for failure to comply with technical requirements, which action may be challenged in the courts within a term of five days as of the notification to the holder of the concession.


     The Chilean Telecommunications Law provides that holders of concessions and permits shall have access, on equal economic and technical basis, to satellite systems and international cables.


     Existing concessions may be terminated if the concession holder does not fulfill certain of its obligations, including: (i) fulfillment of the technical framework applicable to the service; (ii) reiterative sanctions because of the suspension of transmissions; (iii) nonpayment of a fine imposed on the concession holder for more than 30 days; and (iv) the unauthorized change of any of the essential elements of the concession. The holder of the concession can appeal such termination to the Chilean Supreme Court within ten days if it believes that the termination was illegal.


     TARIFF SYSTEM. Currently, providers of domestic and international long distance services are subject to maximum tariffs fixed by the Chilean government.

     The Company's services are presently subject to maximum tariffs under the Chilean Telecommunications Law. The Chilean government establishes the maximum tariffs of regulated services by using a methodology that provides for the recovery of investments and the costs of operations of such services, as well as a profit based on the cost of capital. Under the Chilean Telecommunications Law, the structure, level and mechanism for indexing the affected services are fixed every five years by a joint decree issued by the Ministry of Transportation and Telecommunications and the Ministerio de Economia, Fomento y Reconstruccion (the "Ministry of the Economy") on the basis of the incremental costs of providing the tariffed service in each geographical service area where the service is provided, including capital costs taking into account the expansion plans of the regulated companies over the five year period. In the absence of expansion plans, the structure and level of rates are set on the basis of marginal long-term costs. Maximum tariffs are established on the basis of an economic model that relies on the costs of an ideally efficient enterprise that offers only the service subject to tariff. The tariff for each service that is subject to tariff regulation reflects the theoretical cost components associated with such service.


     Tariffs for domestic long distance telephone services must include the prices of long distance transmission and switching as well as the price of local telephone service. Tariffs for international long distance services must include such price components as the price of domestic and international services, the cost of access to the local network, as well as the settlement costs with foreign correspondents.


     Providers of telecommunications services are prohibited from discriminating among similarly situated users in the price charged for tariffed services. Each tariff is subject to its own index, which is calculated using the prices of its principal components. A concessionaire must give two months notice to the Undersecretary of Telecommunications of changes to the maximum tariff resulting from changes in the applicable index (including inflation adjustments) and that tariff, upon readjustment, is the maximum price that users may be charged for the service.


     Because the tariff-setting process takes place every five years, providers of long distance services subject to tariff regulation have to prepare a special study for each regulated service included in their geographic concession areas. The purpose of the study is to calculate the total and marginal long-term costs with respect to each such service and to determine on the basis of such calculation the structure and level of future tariffs. New tariff proposals must be presented to the Ministries of Transportation and Telecommunications and of Economy 180 days prior to the end of each five-year period. The Company and other intermediate service providers are subject to the maximum tariffs established by the corresponding authorities for the principal intermediate service provider.


     ENCAJE OR DEPOSIT REQUIREMENT. Thirty percent of amounts borrowed from abroad must be placed on deposit with the Central Bank for a period equal to the average term of the loan, with a minimum period of 90 days and a maximum period of 1 year. These funds do not earn interest. In lieu of making this deposit, the recipient may comply with the encaje through the purchase of special Central Bank promissory notes equal to 30% of the principal, which the Central Bank repurchases on the same date, prior to deduction of an interest rate equal to LIBOR + 4% for one year. In addition to the 30% deposit requirement, payments made by a Chilean company on interest in connection with a loan by a foreign shareholder of such company are treated as dividends for purposes of the imposition of a 35% withholding tax on the value of the payment of interest.


     FOREIGN INVESTMENT AND EXCHANGE CONTROLS. Complete foreign ownership of investments in Chilean entities is possible and there is no minimum period within which the foreign investments must remain in Chile. Foreign investment capital may be remitted overseas one year after entering Chile.


     The Central Bank requires most transactions relating to foreign investment to be effected in a "formal" currency market. Appropriate approvals and registrations must be obtained when foreign investment capital enters the country to ensure the right to acquire foreign currency to pay for imports, repatriate capital and profits and pay interest and capital due on foreign currency loans.

     Foreign investment capital may be remitted overseas one year after entering Chile, but only from the proceeds of sale or liquidation of all or part of the assets, business, shares or rights representing the investment. Capital comprising reinvested profits are not subject to the one year restriction.


     Annual profits may be remitted overseas at any time. Interim profits and dividends can be remitted quarterly if supported by audited financial statements and permitted by the foreign investment contract with the government.


     Normally, foreign currency required to repatriate capital and profits must be obtained in the local formal currency market. Certificates authorizing the purchase of the foreign currency are issued by the Foreign Investment Committee, normally within 48 hours in the case of profits. Investors may be able to operate offshore foreign currency accounts which may be used to repatriate capital profits directly.


     The Foreign Investment Statute guarantees that restrictions applicable to the remittance of capital and profits will not be less favorable than those applying generally to the acquisition of foreign currency to pay for imports.


TAXATION


PERU


     The tax structure of Peru is composed of several broad based taxes, a consumption tax on certain products (e.g. gasoline), a general income tax, an alternative minimum tax based on a business' assets, a property tax, and a simplified import tariff. In addition, withholding taxes are imposed on interest and salary income, and Peru has a recently expanded value-added tax ("VAT") that covers certain products and services.


     INCOME TAX. Peruvian corporations or foreign corporations domiciled in Peru are subject to an income tax at a rate of 30% on the net income realized by the company during the fiscal year. There is no departmental, regional or municipal income tax.


     PAYMENT OF DIVIDENDS. Under applicable Peruvian law, amounts paid as dividends or distributed as profits are not deemed to be taxable income and, consequently, are not subject to any taxation.


     EXTRAORDINARY ASSET TAX. Peruvian corporations are subject to an annual extraordinary asset tax calculated at a rate of 0.5% over the value of the net assets of the corporation. The amount of the net extraordinary asset tax which is due may be credited against the corporation's income tax.


     VALUE ADDED TAX. Peruvian corporations are subject to a value added tax calculated at a rate of 18% over the value of services rendered to customers, goods imported into Peru, sale of personal or real property and assignment of fixed assets to an affiliate. Companies are entitled to an off-setting credit against the value added taxes imposed on the sales of goods and services.


CHILE


     TAXATION. Generally, foreign investors and local businesses are treated equally, although foreign investors are given the benefit of certain fixed rate tax options which allow them to limit the impact of future adverse tax changes.



     To promote savings and investment, the income of business entities is taxed in two stages, initially when income is earned and finally when profits are distributed to the ultimate business owners. The effective rate payable on foreign investment profits remitted abroad is normally 35%, 15% being payable at the time profits are earned with the balance due on payment overseas. Considerable emphasis is placed on indirect taxation through a 18% value-added tax which contributes about 60% of fiscal revenue.

     First Category Income Tax (the "First Category Income Tax"), often referred to as the corporate tax, is paid by all entities on accrued income from business operations at a rate of 15%. Chile has a fully integrated tax system allowing this corporate tax to be credited against personal income taxes payable by resident investors when business profits are withdrawn by them or, in the case of foreign investors, against withholding tax payable when profits are remitted overseas. Profit distributions received by a resident business entity as an investor in another business entity are not liable to tax until distributed to a non-business or overseas entity.


     WITHHOLDING TAX. Additional withholding income tax (the "Additional Withholding Income Tax") of 35% is payable by non-resident individuals and entities on Chilean-source business income withdrawn or remitted overseas. This tax is withheld by the paying business entity.


     The 15% corporate tax is allowed as a credit against the Additional Withholding Income Tax payable. As a result, the effective rate payable on foreign investment profits remitted abroad is normally 35%, 15% being payable at the time profits are earned with the 20% balance due on payment overseas.


     Withholding tax is also imposed on most other payments made abroad. For example:


   1. 30% for royalty payments and patents, license and similar fees;


   2. 4% for interest payments to a foreign or international banking institution or to a foreign or international financial institution registered with the Central Bank of Chile. A 35% rate applies to interest payments to all other entities;


   3. 35% for rental payments, this rate can be reduced to 1.75% for equipment rental payments; and


   4. 20% withholding tax applied to remuneration of foreign individuals not resident in Chile for "technical assistance" or "engineering services" rendered in Chile or abroad.


     These rates can be increased to 80% for royalties or fees for technical services considered unproductive or unnecessary for the economic development of the country. All these payments are tax deductible if necessary to produce income.


     THIN CAPITALIZATION RULES. Although the tax regime does not impose restrictions on debt/equity ratios, the Foreign Investment Committee currently limits borrowing levels when approving investments. The current debt to equity ratio is 70:30.


     CAPITAL GAINS. Gain recognized on the sale of shares will be subject to both the First Category Income Tax and the Additional Withholding Income Tax, if either (i) the foreign holder has held the shares for less than one year or
(ii) the foreign holder acquired and sold the shares in the ordinary course of business or as an habitual trader of shares. In all other cases, gain on the sale of shares will be subject to a sole 15% First Category Income Tax.


     For purposes of determining the capital gains on the disposition of the shares of the Chilean companies, the tax basis will be the acquisition value adjusted by the variation of the Chilean Consumer Price Index between the last day of the month prior to the purchase of the shares and the last day of the month prior to the disposition of the shares. If the investment in the shares has been made through DL 600, upon total or partial liquidation of the investment, no taxes will be applied on gains up to the U.S. dollar equivalent of the foreign investment.


     INCOME TAX PAYMENT. Chile has a calendar tax year and returns must be lodged by April 30 of the following year. Business entities are required to make monthly provisional payments of corporate tax equal to a percentage of the previous month's gross revenue. The percentage is determined by the ratio of gross revenue to First Category Income Tax for the business entity for the preceding year. Any further tax due must be paid on filing of the relevant tax return. Excess tax paid is recoverable after filing.

EMPLOYEES


     As of April 30, 1998, the Company had 158 full-time employees, of whom approximately 66 are in Resetel, 36 are in FirstCom Networks, 51 are in FirstCom Long Distance and five are in the Company's headquarters. The Company's employees are not represented by any labor union. The Company believes that relations with its employees are good.


PROPERTIES


     ICCA's corporate offices are located at 2600 Douglas Road Suite 501, Coral Gables, Florida. These offices are occupied under a lease that expires on November 30, 1998 (the "ICCA Lease") at a rent of approximately $3,000 per month. The ICCA Lease does not specify the conditions for its renewal, but the Company believes that the current lease may be renewed for an additional one year term without unreasonable effort or additional expense. The Company's offices in Santiago, Chile are occupied under a lease which expire through September 2006, at a rent of approximately $14,000 per month. The Company's offices in Lima, Peru are occupied under a two year lease terminating on October 14, 1998 at a rent of approximately $3,500 per month. The Company believes that its current facilities, together with other contiguous rental space, are adequate to provide for its current needs and that its current facilities and planned lease of replacement facilities in Chile will be adequate for its current and anticipated needs and anticipated growth.


LEGAL PROCEEDINGS


     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information concerning each of the executive officers and directors of ICCA:



NAME                       AGE                 POSITION WITH THE COMPANY
-----------------------   -----   --------------------------------------------------
Patricio E. Northland      42     President, Chairman of the Board of Directors and
                                  Chief Executive Officer

Douglas G. Geib II         41     Chief Financial Officer and Director

David C. Kleinman          62     Director

George A. Cargill          56     Director

Andrew Hulsh               37     Director

     PATRICIO E. NORTHLAND has over sixteen years of experience as an international telecommunications executive and entrepreneur. Mr. Northland has been President, Chairman of the Board of Directors and Chief Executive Officer of ICCA since November 1996. Born in Chile, Mr. Northland is a U.S. citizen who brings to the Company many relationships with telecommunications carriers and potential customers throughout Latin America. In 1991, Mr. Northland founded AmericaTel Corporation ("AmericaTel"), a Miami-based international telecommunications carrier focused on traffic originating and terminating in Latin America, and in 1993, Mr. Northland successfully completed a joint venture agreement between AmericaTel and Entel, Chile's major long distance carrier. Under Mr. Northland's leadership, AmericaTel grew to provide satellite-based voice, data and fax telecommunications services to corporate customers in several Latin American nations. Prior to his involvement with AmericaTel, Mr. Northland held key management positions with PanamSat and IntelSat. In 1996, Mr. Northland sold his interest in AmericaTel to Entel. Mr. Northland holds engineering degrees from the University of Chile, a master's degree in communications from George Washington University, and an M.B.A. from The University of Chicago.


     DOUGLAS G. GEIB II has been the Chief Financial Officer and a Director of ICCA since May 1997. For almost 20 years prior thereto, Mr. Geib worked with Ernst & Young LLP and had been a Partner since 1989. While at Ernst & Young, Mr. Geib provided corporate finance and audit services, as well as coordinated and managed various consulting services to clients involved in telecommunications, healthcare, manufacturing, real estate and consumer products. Mr. Geib holds an undergraduate business degree from The Ohio State University and an M.B.A. from The University of Chicago. Mr. Geib is a Certified Public Accountant.


     DAVID C. KLEINMAN has been a Director of ICCA since May 1997. Mr. Kleinman is currently Senior Lecturer in Business Policy at the Graduate School of Business of The University of Chicago where he has taught since 1971. Mr. Kleinman serves as a member of the Board of Directors of Irex Corporation which trades its stock in the over-the-counter market. Mr. Kleinman is also a member of the Board of Directors of the Acorn Fund, the Acorn International Fund and the Acorn USA Fund which are registered under the Investment Company Act of 1940.


     GEORGE A. CARGILL has been a Director of ICCA since July 1994. Mr. Cargill has been the President and owner of Telectronic S.A., a major Chilean systems integrator and the Northern Telecom equipment distributor in Chile since 1976. Prior thereto, Mr. Cargill spent seven years with CTC as a network engineer and manager of quality control.


     ANDREW HULSH has been a director of ICCA since December 1997. Mr. Hulsh has been a partner with the law firm of Baker & McKenzie since January 1997. For more than five years prior thereto, Mr. Hulsh was an attorney with the law firm of Greenberg, Trauig, Hoffman, Lipoff, Rosen & Quentel, P.A. most recently as a shareholder.

KEY EMPLOYEES OR CONSULTANTS



     Moises Blumen Cohen, age 28, has been the Chief Executive Officer of Resetel since October 1996 and its Administrative Manager since August 1996. From July 1993 until July 1996, Mr. Blumen was President of Compania Central 911, a Peruvian security alarm installation company founded by Mr. Blumen in July 1993.


     Ivan Van de Wyngard, age 53, has been a consultant to the Company since October 1997. From 1986 to 1994, Mr. Van de Wyngard was Chief Executive Officer of Entel. From 1995 to August 1997, Mr. Van de Wyngard was President of Consultora Internacional de Telecommunicaciones VamCon Ltda., a Chilean telecommunications consulting company.


COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors of the Company has an Audit Committee and a Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.


     AUDIT COMMITTEE. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee also recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee is currently composed of Messrs. Kleinman and Cargill, all of whom, in accordance with the rules of the Nasdaq SmallCap Market, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.


     COMPENSATION COMMITTEE. The Compensation Committee determines the cash and other incentive compensation to be paid to the Company's executive officers, including the award of stock options under the Company's stock option plans as well as the award of non-qualified stock options and warrants issued pursuant to individual stock option and warrant agreements. The Compensation Committee is composed of Messr. Kleinman who is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.


DIRECTORS COMPENSATION


     Each non-employee director of ICCA, or of any of its subsidiaries, is entitled to be paid such compensation for his services and reimbursed for such expenses as fixed by ICCA's Board of Directors. Currently, non-employee directors of ICCA are entitled to receive annual compensation consisting of $20,000 per year (beginning January 1, 1998) stock options to acquire 50,000 shares of Common Stock at a price calculated on the average closing price of the Common Stock for the five trading days immediately preceding the date of such grant.

EXECUTIVE COMPENSATION



     The following table sets forth certain information regarding the annual compensation earned by the Chief Executive Officer of ICCA, and the other most highly compensated executive officer of ICCA during 1997 (such persons are hereinafter referred to as the "Named Executive Officers").



                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM COMPENSATION
                                                                     -----------------------------------------
                                         ANNUAL COMPENSATION                     AWARDS               PAYOUTS
                                  ---------------------------------- ------------------------------- ---------
                                                           OTHER      RESTRICTED      SECURITIES
                                                          ANNUAL         STOCK        UNDERLYING        LTIP     ALL OTHER
NAME AND                            SALARY    BONUS    COMPENSATION     AWARDS          OPTIONS       PAYOUTS   COMPENSATION
PRINCIPAL POSITION(S)       YEAR     ($)       ($)        ($)(1)          ($)             (#)           ($)        ($)(1)
-------------------------- ------ --------- --------- -------------- ------------ ------------------ --------- -------------
Patricio E. Northland      1997    300,000   630,000            --           --        1,614,000(2)       --             --
 Chairman of the Board,    1996     50,000        --            --           --        1,000,000          --             --
 President and CEO(2)      1995         --        --            --           --               --          --             --
Douglas G. Geib II(3)      1997    166,667   170,000            --           --        1,036,000          --             --
 Chief Financial Officer   1996         --        --            --           --               --          --             --
                           1995         --        --            --           --               --          --             --

----------------
(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any officer.

(2) Effective as of November 23, 1996.


(3) Mr. Geib commenced employment with the Company on May 1, 1997. See "-- Employment and Consultants Agreements."



     The following table sets forth certain information concerning options granted in 1997 to ICCA's Named Executive Officers. The Company has no outstanding stock appreciation rights. None of the Named Executive Officers exercised options during 1997.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                     INDIVIDUAL GRANTS
                                -----------------------------------------------------------
                                                                                                POTENTIAL REALIZED
                                                                                                 VALUE AT ASSUMED
                                  NUMBER OF        % OF                                          ANNUAL RATES OF
                                 SECURITIES    TOTAL OPTIONS                                 STOCK PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO                                       FOR OPTION TERM
                                   OPTIONS       EMPLOYEES      EXERCISE PRICE   EXPIRATION --------------------------
NAME                             GRANTED(#)   IN FISCAL YEAR   PER SHARE($/SH)      DATE       5%($)        10%($)
------------------------------- ------------ ---------------- ----------------- ----------- ----------- --------------
Patricio E. Northland .........  1,614,000              57%        $ 3.85        Oct. 2007  3,907,000       9,903.000
Douglas G. Geib II ............  1,036,000              36%        $ 2.90        Oct. 2007  1,889,000      4,788,000



     The following table sets forth information with respect to ICCA's Named Executive Officers concerning the exercise of options during 1997 and unexercised options held as of the end of 1997.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES



                                                                                                   VALUE OF
                                                                        NUMBER OF SECURITIES      UNEXERCISED
                                                                             UNDERLYING          IN-THE-MONEY
                                                                        UNEXERCISED OPTIONS       OPTIONS AT
                                                                            AT FY-END(#)           FY-END($)
                                                                      -----------------------   --------------
                                   SHARES ACQUIRED        VALUE             EXERCISABLE/         EXERCISABLE/
NAME                                ON EXERCISE(#)     REALIZED($)         UNEXERCISABLE         UNEXERCISABLE
-------------------------------   -----------------   -------------   -----------------------   --------------
Patricio E. Northland .........                --              --     1,538,000 / 1,076,000           -- / --
Douglas G. Geib, II ...........                --              --       345,000 /   691,000           -- / --

EMPLOYMENT AND CONSULTANTS AGREEMENTS

     In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of ICCA's Common Stock in the following manner:
100,000 shares which vest on the date of employment at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years after the date of employment at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a $750,000 bonus to Mr. Northland upon consummation of the Initial Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement.

     During May 1997, the Company entered into an employment and severance agreement (the "Geib Agreement") with Douglas G. Geib II, Chief Financial Officer of ICCA. The Geib Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an annual salary of $250,000. In addition to the base salary, the Geib Agreement provides for a primary performance award based upon business criteria which is designed to enhance shareholder value during each year up to a maximum of 100 percent of the base salary payable thereunder. Mr. Geib was also granted non-qualified stock options to purchase 500,000 shares of ICCA's Common Stock at an exercise price of $2.42 per share. One-third of such options became exercisable on date of employment, and the remainder vest in equal annual installments over the first two years of Mr. Geib's three-year employment period.

     During October 1997, the Company entered into an agreement with Mr. Ivan Van de Wyngard (the "Van de Wyngard Agreement") for the performance of certain management, consulting and advisory services to the Company. Under the Van de Wyngard Agreement, Mr. Van de Wyngard will receive a monthly fee of $7,500 as compensation for his services. The Van de Wyngard Agreement has a term of one year and may be extended upon mutual agreement between the parties.


STOCK OPTIONS

     As of March 31, 1998 ICCA has outstanding options to purchase 7,295,000 shares of Common Stock.

     During 1996, 2,060,000 stock options were granted by ICCA to its executive officers and directors. On May 29, 1997, the Board of Directors of ICCA granted stock options in an aggregate amount of 200,000 shares of Common Stock to Mr. Kleinman of which 50,000 shares vested on May 29, 1997 and the remainder vest in equal annual installments over a three year period. During September 1997, ICCA agreed to grant the following stock options to the following officers of ICCA at an exercise price of $2.13 per share, the then market value of the Common Stock: (i) Patricio E. Northland, President, Chief Executive Officer and Chairman, was granted options to acquire 600,000 shares; and (ii) Douglas G. Geib II, Chief Financial Officer and a director of ICCA, was granted options to acquire 250,000 shares. In addition, in October 1997, ICCA agreed upon consummation of the Initial Offering to grant options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively, at an exercise price of $4.40 per share. See "Certain Relationships and Related Party Transactions."


LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     ICCA's Articles of Incorporation and By-laws contain certain provisions that eliminate the liability of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and (ii) reasonably believed that his conduct was in the corporation's best interests or, in the case of any criminal proceeding, that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees (i) when such persons are found liable to the corporation or (ii) for any transaction from which such persons derive improper personal benefits. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.


     The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, ICCA's Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ICCA pursuant to the foregoing provisions, ICCA has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


TELECTRONIC S.A.



     During the three years ended December 31, 1997 the Company entered into certain transactions with Telectronic S.A. and its founders, Mr. George A. Cargill and Mr. Eleazar Donoso. Mr. Cargill and Mr. Donoso are both Company shareholders. Mr. Cargill is also a current director of the Company.



     From 1994 to 1996 the Company granted Mr. Cargill 290,000 stock options with a weighted average exercise price of $2.09.


     The Company purchased approximately $205,000, $172,000 and $77,000 of certain telecommunication equipment in 1995, 1996 and 1997, respectively, from Teletronic, S.A. In October 1997 the Company issued 300,000 shares of Common Stock to Mr. Donoso for certain financial assistance provided to the Company during its development stage. The Company recognized interest expense of $852,000 related to the aggregate fair value of such shares of Common Stock. During 1997 the Company issued and redeemed $200,000 of bridge notes from Mr. Cargill. In connection with such bridge notes Mr. Cargill received 20,000 warrants to purchase the Company's common stock at an exercise price of $2.56 per warrant.


MR. HERNAN STREETER


     During the three years ended December 31, 1997 the Company entered into several transactions with Mr. Herman Streeter. Mr. Streeter formerly served the Company as its Chief Executive Officer and its Chairman of the Board. In addition, he is a principal shareholder of the Company. The Company paid salaries to Mr. Streeter of $120,000 and $110,000 during 1995 and 1996, respectively.


     From 1994 to 1996 the Company granted Mr. Streeter 510,000 stock options with a weighted average exercise price of $1.91, respectively.



     From 1995 and 1996, approximately $1.6 million was loaned to the Company by Laura Investments, Ltd., a company owned by Mr. Streeter. On March 31, 1996 the loans, plus accrued interest, were converted into 839,235 shares of Common Stock and such shares were issued to Laura Investments, Ltd. in a transaction which was exempt from the registration requirements of the Securities Act pursuant to Regulation S and Sections 4(2) and 4(b) thereof.



     Mr. Streeter was the founder and Chief Executive Officer of Hewster, which was acquired by the Company during 1996. Prior to its acquisition, Hewster provided approximately $237,000 of telecommunications services to the Company. Mr. Streeter also was the primary shareholder and General Manager of FirstCom Long Distance, which was acquired by the Company during 1997. Prior to this acquisition, the Company made sales of $162,000 to FirstCom Long Distance. Pursuant to provisions of the FirstCom Long Distance purchase agreement, the Company agreed to pay Mr. Streeter a consulting fee of $120,000 during 1998.


MAROON BELLS CAPITAL PARTNERS ("MBCP")


     During the three years ended December 31, 1997 the Company entered into certain transactions with MBCP. Two former directors of the Company, Paul Moore and Phillip Magiera, are principals in MBCP. MBCP has provided certain consulting and financial advisory services to the Company during the past three years.


     From 1994 to 1996, the Company granted MBCP and its principals 1,015,000 stock options with a weighted average exercise price of $2.12.


     During 1995, the Company recognized $100,000 as a financial advisory fee to MBCP. During 1996, the Company purchased $493,000 in equipment whereby MBCP acted as a broker.

     During 1996 and 1997, the Company converted $316,000 plus accrued interest of $30,000 and $240,000, respectively, of outstanding liabilities to MBCP into 172,506 and 80,000 shares, respectively, of the Company's Common Stock. The value assigned to the Common Stock during (i) 1996 was determined by the Company's Board of Directors and (ii) 1997 was based on the NASDAQ trading price.


     During October 1997, the Company entered into an agreement with MBCP and its principals, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for services rendered to the Company. Pursuant to such agreement, the Company made a cash payment to MBCP of $500,000 at the closing of the Senior Note offering and issued to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. The Company recognized non-cash consulting expense related to (i) the grant date fair value of the Common Stock of approximately $1,420,000 and (ii) the intrinsic value of the stock options of approximately $355,000. The fair value of such common stock and the intrinsic value of such stock options was based on the Common Stock's grant date NASDAQ trading price. Messrs. Moore and Magiera resigned from the Company's board of Directors effective as of the date of the agreement.



OTHER RELATED PARTY TRANSACTIONS


     The Company paid approximately $865,000 in legal fees in 1997 to Baker & McKenzie. Andrew Hulsh is a Senior Partner of Baker & McKenzie and a director of the Company.


     In connection with the FirstCom Long Distance Acquisition, the Company issued to Mr. Silva, a former director of the Company, a fee in the aggregate amount of 100,000 shares of Common Stock for his services in facilitating the transaction. A value of $200,000 was assigned to such Common Stock equivalent to the grant date market price.



     During September 1997, ICCA's Board of Directors ratified the issuance of the following shares of Common Stock to the following officers of ICCA: (i) 600,000 shares of Common Stock to Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board and (ii) 250,000 shares of Common Stock to Douglas G. Geib II, Chief Financial Officer of ICCA. No cash consideration was paid by either officer for such shares. The Company recognized non-cash compensation expense of approximately $1,650,000 and $688,000 representing the grant date fair value of the aforementioned 600,000 and 250,000 shares of Common Stock, respectively. In addition, on the same date, the Company granted the following stock options to the following officers of ICCA at an exercise price of $2.13 per share: (i) Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board, was granted options to acquire 600,000 shares of Common Stock, one-third of which vested immediately and the remainder in equal annual installments over the next two years; and (ii) Douglas G. Geib II, Chief Financial Officer and a director of ICCA, was granted options to acquire 250,000 shares of Common Stock, one third of which vested immediately and the remainder vest in equal annual installments over the next two years. The Company recognized non-cash compensation expense of approximately $372,000 and $155,000, representing the grant date intrinsic value of the aforementioned 600,000 and 250,000 stock options, respectively. In addition, in October 1997, ICCA agreed upon consummation of the Offering to grant options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively, at an exercise price of $4.40 per share--One third of such options vested immediately and the remainder vest in equal annual installments over the next two years. The strike price of such options exceeded the grant date fair value of the underlying common stock. As such the options had no intrinsic value and no related compensation expense was recorded.

                            DESCRIPTION OF NEW NOTES


     The Existing Notes were, and the New Notes will be, issued under the Indenture, dated as of October 27, 1997, between the Company and the Trustee. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). For definitions of certain capitalized terms used in "Description of the New Notes," see "--Certain Definitions."


GENERAL


     The Existing Notes were, and the New Notes will be, issued pursuant to an Indenture between the Company and the Trustee. The terms of the Existing Notes and New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Existing Notes and New Notes are subject to all such terms, and holders of Existing Notes and New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, Proceeds Pledge and Escrow Agreement and Registration Rights Agreement will be made available to prospective investors as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this "Description of New Notes," the term "Company" refers only to InterAmericas Communications Corporation and not to any of its Subsidiaries.


RANKING


     The New Notes will rank senior in right of payment to all subordinated Indebtedness of the Company incurred in the future, if any. The New Notes will rank equal in right of payment to all senior Indebtedness of the Company incurred in the future, if any. The New Notes will be secured by a first priority pledge pursuant to the Proceeds Pledge and Escrow Agreement of (1) the "Pledged Securities," which initially consist of Government Securities, and the "Pledge Account," which will be released to the Company upon payment in full of the first six scheduled interest payments due on the New Notes and (2) the Collateral Funds and placed in the Collateral Account to be held by the Trustee, as Collateral Agent (the "Collateral Agent"), pending application of such funds by the Company for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith. See "--Proceeds Pledge and Escrow Agreement."


     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the New Notes. The ability of the Company's Subsidiaries to make payments will be subject to, among other things, the terms of such Subsidiaries' Indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such Subsidiaries are organized.


     The Obligations under the New Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries.


     Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Existing Notes and New Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of March 31, 1998, the Company's Subsidiaries have approximately $548,000 of Indebtedness and $3.5 million of trade payables and other liabilities outstanding. In addition, under the Indenture, the Company's Subsidiaries will be permitted to incur certain additional Indebtedness the terms of which may restrict the ability of the Company's Subsidiaries to pay dividends to the Company. See "Risk Factors--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


PRINCIPAL MATURITY AND INTEREST


     The New Notes will be limited to $150.0 million in aggregate principal amount and will mature on October 27, 2007. Interest on the New Notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually on April 27 and October 27 (each, an "Interest Payment Date"), commencing on April 27, 1998 to holders of record on the immediately preceding April 12 and October 12. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Existing Notes and New Notes will be payable as to principal, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Existing Notes and New Notes at their respective addresses set forth in the register of holders of Existing Notes and New Notes; provided that all payments with respect to Existing Notes and New Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, its office or agency in New York will be the office of the Trustee maintained for such purpose. The Existing Notes and New Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.


PROCEEDS PLEDGE AND ESCROW AGREEMENT


     Pursuant to the Proceeds Pledge and Escrow Agreement, upon the closing of the Initial Offering, the Company purchased and pledged to the Trustee for the benefit of the holders of the Existing Notes and New Notes the Pledged Securities in such amount as is sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Existing Notes and New Notes. The Company used approximately $63.0 million of the net proceeds of the Initial Offering to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the holders of Existing Notes and New Notes pursuant to the Proceeds Pledge and Escrow Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Proceeds Pledge and Escrow Agreement, immediately prior to an interest payment date on the Existing Notes and New Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Existing Notes and New Notes within five days of an Interest Payment Date through October 27, 2000 will constitute an immediate Event of Default under the Indenture.


     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Existing Notes and New Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Existing Notes and New Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure all Obligations of the Company under the Existing Notes and New Notes and the Indenture to the extent of such security.


     Under the Proceeds Pledge and Escrow Agreement, if the Company makes the first six scheduled interest payments on the Existing Notes and New Notes in a timely manner, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Existing Notes and New Notes will be secured only by the Collateral Funds and the Collateral Account described below to the extent that Collateral Funds remain in the Collateral Account pursuant to the terms of the Proceeds Pledge and Escrow Agreement.


     In addition to the pledge by the Company of the Pledged Securities, the Proceeds Pledge and Escrow Agreement required the Company to (i) deposit $62.0 million of the net proceeds of the Initial Offering in an account under the Trustee's exclusive dominion and control pending application of such funds by the Company for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith and (ii) grant to the Trustee, as Collateral Agent, for the benefit of holders of the Existing Notes and New Notes and itself as Trustee, a first priority security interest in the Collateral Funds and the Collateral Account securing all Obligations of the Company under the Existing Notes and New Notes and the Indenture. The Collateral Funds are required to be invested in Cash Equivalents, as directed from time to time by the Company. The Company will be permitted to obtain release of the Collateral Funds as follows: (a) any amount of Collateral Funds for Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith; provided that at least 60% of the aggregate amount of Collateral Funds released from the Collateral Account for Permitted Expenditures must be released in connection with Acquisition Costs or Systems Costs directly related to Telecommunications Businesses in Peru.


     The Proceeds Pledge and Escrow Agreement allows the Company to withdraw from the Collateral Account such amounts as are estimated by the Company in good faith and set forth in a written request (as such request may be amended from time to time), accompanied by a supporting budget or other supporting documentation, submitted to the Collateral Agent to be necessary for Permitted Expenditures for the succeeding three months.


     In the event that on or after October 27, 2000 Collateral Funds remain in the Collateral Account, the Company shall make an offer to each holder of Existing Notes and New Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Existing Notes and New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase and Liquidated Damages, if any; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of Existing Notes and New Notes does not remain outstanding, the Company will be required by the terms of the Indenture to redeem all of the Existing Notes and New Notes at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. If required by the terms of the Indenture to make a Special Offer to Purchase, the Company will mail a notice to each holder offering to repurchase Existing Notes and New Notes in the Special Offer to Purchase pursuant to the procedures required by the Indenture and described in such notice. If required by the terms of the Indenture, within ten days following the consummation of the Special Offer to Purchase, the Company will mail a notice to each holder setting forth the terms of the Special Mandatory Redemption pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Special Offer to Purchase.

     In the event that the Indenture does not require the Company to make a Special Mandatory Redemption, after the consummation of the Special Offer to Purchase, the Company shall apply all funds held in the Collateral Account not previously released pursuant to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, at its option, to the acquisition of a controlling interest in a Permitted Business, the making of a capital expenditure or the acquisition of other assets, in each case, in a Permitted Business or to the reduction of senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company.

     In the event of the Company's bankruptcy, the Company, as a debtor in possession under Chapter 11 of the Bankruptcy Code, would be entitled to petition the United States Bankruptcy Court having jurisdiction over its case for permission, under Section 363 of the Bankruptcy Code, to use the Pledged Securities pledged by it pursuant to the Proceeds Pledge and Escrow Agreement and the Collateral Funds pledged by it pursuant to the Proceeds Pledge and Escrow Agreement to fund its operations during the pendency of the reorganization proceedings. Permission for such use is likely to be granted so long as the interests of the Trustee, as Collateral Agent, for the benefit of the holders of Existing Notes and New Notes and itself as Trustee, are "adequately protected." A secured creditor's interest in cash collateral to be used by a debtor in possession may be adequately protected by, among other means, the granting of liens on substitute collateral which may be substantially less liquid than Cash Equivalents and Government Securities. See "Risk Factors--Effect of Bankruptcy on Ability to Realize Upon Security."


OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the Company's option prior to October 27, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 27 of the years indicated below:

YEAR                                     PERCENTAGE
------------------------------------   -------------
      2002 .........................       107.000%
      2003 .........................       104.666%
      2004 .........................       102.333%
      2005 and thereafter ..........       100.000%

     Notwithstanding the foregoing, at any time on or before October 27, 2000, the Company may on any one or more occasions redeem up to a maximum of 331/3% of the aggregate principal amount of Existing Notes and New Notes at a redemption price equal to 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the public in a registered public offering or to one or more Strategic Equity Investors to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for such purpose as provided in the definition thereof; provided that at least 662/3% of the original aggregate principal amount of the Existing Notes and New Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of any such public offering or sale to such Strategic Equity Investors.


SELECTION AND NOTICE

     If less than all of the Existing Notes and New Notes are to be redeemed at any time, selection of Existing Notes and New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Existing Notes and New Notes are listed, or, if the Existing Notes and New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Existing Notes and New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Existing Notes and New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. Existing Notes and New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Existing Notes and New Notes or portions of them called for redemption.


MANDATORY REDEMPTION


     Except as set forth above under "--Proceeds Pledge and Escrow Agreement" and as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Existing Notes and New Notes.


REPURCHASE AT THE OPTION OF HOLDERS


  CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to the Change of Control Payment. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the Change of Control Payment Date, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.


     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.


     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of (a) "all or substantially all" of the assets of the Company and its


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Restricted Subsidiaries taken as a whole and (b) "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than (a) all of the assets of the Company and its Restricted Subsidiaries taken as a whole or (b) all of the assets of the Company and its Restricted Subsidiaries taken as a whole that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru to another Person or group may be uncertain and may require that a court of law determine whether a Change of Control has occurred.


     The terms of any Indebtedness incurred by the Company's Subsidiaries and the applicable laws of the jurisdictions under which the Company's Subsidiaries are organized may restrict the Company's current and future Subsidiaries from paying any dividends or making any other distribution to the Company. Thus, in the event a Change of Control occurs, the Company could seek the consent of its Subsidiaries' lenders to the purchase of the New Notes or could attempt to repay or refinance the borrowings that contain such restrictions. If the Company did not obtain such a consent or repay or refinance such borrowings or if the applicable laws of the jurisdictions under which the Company's Subsidiaries are organized restrict such Subsidiaries' ability to pay dividends or make other distributions to the Company, the Company would likely not have the financial resources to purchase the New Notes and the Subsidiaries would be restricted in paying dividends to the Company for the purpose of such purchase. In addition, any future Indebtedness may prohibit the Company from purchasing New Notes prior to their maturity, and may also provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing New Notes, the Company could seek the consent of its lenders to the purchase of New Notes or could attempt to repay or refinance the borrowings that contain such prohibition. If the Company did not obtain such consent or repay or refinance such borrowings, the Company would remain prohibited from purchasing New Notes. In such event, the Company would be required to seek to refinance the New Notes or such other borrowings, and there can be no assurance that the Company would be able to consummate any such refinancing. See "Risk Factors--Substantial Leverage; Ability to Service Indebtedness" and "--Holding Company Structure; Inability to Access Cash Flow."



     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Existing Notes and New Notes validly tendered and not withdrawn under such Change of Control Offer.


  ASSET SALES


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Existing Notes and New Notes or any guarantee thereof) that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and
(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the


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Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.


     Within 270 days after the Company's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to repay Indebtedness under a Credit Facility (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (b) to the acquisition of a Permitted Business or a controlling interest in a Permitted Business or the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute excess proceeds ("Excess Proceeds"). When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Existing Notes and New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Existing Notes and New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Existing Notes and New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Existing Notes and New Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Existing Notes and New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.


CERTAIN COVENANTS


  RESTRICTED PAYMENTS


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Existing Notes and New Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:


     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted
   Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and


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     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of Indenture (other than Restricted Payments permitted by clauses (ii), (iii) or (iv) of the following paragraph) shall not exceed, at the date of determination, the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) an amount equal to the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be added to the cumulative amount calculated pursuant to this clause (c) as provided in the definition thereof, plus (iii) an amount equal to the net cash proceeds received by the Company from the sale of Disqualified Stock or debt securities of the Company that have been converted into Equity Interests (other than Equity Interests or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment.


     The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds (other than any such net cash proceeds that constitute Designated Equity Proceeds) of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the payment of cash (in lieu of the issuance of fractional shares of Common Stock) to holders of Warrants at the time of exercise of such Warrants as required by the terms of the warrant agreement entered into in connection with the Initial Offering; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vii) any payments specifically described in this Prospectus under the caption "Use of Proceeds."


     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.


     The Board of Directors may designate any Restricted Subsidiary (other than any Subsidiary of the Company that owns all or a material portion of the assets
(i) owned by the Company or any Subsidiary


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of the Company on the date of the Indenture or (ii) owned by any Person described in this Prospectus under the caption "The FirstCom Long Distance Acquisition" on the date of the acquisition by the Company of such Person) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.


  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK


     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) and the Company may issue shares of Disqualified Stock if the Company's Debt to Cash Flow Ratio would have been no greater than 5.5 to 1, in the case of any such incurrence or issuance on or before December 31, 2000, or no greater than 5.0 to 1, in the case of any such incurrence or issuance at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds thereof), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four full fiscal quarter period.


     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Existing Notes and New Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.


     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):


     (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $40.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to repay Indebtedness under Credit Facilities (or any such Permitted Refinancing Indebtedness) pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" provided, further, that the aggregate principal amount of Indebtedness at any one time outstanding under Credit Facilities that is incurred by, or secured by the Capital Stock or assets of, any Restricted Subsidiary that is located, or that derives substantially all of its revenue from the conduct of business, in Peru shall not exceed $15.0 million;


     (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;


     (iii) the incurrence by the Company of Indebtedness represented by the Existing Notes and New Notes;


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

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or such Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition by the Company or such Restricted Subsidiary; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), does not exceed $5.0 million at any time outstanding;


     (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (A) the Current Market Value as of the date of issue of any Qualified Capital Stock of the Company issued to the seller(s) of a Permitted Business as consideration for the acquisition of such business and (B) the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for the purpose of incurring additional Indebtedness pursuant to this clause (v) as provided in the definition thereof; provided that, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness that was incurred as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of this clause (v);


     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness or Indebtedness pursuant to a Credit Facility) that was permitted by the Indenture to be incurred;


     (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Existing Notes and New Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;


     (viii) the guarantee by the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;


     (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;


     (x) Indebtedness of the Company or any Restricted Subsidiary of the Company (A) in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business or (B) under Hedging Obligations; provided that such agreements (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and


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

     (xi) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $5.0 million.


     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.


  SALE AND LEASEBACK TRANSACTIONS


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."


  LIENS


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the terms of any Permitted Debt permitted to be incurred by any Restricted Subsidiary of the Company, (b) Existing Indebtedness as in effect on the date of the Indenture or by reason of any agreement or instrument in effect on the date of the Indenture, (c) the Indenture and the Existing Notes and New Notes,
(d) applicable law or regulation, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such


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

Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) any mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary after the date of the Indenture that prohibit transfers of the type described in (iii) above with respect to such real property, (j) any such customary encumbrance or restriction contained in a security document creating a Permitted Lien to the extent related to the property or assets subject to such Permitted Lien, and (k) with respect to a Restricted Subsidiary, an agreement that has been entered into for the sale or disposition of all or substantially all of the Company's Equity Interests in, or substantially all of the assets of, such Restricted Subsidiary.


  MERGER, CONSOLIDATION, OR SALE OF ASSETS


     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Existing Notes and New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) such transaction will not result in the loss or suspension or material impairment of any licenses or other authorizations that are material to the future prospects of the Company and its Subsidiaries, taken as a whole; and (v) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company or into a parent corporation the principal purpose of which transaction is to change the state of incorporation of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


  TRANSACTIONS WITH AFFILIATES


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250,000, (1) a resolution of the Board of Directors set forth in an Officers' Certificate


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

certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (2) an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) the FirstCom Long Distance Acquisition, (x) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business having terms consistent with industry practice for reasonably similar companies, (y) transactions between or among the Company and/or its Restricted Subsidiaries and (z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Certain Covenants--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.


  LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF THE COMPANY


     The Indenture provides that the Company will not transfer, convey, sell, lease or otherwise dispose of any Equity Interest of the Company to any Person unless the consideration received therefor is at least equal to the Fair Market Value of such Equity Interests and all of such consideration is in the form of cash.


     The provisions of the first paragraph of this covenant does not apply to:


     (i) the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interests of the Company; provided that the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interest of the Company will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant;


     (ii) the transfer, conveyance, sale, lease or other disposition of Equity Interests of the Company in exchange for long-term assets used or useful in a Permitted Business or a controlling interest in a Permitted Business; provided that the Company delivers to the Trustee (a) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value less than $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transfer, conveyance, sale, lease or other disposition is fair to the Company's shareholders and (b) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value equal to or in excess of $5.0 million, an opinion as to the fairness to the Company's shareholders of such transfer, conveyance, sale, lease or other disposition from a financial point of view issued by the Initial Purchaser or any other investment banking firm of national standing chosen by the Company; and


     (iii) (A) the grant or issuance of options, warrants or other rights to acquire Capital Stock of the Company ("Options") pursuant to a stock option plan which (a) shall have been approved by the Company's stockholders, (b) shall prohibit the granting of Options prior to June 30, 1998 (other than to directors or employees of the Company or any Subsidiary of the Company appointed or hired subsequent to the date of the Indenture), (c) shall limit the aggregate number of shares of common stock of the Company issuable in any fiscal year upon the exercise of Options to 1.0 million (subject to adjustments for stock splits and other customary events) and
   (d) shall provide that any Option must have an exercise price equal to or in excess of the market price for the underlying common stock of the Company on the date such Option is granted by the Company and (B) the issuance of Capital Stock of the Company upon the exercise of any such Option.


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

  LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED
     SUBSIDIARIES


     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interest of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests of such Wholly Owned Restricted Subsidiary owned by the Company or any of its Subsidiaries and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if required by applicable law, shares of Capital Stock (y) constituting directors' qualifying shares and (z) of non-U.S. Restricted Subsidiaries sold to non-U.S. nationals as required by the laws of the jurisdiction of incorporation of such non-U.S. Restricted Subsidiary) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.


  LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES


     The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the payment of the Existing Notes and New Notes by such Subsidiary, which guarantee shall be senior to or equal with such Subsidiary's guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such guarantee by a Subsidiary of the Existing Notes and New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. A form of such guarantee is attached as an exhibit to the Indenture.


  BUSINESS ACTIVITIES


     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.


  PAYMENTS FOR CONSENT


     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Existing Notes and New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Existing Notes and New Notes unless such consideration is offered to be paid or is paid to all holders of the Existing Notes and New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


  REPORTS


     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Existing Notes and New Notes are outstanding, the Company will furnish to the holders of Existing Notes and New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q or, if the Company is eligible to file such Form, Form 10-QSB and Form 10-K or, if the Company is eligible to file such Form, Form 10-KSB if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods set forth in the Commission's rules and regulations. In addition, commencing after the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods set forth in the Commission's rules and regulations and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Existing Notes and New Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


  EVENTS OF DEFAULT AND REMEDIES


     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Existing Notes and New Notes may declare all the Existing Notes and New Notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Existing Notes and New Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, the foregoing amount shall become due and payable without further action or notice. Holders of the Existing Notes and New Notes may not enforce the Indenture or the Existing Notes and New Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Existing Notes and New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Existing Notes and New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.


     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Existing Notes and New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Existing Notes and New Notes. If an Event of Default occurs prior to October 27, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Existing Notes and New Notes prior to October 27, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Existing Notes and New Notes.


     The holders of a majority in aggregate principal amount of the Existing Notes and New Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Existing Notes and New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal or premium, if any, interest or Liquidated Damages, if any on the Existing Notes and New Notes.


     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


No Personal Liability of Directors, Officers, Employees and Stockholders


     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Existing Notes and New Notes, the Subsidiary

Guarantees, the Indenture or the Proceeds Pledge and Escrow Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Existing Notes and New Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Existing Notes and New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


  LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Existing Notes and New Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Existing Notes and New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Existing Notes and New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Existing Notes and New Notes concerning issuing temporary Existing Notes and New Notes, registration of Existing Notes and New Notes, mutilated, destroyed, lost or stolen Existing Notes and New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Existing Notes and New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Existing Notes and New Notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Existing Notes and New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Existing Notes and New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Existing Notes and New Notes are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Existing Notes and New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Existing Notes and New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its

Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Existing Notes and New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


  TRANSFER AND EXCHANGE


     A holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.


     The registered holder of a New Note will be treated as the owner of it for all purposes.


  AMENDMENT, SUPPLEMENT AND WAIVER


     Except as provided in the next two succeeding paragraphs, the Indenture, the Existing Notes and New Notes or the Proceeds Pledge and Escrow Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Existing Notes and New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Existing Notes and New Notes), and any existing default or compliance with any provision of the Indenture, the Existing Notes and New Notes or the Proceeds Pledge and Escrow Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding Existing Notes and New Notes (including consents obtained in connection with a tender offer or exchange offer for Existing Notes and New Notes).


     Without the consent of each holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting holder): (i) reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders" and certain provisions set forth under the caption "--Proceeds Pledge and Escrow Agreement"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the New Notes (except a rescission of acceleration of the Existing Notes and New Notes by the holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages, if any, on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders" and certain provisions set forth under the caption "--Proceeds Pledge and Escrow Agreement") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the covenants described under the caption "--Proceeds Pledge and Escrow Agreement," including the related definitions will require the consent of the holders of at least 75% in aggregate principal amount of the Existing Notes and New Notes then outstanding if such amendment would adversely affect the rights of holders of Existing Notes and New Notes.

     Notwithstanding the foregoing, without the consent of any holder of Existing Notes and New Notes, the Company and the Trustee may amend or supplement the Indenture or the Existing Notes and New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Existing Notes and New Notes in addition to or in place of certificated Existing Notes and New Notes, to provide for the assumption of the Company's obligations to holders of Existing Notes and New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Existing Notes and New Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


  CONCERNING THE TRUSTEE


     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.


     The holders of a majority in principal amount of the then outstanding Existing Notes and New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Existing Notes and New Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


  ADDITIONAL INFORMATION


     Anyone who receives this Prospectus may obtain a copy of the Indenture, Proceeds Pledge and Escrow Agreement and Registration Rights Agreement without charge by writing to InterAmericas Communication Corporation, 2600 Douglas Road, Suite 501, Coral Gables, Florida 33134, Attention: Chief Financial Officer.


  REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If
(i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Existing Notes and New Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Existing Notes and New Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Existing Notes and New Notes tendered prior thereto in the Exchange Offer and
(iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If a Registration Default occurs, then the Company will pay Liquidated Damages to each holder of Existing Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Existing Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Existing Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Existing Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Existing Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Existing Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.


  CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Acquisition Costs" means the purchase price and related expenses of any acquisition by the Company of (i) long-term assets used or useful in a Permitted Business or (ii) a controlling interest in a Permitted Business in connection with Telecommunications Businesses in Chile or Peru.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of


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business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," and (iv) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, will not be deemed to be Asset Sales.


     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).


     "Business Day" means any day other than a Legal Holiday.


     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.


     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.


     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bankwatch, Inc. rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.


     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the sale, lease, transfer, conveyance or other disposition (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries,



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taken as a whole, that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.


     "Change of Control Payment" means an offer price in cash equal to 101% of the aggregate principal amount of each New Note tendered pursuant to the Change of Control Offer plus accrued and unpaid interest and Liquidated Damages, if any, thereon.


     "Collateral Account" means the escrow account in which the Collateral Funds have been placed.


     "Collateral Funds" means $62.0 million of the net proceeds of the Offering, which have been invested in Cash Equivalents and placed in the Collateral Account to be held by the Trustee, as Collateral Agent, pending application of such funds by the Company for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, such purchase or redemption price.


     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.


     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted


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Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.


     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.


     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.


     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.


     "Convertible Debentures" means, collectively, (i) the Company's $1,500 aggregate principal amount of 7% Convertible Debentures due February 3, 2000 and (ii) the Company's $2,000 aggregate principal amount of 8% Convertible Debentures due April 30, 1998.


     "Credit Facility" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


     "Current Market Value" means, with respect to any shares of Qualified Capital Stock, (i) the last reported bid price of such Qualified Capital Stock on the principal national securities exchange on


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

which such Qualified Capital Stock is then being traded on the fifth Business Day following the consummation of the acquisition of the applicable Permitted Business or (ii) if such Qualified Capital Stock is not then listed or traded on a national securities exchange, the value as determined in good faith by the board of directors of the issuer of such Qualified Capital Stock (whose determination shall be supported by a concurring valuation opinion from a nationally recognized investment banking firm if such Current Market Value exceeds $5.0 million).


     "Damages Payment Date" means with respect to the Existing Notes and New Notes, each Interest Payment Date.


     "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to
(b) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of calculating Consolidated Cash Flow for the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.


     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Designated Equity Proceeds" means any net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary of the Company) providing the basis for (i) a redemption of Existing Notes and New Notes in a transaction consummated in compliance with the second paragraph of the section captioned "--Optional Redemption," (ii) an addition to the cumulative account calculated pursuant to clause (c) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iii) the incurrence of additional Indebtedness pursuant to clause (v) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or (iv) an Investment pursuant to clause (f) of the definition of "Permitted Investments," in each case, as designated by a written resolution of the Board of Directors of the Company filed with the Trustee on or prior to the date on which such net cash proceeds are received by the Company. In no event shall the same net cash proceeds be treated as Designated Equity Proceeds for more than one purpose under the Indenture. Once designated for a particular purpose, such net cash proceeds may not be redesignated for an alternative purpose. In addition, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness, Restricted Payment or Investment that was incurred or made as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of the issuance of such Qualified Capital Stock.


     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Existing Notes and New Notes mature.


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     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).


     "Event of Default" means any of the following: (i) default for 30 days in the payment when due of interest and Liquidated Damages, if any, on the Existing Notes and New Notes, provided, however, that prior to October 27, 2000, the failure by the Company to pay interest on the Existing Notes and New Notes within five days of an Interest Payment Date will constitute an immediate Event of Default; (ii) default in payment when due of the principal of or premium, if any, on the Existing Notes and New Notes; (iii) failure by the Company to comply with the provisions described under the captions "--Proceeds Pledge and Escrow Agreement," "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Existing Notes and New Notes; (v) breach by the Company of any material representation, warranty or agreement set forth in the Proceeds Pledge and Escrow Agreement, or repudiation by the Company of its obligations under the Proceeds Pledge and Escrow Agreement or the unenforceability of the Proceeds Pledge and Escrow Agreement against the Company for any reason; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.


     "Existing Indebtedness" means up to $1.0 million in aggregate principal amount of (a) Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture and (b) Acquired Debt incurred by the Company and its Restricted Subsidiaries in connection with the Iusatel Acquisition, until such amounts are repaid.


     "Fair Market Value" means, with respect to assets, Equity Interests or any other securities having a fair market value (a) of less than $5.0 million, the fair market value of such assets, Equity Interests or any other securities determined in good faith by the Board of Directors of the Company (including a majority of the Independent Directors thereof) and evidenced by a board resolution and (b) equal to or in excess of $5.0 million, the fair market value of such assets, Equity Interests or any other securities as determined by an investment banking firm of national standing; provided that the fair market value of the assets purchased in an arm's-length transaction by an Affiliate of the Company (other than a Subsidiary) from a third party that is not also an Affiliate of the Company or such purchaser and contributed to the Company within five Business Days of the consummation of the acquisition of such assets by such Affiliate shall be deemed to be the aggregate consideration paid by such Affiliate (which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration); provided, further, that the fair market value of Equity Interests issued and sold to the public in a registered public offering or to one or more Strategic Equity Investors shall be deemed to be the aggregate cash consideration paid to the Company in such public offering or by such Strategic Equity Investors.


     "Foreign Active Business Requirement" means that at least 80% of the gross income of the Company and its direct or indirect subsidiaries during a certain testing period as described in the Code is non-U.S. source income attributable to the active conduct of a trade or business outside the U.S.


     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.


     "Global Note holder" means DTC's nominee in whose name the Existing Global
Note is registered.


     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.


     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.


     "Hedging Obligation" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements and arrangements designed to protect such Person against fluctuations in interest rates and (ii) foreign exchange swap agreements, foreign exchange option agreements, foreign exchange futures agreements and other agreements and arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.


     "Holder" means a Person in whose name an Existing Note or New Note is registered.


     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.


     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the

Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."


     "Legal Holiday" means Saturday, Sunday or a day on which banking institutions in the City of New York, State of New York, are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment may be made at a place of payment on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.


     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


     "Liquidated Damages" means liquidated damages payable by the Company as described under the captions "Exchange Offer--Liquidated Damages" and "Description of New Notes--Registration Rights; Liquidated Damages."


     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).


     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness in connection with such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.


     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Existing Notes and New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.


     "Non-U.S. holders" means persons other than U.S. holders.

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     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Officer" means with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.


     "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.


     "Permitted Business" means any Telecommunications Business that operates primarily in Latin American or Caribbean markets or any Telecommunications Business reasonably related or ancillary thereto.


     "Permitted Debt" means certain items of Indebtedness as described in the section "Description of New Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


     "Permitted Expenditures" means (1)(A) the purchase price and related expenses of any acquisition of (i) long-term assets used or useful in a Permitted Business or (ii) a controlling interest in a Permitted Business or
(B) expenditures by the Company or any Restricted Subsidiary of the Company directly related to the engineering, design, construction, installation or development of assets and systems used or useful in a Permitted Business, in each of clauses (A) and (B), in connection with Telecommunications Businesses in Chile or Peru, (2) the repayment of Indebtedness of any Restricted Subsidiary; provided that the commitments with respect thereto in the case of revolving borrowings are correspondingly reduced and (3) other general corporate purposes in an amount not to exceed $20.0 million.


     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Investments (measured as of the time made and without giving effect to subsequent changes in value) in a Person engaged in a Permitted Business, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed the sum of (A) $5.0 million plus (B) 100% of the aggregate net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be applied to make Investments pursuant to this clause (f) as provided in the definition thereof; provided that, to be extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Investment that was made as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease to be permitted by virtue of this clause (f) as of the date on which such Qualified Capital Stock ceases to be outstanding; (g) any Investment in prepaid expenses, negotiable instruments held for collection, and lease, utility, workers' compensation, performance and other similar deposits; (h) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding; and
(i) Investments made in connection with Hedging Obligations.


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     "Permitted Liens" means, without duplication, each of the following:


     (i) Liens in favor of the Company or any of its Wholly Owned Restricted Subsidiaries;


     (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary;


     (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;


     (iv) Liens existing on the date of the Indenture;


     (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;


     (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;


     (vii) Liens securing Indebtedness of any Restricted Subsidiary of the Company that does not exceed $5.0 million at any one time outstanding represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of such Restricted Subsidiary;


     (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;


     (ix) Liens created pursuant to the Proceeds Pledge and Escrow Agreement;


     (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;


     (xi) Liens securing the Existing Notes and New Notes;


     (xii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not material in amount, and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;


     (xiii) Liens arising by reason of any judgment, decree or order or any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;


     (xiv) any interest or title of a lessor under any Capital Lease Obligation; and

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

     (xv) any extension, renewal or replacement, in whole or in part, of any Permitted Lien, provided that any such extension, renewal or replacement shall be no more restrictive in any material respects that the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.


     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Existing Notes and New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Existing Notes and New Notes on terms at least as favorable to the holders of Existing Notes and New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).


     "Pledge Account" means the account established by the Company with the Trustee for the deposit of the Pledges Securities.


     "Pledged Securities" means securities, initially consisting of Government Securities, purchased by the Company with a portion of the proceeds from the sale of the Existing Notes and New Notes, for deposit in the Pledge Account.


     "Principals" means Patricio E. Northland, the current Chairman, President and Chief Executive Officer of the Company, and Douglas G. Geib II, the current Chief Financial Officer of the Company.


     "Proceeds Pledge and Escrow Agreement" means the Proceeds Pledge and Escrow Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee, as Collateral Agent, governing the disbursement of funds from the Pledge Account and the Collateral Account.


     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.


     "Record holder" means with respect to any Damages Payment Date relating to the Existing Notes or New Notes, each Person who is a holder of Existing Notes or New Notes on the record date with respect to the Interest Payment Date on which such Damages Payment Date shall occur.


     "Registration Default" means any of the following events: (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer


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

Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement.


     "Registration Rights Agreement" means the A/B Exchange Registration Rights Agreement dated as of October 27, 1997 between the Company and the Initial Purchaser.


     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).


     "Restricted Investment" means an Investment other than a Permitted Investment.


     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.


     "Shelf Filing Deadline" means the earliest to occur of (1) the 45th day after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement, (2) the 45th day after the date on which the Company receives notice from a holder of Transfer Restricted Securities (A) that such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer or (B) that such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Existing Notes acquired directly from the Company or one of its Affiliates, and (3) the 60th day after the Closing Date.


     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X of the Commission in effect on the date hereof.


     "Special Mandatory Redemption" means ICCA will be required by the terms of the Indenture to redeem all of the Existing Notes and New Notes at a redemption price in cash equal to 101% of the aggregate principal thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of Existing Notes and New Notes does not remain outstanding.


     "Special Offer to Purchase" means in the event that on or after October 27, 2000 Collateral Funds remain in the Collateral Account, each holder of New Notes will have the right to require ICCA to repurchase all or any part of such holder's New Notes at an offer price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase.


     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.


     "Strategic Equity Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the voting power of the Capital Stock of which is owned by a Person that has an equity market capitalization, at the time of its initial Investment in the Company, in excess of $2.0 billion.


     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (x) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (y) which such Person either alone or together with one or more Restricted Subsidiaries of such Person has the absolute right, pursuant to law, contract or otherwise, to direct the payment of dividends or the making of other distributions, loans or advances by such corporation, association or other business entity and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).


     "Subsidiary Guarantee" means any guarantee of payment of the Existing Notes and New Notes by a Subsidiary issued by such Subsidiary pursuant to the covenant described above under the caption "--Certain Covenants--Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries."


     "Systems Costs" means expenditures by the Company or any Restricted Subsidiary of the Company directly related to the engineering, design, construction, installation or development of assets and systems used or useful in a Permitted Business in connection with Telecommunications Businesses in Chile or Peru.


     "Telecommunications Business" means any business that derives substantially all of its revenue from the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment for use in a telecommunications business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.


     "Transfer Restricted Securities" shall mean each Existing Note and New Note until the earlier to occur of: (i) the date on which such Existing Note and New Note has been exchanged for a New Note in the Exchange Offer and to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Existing Note and New Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement and (iii) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement.


     "Unrestricted Subsidiary" means any Subsidiary (other than any Subsidiary of the Company that owns all or a material portion of the assets (i) owned by the Company or any Subsidiary of the Company on the date of the Indenture or
(ii) owned by any Person described in this Prospectus under the caption "The Iusatel Acquisition" on the date of the acquisition by the Company of such Person) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and
(e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board

Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.


     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.


     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than (i) directors' qualifying shares or (ii) shares of non-U.S. Restricted Subsidiaries held by non-U.S. nationals as required by the laws of the jurisdiction of incorporation of such non-U.S. Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person; provided, that no Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which are not owned by such Person, shall in any case be a "Wholly Owned Restricted Subsidiary" under the Indenture unless such Person either alone or together with one or more Wholly Owned Restricted Subsidiaries of such Person has the absolute right, pursuant to law, contract or otherwise, to direct the payment of dividends or the making of other distributions, loans or advances by such Restricted Subsidiary.

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      PROVISIONS GENERALLY APPLICABLE TO THE EXISTING NOTES AND NEW NOTES


BOOK-ENTRY, DELIVERY AND FORM


     All of the Existing Notes were initially issued in the form of one Global Note (the "Existing Global Note") The Existing Global Note was deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. The New Notes which will be issued in exchange for the Existing Notes will be issued in the form of one Global Note (the "New Global Note") and deposited upon issuance with, or on behalf of, DTC and registered in the name of the Global Note holder.


     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Securities for Certificated Securities."


  DEPOSITORY PROCEDURES


     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.


     The Company expects that, pursuant to procedures established by DTC, (i) upon deposit of the New Global Note, DTC will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the New Global Note and (ii) ownership of the New Notes evidenced by the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Participants), the Participants and the Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the New Global Note will be limited to such extent.


     So long as the Global Note holder is the registered owner of any Existing Notes and New Notes, the Global Note holder will be considered the sole holder under the Indenture of any Notes evidenced by the Existing Global Note and the New Global Note. Beneficial owners of Existing Notes and New Notes evidenced by the Existing Global Note and the New Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Existing Notes and New Notes.


     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Existing Notes and New Notes, including the Existing Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Existing Notes and New Notes. The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Existing Notes and New Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.


     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.


     Payments in respect of the principal of, premium if any, interest and Liquidated Damages, if any, on any Existing Notes and New Notes, registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture the Company and the Trustee will treat the persons in whose names the New Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the New Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the New Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.


     Interests in the New Global Note are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "--Same-Day Settlement and Payment."


     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.


     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the New Global Note are credited and only in respect of such porion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the New Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

     The information in this section concerning DTC, and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the New Global Note among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.


  EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES


     A New Global Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the New Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Notes. In addition, beneficial interests in a New Global Note may be exchanged for certificated New Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated New Notes delivered in exchange for any New Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.


  EXCHANGE OF CERTIFICATED SECURITIES FOR BOOK-ENTRY SECURITIES


     New Notes issued in certificated form may not be exchanged for beneficial interests in any New Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes as described under "Notice to Investors."


SAME DAY SETTLEMENT AND PAYMENT


     The Indenture requires that payments in respect of the New Notes represented by the New Global Note be made by wire transfer of immediately available funds to the accounts specified by the New Global Note holder. With respect to New Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion of the material federal income tax considerations to holders whose Existing Notes are exchanged for New Notes are as described herein and constitutes the opinion of Baker & Mckenzie, counsel to the Company, subject to the limitations and conditions set forth below. Except as specifically discussed below with regard to Non-U.S. Holders, this description applies only to initial investors who hold the Existing Notes and New Notes as capital assets and who, for United States federal income tax purposes, are (i) individual citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide), (iii) estates, the income of which are subject to United States federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a United States court and the control of one or more United States persons ("U.S. Holders"). Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special federal income and estate tax considerations that are discussed below. There can be no assurance that the Internal Revenue Service will agree with the following discussion. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their personal circumstances (including the effect of any foreign, state or local tax laws) or to certain types of purchasers (including dealers in securities, insurance companies, foreign persons, financial institutions, tax-exempt entities and persons holding the New Notes as part of a straddle, hedge or conversion transaction) subject to special treatment under the federal income tax laws. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.


     The discussion of the federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations including, but not limited to, Treasury regulations relating to original issue discount ("OID Regulations"), all of which are subject to change, possibly with retroactive effect. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF NEW NOTES IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.


TAX CONSEQUENCES FOR U.S. HOLDERS


  EXCHANGE OF EXISTING NOTES FOR NEW NOTES



     Because the New Notes will not be considered to differ materially either in kind or in extent from the Existing Notes, the exchange of New Notes for Existing Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes pursuant to Section 1001 of the Code and Treasury Regulation Section 1.1001-3. As a result, no material federal income tax consequences will result to holders exchanging Existing Notes for New Notes and such holders will have the same tax basis and holding period in the New Notes as they had in the Existing Notes immediately prior to the Exchange Offer.



  INTEREST AND ORIGINAL ISSUE DISCOUNT


     Stated interest on the New Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with such holder's method of accounting for tax purposes.


     In addition, because the Existing Notes were issued as part of a Unit consisting of the Existing Notes and Warrants and the basis of such Unit was required to be allocated to the Existing Notes and Warrants based on their relative fair market value, the New Notes will be treated, for federal income tax purposes, as having been issued with original issue discount ("OID") unless the amount of the OID is considered de minimus. A U.S. Holder of a New Note will be required to include such OID (other than de minimus OID) in income (as interest) as it accrues, regardless of the holder's method of accounting for federal income tax purposes. Accordingly, a U.S. Holder will be required to include amounts in gross income in advance of the receipt of the cash to which such income is attributable.


     The amount of OID with respect to a New Note will be an amount equal to the excess of the stated redemption price at maturity of such New Note over the issue price of such New Note. The stated redemption price at maturity of each Senior Note will include all cash payments, including principal and interest, required to be made thereunder until maturity other than qualified stated interest. Stated interest on the New Note will qualify as qualified stated interest. The issue price of a New Note will be equal to that portion of the issue price of the Unit allocable to the New Note based on the relative fair market values of the New Notes and Warrants forming part of a Unit at the time of issuance. The OID will be considered de minimus, and thus no current accrual would be required, if the OID is less than .25% of the stated redemption price at maturity, multiplied by the number of complete years to maturity. The purchase price of each Unit was $1,000. The Company has allocated $876.67 of such purchase price to the Existing Notes. Thus, the OID is not DE MINIMIS. The Company's allocation of the purchase price between the Existing Notes and the Warrants will be binding on each holder of the New Notes, unless a holder discloses on a statement attached to such holder's timely filed Federal income tax return for the year that includes the acquisition date of the Units, that the holder's determination of the allocation of such purchase price is different from the Company's allocation of such purchase price. The Company's determination of the allocation of the purchase price between the Existing Notes and the Warrants is not binding on the Internal Revenue Service.


     The amount of OID accruing with respect to any New Note will be the sum of the "daily portions" of OID with respect to such New Note for each day during the taxable year in which a holder owns a New Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of a New Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a New Note will be equal to the following amount: (i) the "adjusted issue price" of such New Note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such New Note. OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of a New Note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) any payments other than qualified stated interest made during the preceding accrual period and on the first day of such subsequent accrual period.


     In the event of a Change of Control, the holders of the New Notes will have the right to require the Company to purchase their New Notes. The OID Regulations provide that the right of holders of the New Notes to require redemption of the New Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the New Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company has no present intention of treating the redemption provisions of the New Notes as affecting the computation of the yield to maturity of any New Note.


     The Company may redeem the New Notes at any time on or after October 27, 2002, and, in certain circumstances, may redeem or repurchase all or a portion of the New Notes prior to October 27, 2000 with the proceeds of a sale of its Qualified Capital Stock to the public in a registered public offering or to one or more Strategic Equity Investors. Under the OID Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company will not be treated as having exercised an option to redeem under these rules.

  SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION


     Generally, any sale, redemption or other taxable disposition of New Notes by a U.S. Holder will result in taxable gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or disposition (except to the extent that cash received is attributable to accrued interest or OID) and (2) the holder's adjusted tax basis in such New Notes. The adjusted tax basis of a holder in such New Notes will equal the issue price of such New Notes, increased by any OID on the New Notes previously included in such holder's income, and reduced by any payments (other than payments of qualified stated interest) previously made on the New Notes. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the New Notes had been held by the holder for more than one year at the time of the sale, redemption or disposition. Long-term capital gain realized by an individual U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.


     U.S. Holders should be aware that the resale of a New Note may be affected by the "market discount" rules of the Code under which a subsequent purchaser of a New Note acquiring the New Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such New Note to the extent of the market discount that has accrued while the debt instrument was held by such holder.


TAX CONSIDERATIONS FOR NON-U.S. HOLDERS


  INTEREST


     Interest (including OID) paid by the Company to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder and either (a) at least 80% of the gross income of the Company and its direct or indirect subsidiaries during a certain testing period as described in the Code is non-U.S. source income attributable to the active conduct of a trade or business outside the U.S. or (b) the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such owner is not a U.S. person and provides such owner's name and address.


     The certification described under the exemption from withholding tax described in (b)(iii) above is generally required to be made on Form W-8 (or permitted substitute form) prior to payment. Regulations dealing with withholding tax on amounts paid to foreign persons and related matters (the "New Withholding Regulations") were recently issued by the Treasury Department. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms, clarify reliance standards and provide certain special procedures for payments made to qualified intermediaries. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Accordingly, payments made on or before December 31, 1998 will continue to be subject to the regulations that existed before the New Withholding Regulations were issued.


     Interest paid to a Non-U.S. Holder that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and will not be subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the interest payment. In addition to the graduate tax described above, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

  GAIN ON DISPOSITION OF NEW NOTES



     A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of a New Note unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the New Note as a capital asset, such holder is present in the U.S. for 183 or more days in the taxable year and certain other requirements are met.



  FEDERAL ESTATE TAXES


     If interest on the New Notes is exempt from withholding of U.S. federal income tax under the rules described above, the New Notes will not be included in the estate of a deceased Non-U.S. Holder for U.S. federal estate tax purposes.


INFORMATION REPORTING AND BACKUP WITHHOLDING


     For each year in which the New Notes are outstanding, the Company will generally be required to provide the Internal Revenue Service with certain information, including the holder's name, address and taxpayer identification number (either such holder's social security number or its employer identification number, as the case may be), and the aggregate amount of interest (including OID) and principal paid to such holder during the year. These reporting requirements, however, do not apply with respect to certain holders, including United States corporations, securities dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts.


     In the event that a holder fails to establish its exemption from such information reporting requirements or is otherwise subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, the paying agent making payments in respect of a New Note may be required to withhold an amount equal to 31% from any payment of interest or principal pursuant to the terms of the New Notes, or any payment of proceeds of a redemption of New Notes, as the case may be, to a holder. The New Withholding Regulations provide that to the extent a Non-U.S. Holder certifies on Form W-8 (or a permitted substitute form) as to such holder's status as a foreign person, the backup withholding provisions and the information reporting provisions will generally not apply. If a Non-U.S. Holder fails to provide such certification, such holder may be subject to certain information reporting and the 31% backup withholding tax. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service. The Company will report to the holders of New Notes the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the securities.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the date on which the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.



                                 LEGAL MATTERS


     Legal matters with respect to the New Notes offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida.



                                    EXPERTS


     The consolidated financial statements of InterAmericas Communications Corporation and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been so included in reliance on the report (which contain an explanatory paragraph relating to the terms of transactions and relationships with related parties as described in Note 4 to the Consolidated Financial Statements) of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.



     The financial statements of FirstCom Long Distance S.A., as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, included in this Prospectus, have been audited by Langton Clarke y Cia Ltda.\Arthur Andersen, LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                           GLOSSARY OF DEFINED TERMS


     ATM (ASYNCHRONOUS TRANSFER MODE): An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard 53 byte-long packet or cell. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.


     ATV: Refers to any system of distributing television programming that generally results in better video and audio quality than that offered by the NTSC 525-line standard.


     BACKBONE: Refers to the major fiber cable carrying the accumulated transmissions of many businesses connected to a network system. Similar to a water main, the backbone is the high volume conduit for transmissions input by multiple smaller connections (last-mile connections) from business offices.


     BANDWIDTH: The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves.


     CAP (COMPETITIVE ACCESS PROVIDER): A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access telecommunications services and switched access services. CAPs are also referred to in the industry as alternative access vendors, alternative local telecommunications service providers (ALTS) and metropolitan area network providers (MANs).


     CARRIER'S CARRIER: Refers to a telecommunications network that provides wholesale telecommunications transmission to other major telecommunications networks such as long distance, local and cellular telephone companies.


     CENTREX: Refers to the switching capability provided by a telephone company's central office to a customer over telephone lines on a subscription basis. Centrex allows a customer to receive such services as intra-office call routing and voice mail from a telephone company's switch, thereby avoiding the purchase of a private switch known as PBX.


     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER): A company that provides local exchange services in competition with the incumbent local exchange carrier.


     CTC: Compania de Telefonos de Chile, S.A., the PTT of Chile which was privatized in 1987.


     DEDICATED LINES: Telecommunications lines reserved for use by particular customers along predetermined routes (in contrast to telecommunications lines within the local telephone PTT's public switched network).


     DIGITAL: Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information, as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or snow, in the case of video transmission, or static or other background distortion, in the case of audio transmission).


     DROP AND INSERT: Refers to a network's capability to share capacity among users without dedicating any fiber strand to a single end user.


     EARTH STATION: A parabolic antenna and associated electronics for receiving or transmitting satellite signals.


     ENHANCED SERVICES: Refers to private line services, and LAN and WAN connectivity services.

     ENTEL: Empresa Nacional de Telefonos, S.A. Privatized in 1989, Entel has historically been Chile's national long distance company. Under the Multicarrier Agreement, Entel is now licensed to provide all types of telecommunications services within Chile.


     ESN (ENHANCED SERVICES NETWORK): The name used to describe the communication services providing digital connectivity, primarily for data applications via frame relay, ATV, or digital interexchange private line facilities.


     FIBER OPTICS: Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. Fiber optic cable currently is the medium of choice for the telecommunications and cable industries. Fiber is resistant to electrical interference and many environmental factors that affect copper wiring and satellite transmission.


     FRAME RELAY: A form of data communications packet switching that uses smaller packets and requires less error checking than traditional technologies such as X.25 or SNA. Frame Relay is used in wide area networks to interconnect LANs and computer systems. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.


     GATEWAY SWITCH: A switch which is used to establish connection with other carriers.


     GHZ OR GIGAHERTZ: A unit of frequency equal to one billion cycles or hertz per second.


     ILEC (INCUMBENT LOCAL EXCHANGE CARRIER): The name used to describe a company which is the principal local exchange carrier.


     INTERCONNECTION: Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.


     ISP (INTERNET SERVICE PROVIDER): The name used for those companies which provide its subscribers with access to the Internet.


     INTERNET: The name used to describe the global open network of computers that permits a person with access to exchange information with any other computer connected to the network.


     LAN (LOCAL AREA NETWORK): Refers to the interconnection of computers for the purpose of sharing files, programs and printers. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.


     LAST MILE: A shorthand reference to the last section of a telecommunications path to the ultimate end-user which may be less than or greater than one mile.


     LEC (LOCAL EXCHANGE CARRIER): A company providing local telephone services.


     LONG DISTANCE CARRIERS (INTEREXCHANGE CARRIERS): Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.


     LONG EXCHANGE SERVICES: Services provided within a geographic area determined by the appropriate state regulatory authority which calls are transmitted without toll charges to the calling or called party.


     MINISTRY OF TRANSPORTATION AND TELECOMMUNICATIONS: Chile's government body which, through the Undersecretariat of Telecommunications, is responsible for regulating and registering all telecommunications equipment and services. Its role is equivalent to that of the Federal Communications Commission in the United States.


     MINISTRY OF TRANSPORTATION, COMMUNICATIONS, HOUSING AND CONSTRUCTION: The Peruvian government entity with the authority to regulate telecommunications and with the authority to grant concessions and licenses for telecommunications service providers such as the Company.

     MULTICARRIER AGREEMENT: The legislation passed by Chile's Ministry of Telecommunications in 1994 which opens Chile's long distance market to competition while temporarily limiting the market share in that market which may be held by the CTC.


     NODE: Devices on a network that demand or supply services or where transmission paths are connected.


     PBX (PRIVATE BRANCH EXCHANGE): A customer owned and operated switch on customer premises, typically used by large businesses with multiple telephone lines.


     PDH (PLESIOCHRONOUS DIGITAL HIERARCHY): Refers to a digital transmission system that operates as a Time Division Multiplexing (TDM) system by combining multiple signals of 2 Mbit/s through the use of a multiplexor that operates by adding "dummy" bits (otherwise known as justification bits). The justification bits are recognized as such when multiplexing occurs, and discarded as original signals. This process is known as plesiosynchronous operation. The use of plesiochronous operation has led to the adoption of the term plesiochronous digital hierarchy, or PDH.


     POPS (POINTS OF PRESENCE): Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.


     PTT (PUBLIC TELEPHONE AND TELEGRAPH): A government or privately-owned monopoly carrier of telecommunications services or having a dominant market share such as CTC.


     PRIVATE LINE: Refers to a private, dedicated telecommunications connection between different locations (excluding long distance carriers' POPs).


     PUBLIC SWITCHED NETWORK: Refers to traditional public (not dedicated) LEC networks that switch calls between different customers.


     REDUNDANT ELECTRONICS: Describes a telecommunications facility using two separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption.


     RIGHT-OF-WAY: Rights negotiated with the appropriate entity, such as a utility company or transportation agency, to secure access to poles, ducts, conduits or subway tunnels, as the case may be, to install the fiber optic lines.


     SDH (SYNCHRONOUS DIGITAL HIERARCHY): An open standard for signals used in optical fiber networks. It provides a basic data transport format that can be used for all types of digital information (voice, video, data, facsimile and graphics) and is used internationally. The specified base rate is 51.48 MBPS (called synchronous transport signal level 1, or STS-1), and specifications exist for data speeds up to 2.4 Gbps.


     SNA (SYSTEMS NETWORK ARCHITECTURE): A tree structured computer network architecture, with a mainframe host acting as the network control center.


     SONET (SYNCHRONOUS OPTICAL NETWORK TECHNOLOGY): Refers to a set of standards for optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features. Allows selective adding and dropping of signals.


     SWITCH: A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

     SWITCHED SERVICES: Refers to transportation of switched traffic along dedicated lines between the local telephone company's central offices and the long distance carrier's POPs.


     TELEPORT: Refers to a facility capable of transmitting and receiving satellite signals for other users.


     WAN (WIDE AREA NETWORK): A data network typically extending a LAN outside a building, over telephone common carrier lines to link other LAN's in other buildings.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       -----
INTERAMERICAS COMMUNICATIONS CORPORATION

Report of Independent Certified Public Accountants .................................    F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and
 March 31, 1998 (unaudited) ........................................................    F-3

Consolidated Statements of Operations for the years ended
 December 31, 1995, 1996 and 1997 and the three months ended
 March 31, 1997 and 1998 (unaudited) ...............................................    F-4

Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1995, 1996 and 1997 and the three months ended
 March 31, 1998 (unaudited) ........................................................    F-5

Consolidated Statements of Cash Flows for the years ended
 December 31, 1995, 1996 and 1997 and the three months ended
 March 31, 1997 and 1998 (unaudited) ...............................................    F-6

Notes to Consolidated Financial Statements .........................................    F-7

FIRSTCOM LONG DISTANCE S.A.

Report of Independent Accountants ..................................................   F-22

Balance Sheets at December 31, 1996 and 1997 .......................................   F-23

Statements of Operations for each of the two years ended December 31, 1996 and 1997    F-24

Statements of Cash Flows for each of the two years ended December 31, 1996 and 1997    F-25

Notes to Financial Statements ......................................................   F-26


Ch$    =  Chilean pesos

ThCh$  =  Thousands of Chilean pesos

US$    =  United States dollars

ThUS$  =  Thousands of United States dollars

U.F.   =  The Unidad de Fomento, or U.F., is an inflation-indexed, peso denominated monetary unit used in Chile. The U.F. rate is set daily in advance based on the change in the Chilean
          Price Index of the previous month.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of InterAmericas Communications Corporation


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterAmericas Communications Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     As described in Note 4, during 1996 and 1995, the Company had significant transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions may not be the same as those that would result from transactions among wholly unrelated parties.
Price Waterhouse LLP


Miami, Florida
March 2, 1998

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                          DECEMBER 31,
                                                                   --------------------------     MARCH 31,
                                                                       1996           1997          1998
                                                                   ------------   -----------   ------------
                                                                                                 (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents .....................................    $     723      $  14,936     $  11,428
 Restricted cash ...............................................           --         61,028        54,531
 Restricted investments ........................................           --         20,404        20,653
 Accounts receivable, net ......................................          113          2,367         2,531
 Prepaid expenses and other current assets .....................          491          1,208           779
                                                                    ---------      ---------     ---------
  Total current assets .........................................        1,327         99,943        89,922
Restricted investments .........................................           --         37,488        38,022
Telecommunications networks, net ...............................        3,956          9,348        15,030
Intangible assets, net .........................................        5,029         10,881        10,703
Deferred financing costs .......................................           42         14,971        14,766
                                                                    ---------      ---------     ---------
  Total assets .................................................    $  10,354      $ 172,631     $ 168,443
                                                                    =========      =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..............................................    $     299      $   4,023     $   3,194
 Convertible debentures ........................................           --          1,550            --
 Accrued interest ..............................................           83          3,925         9,047
 Other accrued expenses ........................................          591          2,631           916
 Due to related parties ........................................          416            263            --
 Lease obligations, current ....................................          114            313           233
 Other current liabilities .....................................          323            322           544
                                                                    ---------      ---------     ---------
  Total current liabilities ....................................        1,826         13,027        13,934
Senior notes, net ..............................................           --        131,626       131,791
Lease obligations, less current portion ........................          248            356           315
                                                                    ---------      ---------     ---------
  Total liabilities ............................................        2,074        145,009       146,040
                                                                    ---------      ---------     ---------
Commitments and contingencies ..................................           --             --            --
                                                                    ---------      ---------     ---------
Stockholders' equity
 Preferred stock, $.001 par value, authorized 10,000,000 shares, none issued .................................................
 Common stock, $.001 par value, authorized 50,000,000 shares, issued and outstanding as of December 31, 1996 and 1997
   16,152,518 and 19,084,300 shares, respectively ..............           16             19            19
 Additional paid in capital ....................................       18,493         26,887        26,887
 Warrants ......................................................           --         26,737        26,737
 Accumulated deficit ...........................................      (10,151)       (25,783)      (31,002)
 Cumulative translation adjustments ............................          (78)          (238)         (238)
                                                                    ---------      ---------     ---------
  Total stockholders' equity ...................................        8,280         27,622        22,403
                                                                    ---------      ---------     ---------
  Total liabilities and stockholders' equity ...................    $  10,354      $ 172,631     $ 168,443
                                                                    =========      =========     =========

      The accompanying notes are an integral part of these consolidated financial statements.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                                         THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                         MARCH 31,
                                 -----------------------------------------------   ------------------------------
                                                                                        1997            1998
                                      1995            1996             1997         (UNAUDITED)      (UNAUDITED)
                                 -------------   --------------   --------------   -------------   --------------
Revenues .....................    $      224      $       652      $     1,130     $      324       $     3,327
Operating expenses:
 Cost of revenues ............           408              958            1,203            316             2,609
 Selling, general and
   administrative ............         1,906            3,272            4,678            815             1,831
 Non-cash compensation and
   consulting ................            12               73            4,640             --                --
 Depreciation and
   amortization ..............           396              706              967            220               464
                                  ----------      -----------      -----------     ----------       -----------
                                       2,722            5,009           11,488          1,351             4,904
                                  ----------      -----------      -----------     ----------       -----------
Loss from operations .........        (2,498)          (4,357)         (10,358)        (1,027)           (1,577)
Interest expense .............          (319)            (246)          (6,521)          (215)           (5,403)
Interest income ..............            10               80            1,315             18             1,761
Other expense, net ...........           (66)            (103)             (68)            --                --
                                  ----------      -----------      -----------     ----------       -----------
Net loss .....................        (2,873)          (4,626)         (15,632)        (1,224)           (5,219)
                                  ==========      ===========      ===========     ==========       ===========
Net basic and diluted loss
 per share ...................    $     (.31)     $      (.31)     $      (.94)    $     (.08)      $      (.27)
                                  ==========      ===========      ===========     ==========       ===========
Weighted average common shares
 outstanding .................     9,407,000       14,795,660       16,667,719     16,152,518        19,084,300
                                  ==========      ===========      ===========     ==========       ===========

The accompanying notes are an integral part of these consolidated financial statements.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                 COMMON STOCK
                                            ----------------------  ADDITIONAL
                                                                      PAID-IN
                                               SHARES     AMOUNTS     CAPITAL
                                            ------------ --------- ------------
Balances at December 31, 1994 .............   6,316,024     $ 6      $ 2,637
Common stock issued in private
 placements ...............................     635,761       1        1,962
Conversion of debt ........................   4,888,900       5        1,126
Stock issued for acquisitions .............     111,000      --          400
Imputed interest on
 related party notes ......................          --      --           16
Stock option grants .......................          --      --           12
Currency translation adjustment ...........          --      --           --
Net loss ..................................          --      --           --
                                              ---------     ---      -------
Balances at December 31, 1995 .............  11,951,685      12        6,153
Common stock issued in private
 placements ...............................   1,939,042       2        7,430
Conversion of debt ........................   1,011,791       1        1,985
Stock issued for acquisitions .............   1,250,000       1        2,812
Imputed interest on related
 party notes ..............................          --      --           40
Stock option grants .......................          --      --           73
Currency translation adjustment ...........          --      --           --
Net loss ..................................          --      --           --
                                             ----------     ---      -------
Balances at December 31, 1996 .............  16,152,518      16       18,493
Conversion of debt ........................   1,101,782       1        1,993
Beneficial conversion feature .............          --      --          810
Reversal of beneficial conversion
 feature upon redemption of debt ..........          --      --         (344)
Stock issued to a former director in
 connection with the FirstCom Long
 Distance Acquisition .....................     100,000      --          205
Stock issued as compensation to officers
 and former directors .....................   1,350,000       2        3,756
Stock option grants to officers and
 former directors .........................          --      --          882
Conversion of liabilities .................      80,000      --          240
Stock issued for past financial
 assistance ...............................     300,000      --          852
Warrants to purchase common stock .........          --      --           --
Currency translation adjustment ...........          --      --           --
Net loss ..................................          --      --           --
                                             ----------     ---      -------
Balances at December 31, 1997 .............  19,084,300      19       26,887
Net loss (unaudited) ......................          --      --           --
                                             ----------     ---      -------
Balances at March 31, 1998
 (unaudited) ..............................  19,084,300     $19      $26,887
                                             ==========     ===      =======

                                                ACCRUED                    CUMULATIVE
                                             DISTRIBUTIONS   ACCUMULATED   TRANSLATION
                                              AND WARRANT      DEFICIT     ADJUSTMENT      TOTAL
                                            --------------- ------------- ------------ -------------
Balances at December 31, 1994 .............    $  (6,088)     $  (2,652)     $  (14)     $  (6,111)
Common stock issued in private
 placements ...............................           --             --          --          1,963
Conversion of debt ........................        6,088             --          --          7,219
Stock issued for acquisitions .............           --             --          --            400
Imputed interest on
 related party notes ......................           --             --          --             16
Stock option grants .......................           --             --          --             12
Currency translation adjustment ...........           --             --          44             44
Net loss ..................................           --         (2,873)         --         (2,873)
                                               ---------      ---------      ------      ---------
Balances at December 31, 1995 .............           --         (5,525)         30            670
Common stock issued in private
 placements ...............................           --             --          --          7,432
Conversion of debt ........................           --             --          --          1,986
Stock issued for acquisitions .............           --             --          --          2,813
Imputed interest on related
 party notes ..............................           --             --          --             40
Stock option grants .......................           --             --          --             73
Currency translation adjustment ...........           --             --        (108)          (108)
Net loss ..................................           --         (4,626)         --         (4,626)
                                               ---------      ---------      ------      ---------
Balances at December 31, 1996 .............           --        (10,151)        (78)         8,280
Conversion of debt ........................           --             --          --          1,993
Beneficial conversion feature .............           --             --          --            810
Reversal of beneficial conversion
 feature upon redemption of debt ..........           --             --          --           (344)
Stock issued to a former director in
 connection with the FirstCom Long
 Distance Acquisition .....................           --             --          --            205
Stock issued as compensation to officers
 and former directors .....................           --             --          --          3,758
Stock option grants to officers and
 former directors .........................           --             --          --            882
Conversion of liabilities .................           --             --          --            240
Stock issued for past financial
 assistance ...............................           --             --          --            852
Warrants to purchase common stock .........       26,737             --          --         26,737
Currency translation adjustment ...........           --             --        (160)          (160)
Net loss ..................................           --        (15,632)         --        (15,632)
                                               ---------      ---------      ------      ---------
Balances at December 31, 1997 .............       26,737        (25,783)       (238)        27,622
Net loss (unaudited) ......................           --         (5,219)         --         (5,219)
                                               ---------      ---------      ------      ---------
Balances at March 31, 1998
 (unaudited) ..............................    $  26,737      $ (31,002)     $ (238)     $  22,403
                                               =========      =========      ======      =========

The accompanying notes are an integral part of these consolidated financial statements.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------------------
                                                                                      1995           1996           1997
                                                                                 -------------- -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ......................................................................    $(2,873)       $(4,626)     $  (15,632)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization expense ........................................        396            706             967
  Amortization of deferred financing costs and original issue discounts ........         --             --             518
  Beneficial conversion features on convertible debentures, net ................         --             --             466
  Capitalized interest related to network construction .........................         --             --            (712)
  Services exchanged for common stock ..........................................         12             73             852
  Non-cash compensation and consulting expense .................................         --             --           4,640
  Interest converted to equity .................................................        183             49              45
  Changes in assets and liabilities:
   Accounts receivable .........................................................        (70)          (105)            (29)
   Prepaid expenses and other current assets ...................................        202           (197)           (258)
   Other assets ................................................................         76            (53)            (64)
   Accounts payable and accrued expenses .......................................         (4)           299           4,602
   Due to related parties ......................................................        (66)          (251)           (179)
   Other current liabilities ...................................................         --            171            (105)
   Deferred taxes ..............................................................         (6)            --              --
                                                                                    ----------     -------      ----------
    Cash used in operating activities ..........................................     (2,150)        (3,934)         (4,889)
                                                                                    ---------      -------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of telecommunications network ........................................       (720)        (1,453)         (2,763)
 Restricted cash and investments ...............................................         --             --        (118,920)
 Acquisition of FirstCom Long Distance .........................................         --             --          (5,799)
 Acquisition of Visat ..........................................................       (450)            --              --
 Acquisition of FirstCom Networks ..............................................         --         (1,515)             --
                                                                                    ---------      -------      ----------
    Cash used in investing activities ..........................................     (1,170)        (2,968)       (127,482)
                                                                                    ---------      -------      ----------
Cash flows from financing activities:
 Issuance of Existing Notes and New Notes ......................................         --             --         150,000
 Deferred financing costs ......................................................         --             --          (7,000)
 Proceeds from credit agreements ...............................................         --             --              --
 Proceeds from convertible debentures ..........................................         --             --           3,500
 Repayment of convertible debentures ...........................................         --             --              --
 Issuance of common stock ......................................................      1,963          7,430              --
 Net proceeds from issuance of (repayments to)
  notes payable and Bridge Notes ...............................................        893         (1,061)             --
 Additions to notes payable to related party ...................................        407          1,232              --
 (Payments under) proceeds from leasing obligations ............................         --            (31)             84
                                                                                    ---------      -------      ----------
    Cash provided by financing activities, net .................................      3,263          7,570         146,584
                                                                                    ---------      -------      ----------
Net increase (decrease) in cash and cash equivalents ...........................        (57)           668          14,213
Effect of exchange rate changes on cash ........................................         --               (2)           --
Cash and cash equivalents at beginning of year .................................        114             57             723
                                                                                    ---------      ---------    ----------
Cash and cash equivalents at end of year .......................................    $    57        $   723      $   14,936
                                                                                    =========      =========    ==========
 Cash paid for interest ........................................................    $     2        $   153      $      545
                                                                                    =========      =========    ==========

                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                 --------------------------
                                                                                      1997         1998
                                                                                  (UNAUDITED)   (UNAUDITED)
                                                                                 ------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ......................................................................   $ (1,224)     $ (5,219)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization expense ........................................        220           464
  Amortization of deferred financing costs and original issue discounts ........         --           297
  Beneficial conversion features on convertible debentures, net ................        310            --
  Capitalized interest related to network construction .........................       (132)         (206)
  Services exchanged for common stock ..........................................         --            --
  Non-cash compensation and consulting expense .................................         --            --
  Interest converted to equity .................................................         --            --
  Changes in assets and liabilities:
   Accounts receivable .........................................................         84          (164)
   Prepaid expenses and other current assets ...................................       (306)          534
   Other assets ................................................................       (111)          (31)
   Accounts payable and accrued expenses .......................................        (84)        2,678
   Due to related parties ......................................................         --          (263)
   Other current liabilities ...................................................        241           122
   Deferred taxes ..............................................................         --            --
                                                                                   --------      --------
    Cash used in operating activities ..........................................     (1,002)       (1,788)
                                                                                   --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of telecommunications network ........................................       (392)       (5,762)
 Restricted cash and investments ...............................................       (350)        5,713
 Acquisition of FirstCom Long Distance .........................................         --            --
 Acquisition of Visat ..........................................................         --            --
 Acquisition of FirstCom Networks ..............................................         --            --
                                                                                   --------      --------
    Cash used in investing activities ..........................................       (742)          (49)
                                                                                   --------      --------
Cash flows from financing activities:
 Issuance of Existing Notes and New Notes ......................................         --            --
 Deferred financing costs ......................................................         --            --
 Proceeds from credit agreements ...............................................      2,054            --
 Proceeds from convertible debentures ..........................................         --            --
 Repayment of convertible debentures ...........................................         --        (1,550)
 Issuance of common stock ......................................................         --            --
 Net proceeds from issuance of (repayments to)
  notes payable and Bridge Notes ...............................................         --            --
 Additions to notes payable to related party ...................................         --            --
 (Payments under) proceeds from leasing obligations ............................         --          (121)
                                                                                   --------      --------
    Cash provided by financing activities, net .................................      2,054        (1,671)
                                                                                   --------      --------
Net increase (decrease) in cash and cash equivalents ...........................        310        (3,508)
Effect of exchange rate changes on cash ........................................        (17)           --
Cash and cash equivalents at beginning of year .................................        723        14,936
                                                                                   --------      --------
Cash and cash equivalents at end of year .......................................   $  1,016      $ 11,428
                                                                                   ========      ========
 Cash paid for interest ........................................................                 $     61
                                                                                                 ========

Capital lease obligations of $221 and $172 were incurred in 1995 and 1996 respectively.


During 1997 and 1998, the Company capitalized $712 and $206, respectively, of interest costs related to the construction of a fiber optic network.



The accompanying notes are an integral part of these consolidated financial statements.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


1. ORGANIZATION AND BUSINESS FORMATION


     InterAmericas Communications Corporation ("the Company") is a provider of telecommunications services in Chile and Peru. The Company has historically operated as a Latin American telecommunications development stage company which has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The Company operates in Chile as Visat, S.A. ("Visat"), FirstCom Networks, S.A. ("FirstCom Networks"), formerly Hewster Chile, S.A., and FirstCom Long Distance, S.A. ("FirstCom Long Distance"), formerly Iusatel Chile, S.A., and in Peru as Red de Servicios de Telecomunicaciones, S.A. ("Resetel").


     Visat holds a government concession to provide intermediate telecommunications services, including the installation and operation of a network of 12 satellite earth stations and a switch throughout Chile, which allows the Company to transmit either "C" or "KU" bands for satellite communications and broad band distribution. FirstCom Networks is engaged in the development of a fiber optic network and provides various network installation and systems integration services in Santiago, Chile. FirstCom Long Distance provides domestic and international long distance services in Chile. FirstCom Long Distance's long distance traffic switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other long distance carriers. Resetel is building a fiber optic telecommunications network in Lima and Callao, Peru.


     During the three years ended December 31, 1997, the Company made the following acquisitions, each of which was accounted for as a purchase. The consolidated financial statements include the operating results from the effective date of acquisition.


ACQUISITION OF RESETEL


     On May 7, 1996, the Company acquired 100% of Resetel's outstanding stock in exchange for 1,250,000 shares of Common Stock of the Company. The purchase price of approximately $2,800 has been substantially allocated to a local carrier concession. A fair value of $2.25 was assigned to each share issued to the shareholders of Resetel based on the net proceeds per share of the Company's March 1996 private placement.


ACQUISITION OF FIRSTCOM NETWORKS


     On July 31 and September 2, 1996 the Company acquired 99% and 1%, respectively, of FirstCom Networks' outstanding stock for $1,500 in cash. Goodwill of approximately $1,300 was recorded representing the excess cost over the fair value of net assets acquired in the transaction.


ACQUISITION OF FIRSTCOM LONG DISTANCE


     On December 17, 1997, the Company acquired 100% of FirstCom Long Distance's outstanding stock for $5,900 million in cash. In addition, the Company incurred other direct acquisition costs totaling approximately $300, which includes the fair market value of 100,000 shares of Company Common Stock paid to a former director for his services in facilitating the transaction. The purchase agreement provides for an additional payment of up to $850 if FirstCom Long Distance achieves certain operating results for the year ending December 31, 1998.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


1. ORGANIZATION AND BUSINESS FORMATION--(CONTINUED)


     The excess purchase price, of approximately $6,200, over the fair value of the net assets acquired has been allocated to FirstCom Long Distance's telephone carrier concession. The Company has accounted for the acquisition of FirstCom Long Distance as if it occurred on December 31, 1997, since FirstCom Long Distance's estimated operating results for the period from December 17, 1997 to December 31, 1997 were not material.


OTHER RELATED ACQUISITION DISCLOSURES


     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of FirstCom Networks, Resetel and FirstCom Long Distance had occurred at the beginning of the periods presented, and do not purport to be indicative of the results that actually would have occurred if the acquisition had been consummated as of those dates or of results which may occur in the future:

                                         DECEMBER 31,
                                  --------------------------
                                      1996           1997
                                  ------------   -----------
                                         (UNAUDITED)
   Revenue ....................    $   8,614      $  10,927
   Net loss ...................      (32,875)       (35,834)
   Net loss per share .........    $   (2.22)     $   (2.15)

     The Company assesses the carrying amount of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future cash flows to be generated during the remaining life of each intangible asset to its net carrying value. Following is a summary of the intangible assets resulting from the Company's acquisitions:

                                                   DECEMBER 31,          ESTIMATED
                                              -----------------------     USEFUL
                                                 1996         1997         LIFE
                                              ---------   -----------   ----------
   Satellite transmission rights ..........    $1,166       $ 1,166      10 years
   Concessions ............................     2,819         9,095      20 years
   Goodwill ...............................     1,289         1,289      10 years
                                               ------       -------
                                                5,274        11,550
   Less: accumulated amortization .........      (245)         (669)
                                               ------       -------
                                               $5,029       $10,881
                                               ======       =======

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS


UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION


     The interim financial data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.


PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.


FOREIGN CURRENCY TRANSLATION


     Assets and liabilities are translated at end-of-period exchange rates. Income, expense and cash flows are translated at weighted average exchange rates for the period. The resulting currency translation adjustments are accumulated and reported as a component of stockholders' equity.


     Primarily as a result of the Company's U.S. dollar denominated senior note financing during October 1997, effective January 1, 1998 the Company's subsidiaries will use the U.S. dollar as their functional currency. Management does not expect this change to have a significant impact on the Company's results of operations.


RECLASSIFICATIONS


     Certain amounts in the 1995 and 1996 consolidated financial statements were reclassified to conform with the 1997 presentation.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximated fair value based on the short maturity of these financial instruments. The carrying amount of debt and capital leases approximated fair value based on the prevailing market rates currently available to the Company for similar financial instruments.


CASH AND CASH EQUIVALENTS


     The Company considers all certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


RESTRICTED CASH AND INVESTMENTS


     Restricted cash represents proceeds from the senior note offering (see
Note 3) to be used, in accordance with the terms of the related indenture agreement, primarily for the purchase of the telecommunications equipment in Peru and Chile. Restricted investments are U.S. Treasury Notes that

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS--(CONTINUED)


are restricted for the repayment of interest on the senior notes, and are stated at amortized cost, which approximated fair value at December 31, 1997. These investments mature at various dates through October 2000. Management designated these investments as held-to-maturity.


TELECOMMUNICATIONS NETWORKS


     Telecommunications networks are recorded at cost and are depreciated on a straight-line method over the estimated useful lives of the related assets. Construction, engineering, interest and labor costs directly related to the development of the Company's networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational.


     Telecommunications networks consists of:

                                                                DECEMBER 31,          ESTIMATED
                                                           -----------------------     USEFUL
                                                              1996         1997         LIFE
                                                           ---------   -----------   ----------
   Telecommunications equipment ........................    $2,868      $  6,547      10 to 20
   Telecommunications equipment pending installation and
    construction in progress ...........................     1,021         2,627         --
   Office equipment and furniture ......................     1,007         1,663       3 to 7
                                                            ------      --------
                                                             4,896        10,837
   Less: accumulated depreciation ......................      (940)       (1,489)
                                                            ------      --------
                                                            $3,956      $  9,348
                                                            ======      ========

ACCOUNTING ESTIMATES


     The preparation of financial statements require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


ACCRUED EXPENSES


     Accrued expenses consist of:

                                                           DECEMBER 31,
                                                        ------------------
                                                         1996       1997
                                                        ------   ---------
   Purchases of telecommunication equipment .........    $376     $   --
   Professional fees ................................      63        622
   Payroll ..........................................      14        447
   Other ............................................     138        640
                                                         ----     ------
                                                         $591     $1,709
                                                         ====     ======

COMMON STOCK EXCHANGED FOR OTHER THAN CASH


     Common stock exchanged for services and as inducements to make loans have been recorded as consulting, compensation or interest expense and additional paid in capital at the grant date fair value

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS--(CONTINUED)


of the common stock. Through November 1996, the grant date fair value of the common stock was estimated by the Company's Board of Directors. After November 1996, the grant date fair value of the common stock was based on the NASDAQ trading price.


REVENUE RECOGNITION


     Revenue is recognized as services are provided.


NET LOSS PER SHARE


     The computation of net loss per share of common stock is computed by dividing net loss for the year by the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1995, 1996 and 1997 excludes approximately 2.2 million, 4.3 million and 15.6 million, respectively of antidilutive stock options and warrants.


STOCK BASED COMPENSATION


     The Company accounts for stock-based compensation using the intrinsic value method which requires the recognition of related expense on the grant date when the exercise price of the stock option granted is less then the fair value of the underlying common stock. Additionally, the Company provides pro forma disclosure of net loss and loss per share as if the fair value based method had been applied in measuring compensation expense for stock options granted in 1997 and 1996.


     The policy of the Company has been to grant options at an exercise price equal to the estimated market value of the Company's common stock at the date of the grant, except for certain grants made in 1995 and 1997 for which $12 and $882, respectively was charged to expense. Had compensation costs for the Company's stock option grants been determined based on the fair value at the grant dates of options granted consistent with the fair value based method, the Company's loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                       1996            1997
                                                   ------------   -------------
   Net loss ....................   As Reported       $ (4,626)      $ (15,632)
                                   Pro forma           (7,510)        (21,237)
   Net loss per share ..........   As Reported           (.31)          ( .94)
                                   Pro forma             (.51)          (1.27)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; volatility of 90%, risk-free interest rate of 6.72%, zero dividend yield and expected lives ranging from 4 to 8 years. The weighted average fair value of options granted in 1996 was $2.38. The weighted average fair value of stock options granted during 1997 (i) with a strike price equivalent to the grant date fair value of the underlying common stock was $2.60, and (ii) with a strike price less than the grant date fair value of the underlying common stock was $2.26.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS--(CONTINUED) INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company is subject to federal, state and foreign income taxes but has not incurred a liability for such taxes due to losses incurred. At December 31, 1997 the Company has net tax operating loss carryforwards of approximately $16,100 for U.S. income tax purposes and approximately $21,300 for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2012. The foreign net operating loss carryforwards related (1) to Peru, $665 expire in the years 2000 through 2001 and (2) to Chile, $20,600, do not expire.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset are presented below:

                                                     1996          1997
                                                 -----------   -----------
   Net operating loss carryforwards ..........    $  1,900      $  8,953
   Accounts receivable .......................          --           436
   Non-cash compensation .....................          --           309
                                                  --------      --------
                                                     1,900         9,700
   Less: valuation allowance .................      (1,900)       (9,700)
                                                  --------      --------
   Net deferred tax asset ....................    $     --      $     --
                                                  ========      ========

     Income tax expense for the years ended December 31, 1997, 1996 and 1995 differred from the amounts computed by applying the statutory income tax rate applicable to the countries in which the Company and its subsidiaries operate as a result of the following:

                                                   1995          1996           1997
                                                ----------   ------------   ------------
   Computed "expected" tax benefit ..........     $ (773)      $ (1,020)      $ (4,929)
   Increase in valuation allowance ..........        773          1,020          4,929
                                                  ------       --------       --------
                                                  $   --       $     --       $     --
                                                  ======       ========       ========

     The domestic and foreign components of net loss are as follows:


                             1995           1996            1997
                         ------------   ------------   -------------
   Domestic ..........     $ (1,710)      $ (2,021)      $ (12,402)
   Foreign ...........       (1,163)        (2,605)         (3,230)
                           --------       --------       ---------
                           $ (2,873)      $ (4,626)      $ (15,632)
                           ========       ========       =========

     The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net operating loss carryforwards.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED ITEMS--(CONTINUED)


RECENT ACCOUNTING PRONOUNCEMENTS


     During June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 1997. Management does not expect Statements No. 130 and 131 to have a significant impact on the Company's reporting and disclosure requirements in 1998.


     Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purposes financial statement. Statement No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders


3. CAPITALIZATION


     The Company has had material transactions impacting its capitalization during the past three years. The following information, in addition to the disclosures in Note 4--Related Party Transactions and Note 5--Stock Options and Warrants, describes the most significant of these transactions.


SENIOR NOTE OFFERING


     On October 27, 1997, the Company completed a private offering (the "Senior Note Offering") pursuant to Rule 144A and Regulation S promulgated under the U.S. Securities Act of 1933 of 150,000 Units, consisting of an aggregate of $150,000 aggregate principal amount of 14% Existing Notes and New Notes due October 27, 2007 ("Existing Notes and New Notes") and 5,250,000 warrants (the "Unit Warrants") to purchase 5,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. In addition, UBS Securities LLC, the initial purchaser of the Units in the Senior Note Offering, was granted 2,250,000 warrants (the "Initial Warrants") to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. The Unit Warrants are exercisable on the earlier of April 27, 1998 or the registration with the SEC of the Existing Notes and New Notes and the Initial Warrants are immediately exercisable and both expire on October 27, 2007. Interest is payable semi-annually beginning on April 1, 1998.


     The fair value of the Unit Warrants which is approximately $18,500 is reflected as an original issue discount on the Existing Notes and New Notes in the accompanying consolidated balance sheet. Additionally, the Company incurred direct financing costs of approximately $14,900, including the fair value of $7,900 of the Initial Warrants, as determined by an investment bank. The original issue discount and direct financing costs are being amortized to interest expense over ten years using the level yield method with an effective interest rate of 18.9 percent. The fair value of the Unit Warrants and Initial Warrants was determined by an investment banking firm using the Black-Scholes option pricing model with the following assumptions: volatility of 90%, risk-free interest rate of 6.24%, zero dividend yield and an expected life of 10 years.


     The Existing Notes and New Notes are redeemable on or after October 27, 2002 at the option of the Company, in whole or in part from time to time, at specified redemption prices declining annually to

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


3. CAPITALIZATION--(CONTINUED)


100% of the principal amount on or after October 27, 2005, plus accrued and unpaid interest. Upon a change in control, the Company is required to make an offer to purchase the Existing Notes and New Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. The Existing Notes and New Notes contain certain restrictive covenants that, among other things, limit the ability of the Company to incur additional debt or issue preferred stock, pay dividends, enter into related party transactions or make certain other restricted payments.


     The net proceeds to the Company from the Senior Note Offering were approximately $142,500, after deducting the underwriting discount and offering expenses. Approximately $57,300 of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Existing Notes and New Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Existing Notes and New Notes. During November and December of 1997, the Company used the net proceeds of the Senior Note Offering as follows: (i) $5,900 for the acquisition of FirstCom Long Distance, (ii) $4,300 for the purchase of telecommunications equipment and the repayment of its subsidiaries liabilities, (iii) $2,600 to settle all of the Company's outstanding obligations related to convertible debentures and (iv) $975 to repay certain bridge notes. The Company expects to use the remaining proceeds primarily to expand and operate the Company's telecommunications businesses in Peru and Chile.


     In addition to the deposit of a portion of the proceeds from the Senior Note Offering to fund interest payments on the Existing Notes and New Notes through October 2000, the Company deposited $62 million of the proceeds from the Senior Note Offering in a separate account under a trustee's control pending application of such funds by the Company for the payment of: (a) Permitted Expenditures; (b) in the event of a Change in Control of the Company, the Change in Control Payment and (c) in the event of a Special Offer to Purchase, or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.


CONVERTIBLE DEBENTURES


     On June 30, 1995, the Company converted $6,088 of convertible debt into
4.5 milion shares of the Company's common stock.


     On July 31, 1995, the Company converted $781 of an outstanding bridge loan into 388,900 shares of the Company's common stock.


     On February 3, 1997, the Company issued $1,500 aggregate principal amount of 7% Convertible Debentures due February 3, 2000 and warrants to purchase an aggregate 100,000 shares of the Company's Common Stock. Pursuant to the terms of the 7% Convertible Debentures (i) the conversion price was equivalent to the lesser of the fair value of the Company's common stock on the date the debt was issued or 83% of the fair value of the Company's common stock at the date of conversion, (ii) the Company was obligated to register with the SEC all shares of common stock underlying the warrants and debentures, and (iii) the failure to register such shares of common stock by June 30, 1997 would result in an additional weekly interest charge of 0.1 percent on the outstanding principal balance. On May 6, 1997 the Company issued $2,000 aggregate principal amount of 8% Convertible Debentures due April 30, 1998 and warrants to purchase an aggregate 20,000 shares of the Company's Common Stock (collectively the "Convertible Debentures"). Pursuant to the terms of the 8% Convertible Debentures

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


3. CAPITALIZATION--(CONTINUED)


(i) the conversion price was equivalent to the lesser of the fair value of the Company's common stock on the date the debt was issued or 80% of the fair value of the Company's common stock on the date of conversion, (ii) the Company was obligated to register with the SEC all shares of common stock underlying the warrants and debentures, and (iii) the failure to register such shares of common stock by August 6, 1997 would result in an additional cash payment every 30 days thereafter of 3% of the original principal amount.


     The Convertible Debentures were issued with beneficial conversion features due to the fact that the holders may convert the debt at any time prior to the maturity at a conversion price less than the conversion date fair value of the Company's common stock. As a result, the Company recorded $810 as interest cost and additional paid in capital related to the value of the beneficial conversion feature.


     During October 1997, the Company issued 1,101,782 shares of Common Stock in connection with the conversion of $1,950 aggregate principal amount of the Convertible Debentures, plus related accrued interest. Effective December 31, 1997 the Company settled all of the Company's remaining financial obligations related to the Convertible Debentures for $2,600 in cash. The cash payment was made on January 5 and 8, 1998.


     Such settlement has been accrued for as of December 31, 1997 and related to the following items:

   Outstanding principal .........    $1,550
   Accrued interest ..............       128
   Redemption premiums ...........       335
   Penalties .....................       587
                                      ------
                                      $2,600
                                      ======

     The above redemption premiums and penalties have been included in interest expense in the accompanying statement of operations.


PRIVATE ISSUANCES OF COMMON STOCK


     In October 1994, the Company commenced a private offering of its common stock. The Company issued 315,714 shares of common stock and raised $1,100 prior to December 31, 1994. In early 1995, the Company closed the private placement, having issued a total of 951,476 shares of common stock and raised a total of $3,000, net of expenses of $260.


     In February 1996, the Company commenced a private offering of its common stock. The Company issued 500,000 shares of common stock and raised $1,120 through March 31, 1996, net of expenses of $80. In June 1996, the Company commenced a private offering of its common stock. The Company issued 1,439,000 shares of common stock and raised $6,400 through August 1996, net of expenses of $520.


     During September 1997, the Company's Board of Directors authorized the issuance of 850,000 shares of common stock to two officers and the Company recognized related non-cash compensation expense of $2,338.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


4. RELATED PARTY TRANSACTIONS


TELECTRONIC S.A.


     During the three years ended December 31, 1997, the Company entered into certain transactions with Telectronic S.A. and its founders, Mr. George A. Cargill and Mr. Eleazar Donoso. Mr. Cargill and Mr. Donoso are both Company shareholders. Mr. Cargill has been a director of the Company since 1994.


     As compensation for his service as a director of the Company, from 1994 to 1997, the Company granted Mr. Cargill 290,000 stock options with a weighted average exercise price of $2.09. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.


     The Company purchased approximately $205, $172 and $77 of certain telecommunication equipment in 1995, 1996 and 1997, respectively, from Telectronic, S.A.


     In October 1997, the Company issued 300,000 shares of Common Stock to Mr. Donoso for certain financial assistance provided to the Company during its development stage. The Company recognized interest expense of $852 related to the aggregate fair value of such shares of Common Stock.


     During 1997, the Company issued and redeemed $200 of bridge notes from Mr. Cargill. In connection with such bridge notes Mr. Cargill received 20,000 warrants to purchase the Company's common stock at an exercise price of $2.56 per warrant. The fair value of such warrants ($21 determined using the Black-Scholes option pricing model) was recorded as original issue discount and subsequently expensed upon repayment of the bridge notes.


MR. HERNAN STREETER


     During the three years ended December 31, 1997, the Company entered into several transactions with Mr. Hernan Streeter. Mr. Streeter formerly served the Company as its Chief Executive Officer and its Chairman of the Board. In addition, he is a principal shareholder of the Company. The Company paid salaries to Mr. Streeter of $120 and $110 during 1995 and 1996, respectively.


     As compensation for his services as a director and Chief Executive Officer of the Company, from 1994 to 1996, the Company granted Mr. Streeter 510,000 stock options with a weighted average exercise price of $1.91. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.


     During 1995 and 1996, approximately $1,600 was loaned to the Company by Laura Investments, Ltd., a company owned by Mr. Streeter. During 1996, the Company paid $86 of interest to Laura Investments, Ltd. On March 31, 1996 the loans, plus accrued interest of $7, were converted into 839,235 shares of Company Common Stock.


     Mr. Streeter was the founder and Chief Executive Officer of FirstCom Networks, which was acquired by the Company during 1996. Prior to its acquisition, FirstCom Networks provided approximately $237 of telecommunication services to the Company. Mr. Streeter also was the primary shareholder and General Manager of FirstCom Long Distance, which was acquired by the Company during 1997. Prior to this acquisition, the Company made sales of $162 to FirstCom Long Distance.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


4. RELATED PARTY TRANSACTIONS--(CONTINUED)


Pursuant to provisions of the FirstCom Long Distance purchase agreement, the Company agreed to pay Mr. Streeter a consulting fee of $120 during 1998.


MAROON BELLS CAPITAL PARTNERS ("MBCP")


     During the three years ended December 31, 1997, the Company entered into certain transactions with MBCP. Two former directors of the Company, Paul Moore and Phillip Magiera, are principals in MBCP. MBCP has provided certain consulting and financial advisory services to the Company during the past three years.


     As compensation for their services as directors of the Company, from 1994 to 1996, the Company granted MBCP and its principals 1,015,000 stock options with a weighted average exercise price of $2.12. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.


     During 1995, the Company recognized $100 as a financial advisory fee to MBCP. During 1996, the Company purchased $493 in equipment whereby MBCP acted as a broker. Additionally, during 1996 and 1997, the Company made expense reimbursements of $219 and $132, respectively, to MBCP and its principals.


     During 1996 and 1997, the Company converted $316, plus accrued interest of $30, and $240, respectively, of outstanding liabilities to MBCP into 172,506 and 80,000 shares, respectively, of the Company's Common Stock.


     During October 1997, the Company entered into an agreement with MBCP and its principals, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for services rendered to the Company. Pursuant to such agreement, the Company made a cash payment to MBCP of $500 at the closing of the Senior Note offering and issued to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. The Company recognized non-cash consulting expense related to (i) the grant date fair value of the Common Stock of $1,420 and (ii) the intrinsic value of the stock options of $355. Messrs. Moore and Magiera resigned from the Company's Board of Directors effective as of the date of the agreement.


OTHER RELATED PARTY TRANSACTIONS


     The Company paid approximately $865 in legal fees in 1997 to a law firm having a senior partner who is also a current director of the Company.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


5. STOCK OPTIONS AND WARRANTS


     Under the terms of the Company's stock option agreements, options have a maximum term of ten years from the date of the grant. The options vesting period varies from full vesting upon issuance of options to one forty eighth per month to the end of the option term. A summary of the Company's stock option activity is as follows:

                                        1995                        1996                      1997
                              -------------------------   ------------------------   -----------------------
                                              WEIGHTED                   WEIGHTED                   WEIGHTED
                                               AVERAGE                    AVERAGE                   AVERAGE
                                              EXERCISE                   EXERCISE                   EXERCISE
                                 SHARES         PRICE        SHARES        PRICE        SHARES       PRICE
                              ------------   ----------   -----------   ----------   -----------   ---------
   Outstanding at beginning
    of year ...............      605,000      $  2.13      1,565,000     $  2.03      3,625,000     $  2.31
   Granted ................      960,000         1.96      2,060,000        2.52      3,670,000        3.15
   Exercised ..............           --           --             --          --             --          --
   Cancelled ..............           --           --             --          --             --          --
                                 -------      -------      ---------     -------      ---------     -------
   Outstanding at
    end of year ...........    1,565,000      $  2.03      3,625,000     $  2.31      7,295,000     $  2.73
                               =========      =======      =========     =======      =========     =======
   Options exercisable
    at year-end ...........    1,250,350      $  2.57      2,754,734     $  2.54      4,970,365     $  2.50
                               =========      =======      =========     =======      =========     =======

     The following table summarizes information about stock options outstanding at December 31, 1997:

                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                   ----------------------------------------   --------------------------------------------
                                                 WEIGHTED
                                    WEIGHTED      AVERAGE                      WEIGHTED
                                    AVERAGE      REMAINING                      AVERAGE
    EXERCISE           NUMBER       EXERCISE    CONTRACTUAL       NUMBER       EXERCISE        EXERCISE
      PRICE         OUTSTANDING      PRICE         LIFE        EXERCISABLE       PRICE          PRICE
----------------   -------------   ---------   ------------   -------------   ----------   ---------------
$ .35                  100,000      $  .35              7         100,000       $  .35     $  .35
 1.83 to 1.96        1,110,000        1.96              8       1,063,194         1.96      1.83 to 1.96
 2.00 to 2.42        3,130,000        2.23              9       1,801,736         2.24      2.00 to 2.42
 2.50 to 2.81        1,655,000        2.70              8       1,511,917         2.71      2.50 to 2.81
 4.00 to 4.40        1,100,000        4.36             10         493,518         4.32      4.00 to 4.40
 6.00 to 8.00          200,000        7.00             10              --           --      6.00 to 8.00
                     ---------                                  ---------
                     7,295,000                  4,970,365
                     =========                  =========


     Included in the preceding table are 1,350,000 stock options, of which 783,333 are exercisable at December 31, 1997, with an exercise price of $2.13 and a weighted average remaining contractual life of 10 years. The exercise price of such stock options was less than the grant date fair value of the underlying Common Stock.


     During 1997 the Company granted two officers 2,650,000 stock options that vest over a two year period. The exercise price of such grants was equal to the grant date fair market value of the underlying Common Stock, except for 850,000 options with an exercise price of $2.13. The Company recognized non-cash compensation expense of $527 related to the 850,000 options. The terms of 1,000,000 stock options granted during 1996 were modified during 1997 to provide for immediate vesting.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


5. STOCK OPTIONS AND WARRANTS--(CONTINUED)


     Including the Initial and Note Warrants described in Capitalization above, the following is a summary of warrants granted by the Company:

                                                   1995                      1996                      1997
                                          -----------------------   ----------------------   ------------------------
                                                        WEIGHTED                 WEIGHTED                    WEIGHTED
                                                         AVERAGE                  AVERAGE                    AVERAGE
                                                        EXERCISE                 EXERCISE                    EXERCISE
                                            SHARES        PRICE       SHARES       PRICE        SHARES        PRICE
                                          ----------   ----------   ---------   ----------   ------------   ---------
   Outstanding at beginning
    of year ...........................     75,000      $  1.25      680,171      $ 2.97        680,171      $  2.97
   Granted ............................    605,171         3.18           --          --      7,715,000         4.35
   Exercised ..........................         --           --           --          --             --           --
   Cancelled ..........................         --           --           --          --             --           --
                                           -------      -------      -------      ------      ---------      -------
   Outstanding at end of year .........    680,171      $  2.97      680,171      $ 2.97      8,395,171      $  4.24
                                           =======      =======      =======      ======      =========      =======
   Options exercisable at
    year-end ..........................    680,171      $  2.97      680,171      $ 2.97        895,171      $  2.80
                                           =======      =======      =======      ======      =========      =======

     These warrants resulted from the Company's financing activities from 1994 to 1997. The weighted average grant date fair value of warrants granted during 1997 was $3.52.


6. COMMITMENTS AND CONTINGENCIES


     The Company entered into an operating agreement in 1993 with Metro S.A. to install and operate the Company's optical fiber telecommunication network in the tunnels, conduits and stations of lines 1 and 2 of the Santiago subway system. The Company has given Metro S.A. a $50 performance bond relating to these leases. The monthly lease rental is equivalent to 15% of the net monthly invoicing of the company for services rendered in the metropolitan region of Chile, subject to minimum amounts. The lease expires in the year 2003. Under the agreement, the Company is obligated to provide certain telecommunications services to Metro, S.A.


     The following summarizes future minimum payments under non-cancelable operating lease agreements at December 31, 1997:


  1998 ..............    $1,001
  1999 ..............       920
  2000 ..............     1,007
  2001 ..............     1,101
  2002-2003 .........     2,154
                         ------
                         $6,183
                         ======

     Rental expense under operating leases was $255, $508 and $961 for the years ended December 31, 1995, 1996 and 1997, respectively.


     In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)


Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of ICCA's Common Stock in the following manner: 100,000 shares which vest on the date of employment at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years after the date of employment at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a substantial bonus to Mr. Northland upon consummation of the Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement. As a result of this transaction, the Company recognized compensation expense of $250 related to the performance bonus. The strike price of the vested options was equivalent to the fair value of the underlying Common Stock on the date of the Northland Agreement.


     During May 1997, the Company entered into an employment and severance agreement (the "Geib Agreement") with Douglas G. Geib II, Chief Financial Officer of ICCA. The Geib Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an annual salary of $250,000. In addition to the base salary, the Geib Agreement provides for a primary performance award based upon business criteria which is designed to enhance shareholder value during each year up to a maximum of 100 percent of the base salary payable thereunder. Mr. Geib was also granted non-qualified stock options to purchase 500,000 shares of ICCA's Common Stock at an exercise price of $2.42 per share. One-third of such options became exercisable on date of employment, and the remainder vest in equal annual installments over the first two years of Mr. Geib's three-year employment period.


     During October 1997, the Company entered into an agreement with Mr. Ivan Van de Wyngard (the "Van de Wyngard Agreement") for the performance of certain management, consulting and advisory services to the Company. Under the Van de Wyngard Agreement, Mr. Van de Wyngard will receive a monthly fee of $7,500 as compensation for his services. The Van de Wyngard Agreement has a term of one year and may be extended upon mutual agreement between the parties.

                   INTERAMERICAS COMMUNICATIONS CORPORATION

                 (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


7. AMENDED QUARTERLY FINANCIAL INFORMATION


     During October 1997 the Company amended certain financial information as reported on Forms 10-QSB during 1996 and 1997. A summary of the original and amended financial information and a description of the related impact of the Company's statement of operations follows:



                                                    THREE MONTHS       SIX MONTHS       NINE MONTHS       THREE MONTHS
                                                        ENDED            ENDED             ENDED             ENDED
                                                      MARCH 31,         JUNE 30,       SEPTEMBER 30,       MARCH 31,
                                                        1996              1996              1996              1997
                                                   --------------   ---------------   ---------------   ---------------
   Revenues ....................................      $   58           $   113           $   477           $   324
   Loss from Operations ........................        (591)           (1,607)           (2,813)           (1,027)
   Net loss, as amended ........................      $ (621)          $(1,672)          $(2,884)          $(1,225)
                                                      ======            ======            ======           =======
   Net basic and diluted loss per share,
    as amended .................................      $(0.05)          $ (0.12)          $ (0.20)          $ (0.08)
                                                      ======            ======            ======           =======
   General and administrative expenses .........                           247 (b)           247 (b)
   Depreciation expense ........................         110 (a)           240 (b)           240 (b)
   Amortization expenses .......................                            25 (b)            25 (b)
   Interest expense ............................                            36 (b)            36 (b)           178 (c)
                                                                        ------            ------           -------
   Net loss, as previously reported ............      $ (511)          $(1,124)          $(2,336)          $(1,047)
                                                      ======            ======            ======           =======
   Net basic and diluted loss per share,
    as previously reported .....................      $(0.04)           $(0.08)          $ (0.16)          $ (0.06)
                                                      ======            ======            ======           =======

----------------
(a) The Company started to depreciate in the second quarter of 1996 certain assets which were in use in the first quarter of 1996. This adjustment reflects the depreciation expense not provided to those assets already in use in the first quarter.

(b) The Company's 1996 second and third quarter interim financial statements reflected a purchase price for Resetel of approximately $6,000. This value was based on the share price transacted in the private placement that closed in August 1996. Given the significant volatility of the Company's stock price, and the relatively "thin" market of its shares, current executive management believes the purchase price documented in the Resetel Purchase Agreement of $2.8 million dated May 7, 1996, which reflects the value of similar transactions, including the net proceeds per share in the March 1996 private placement, is a better indicator of the purchase price.


  Additionally, the Company's 1996 second and third quarter interim financial statements did not reflect certain adjustments for consulting and professional fees and depreciation expenses related to those periods. These adjustments had been identified by the Company during the fourth quarter of 1996.

  These adjustments reflect (1) amortization recorded on the intangible asset acquired in the Resetel transaction and (2) expenses for certain fees and depreciation related to these periods.

(c) The Company's 1997 second quarter interim financial statements did not reflect $310 of interest related to the 7% Convertible Debenture's beneficial conversion feature. This adjustment reflects the portion of the $310 that was recorded as interest expense. The remaining $132 was recorded as capitalized interest related to the Company's construction of a fiber optic network.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders of FirstCom Long Distance S.A.:


     We have audited the accompanying balance sheets of FirstCom Long Distance S.A. (the "Company") as of December 31, 1996 and 1997, and the related statements of operations and cash flows for each of the two years ended December 31, 1997, all expressed in thousands of constant Chilean pesos. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We have conducted our audits in accordance with generally accepted auditing standards in Chile, which are substantially the same as those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirstCom Long Distance S.A. at December 31, 1996 and 1997, and the results of their operations and cash flows for each of the two years ended December 31, 1997, in conformity with generally accepted accounting principles in Chile.


     The accompanying financial statements have been prepared assuming that FirstCom Long Distance S.A. continues as a going concern. FirstCom Long Distance S.A. has shown recurring operating losses and shows negative working capital and shareholders' equity that raise substantial doubt about its ability to continue as a going concern. Management's actions regarding these situations are described in Note 20. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     Accounting principles generally accepted in Chile vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the two years in the period ended December 31, 1997 and the determination of shareholders' equity as of December 31, 1996 and 1997 to the extent summarized in Note 30 to the financial statements.


JUAN PABLO HESS                 LANGTON CLARKE


Santiago, February 25, 1998
(except for Note 30, for which
the date is June 2, 1998)

                          FIRSTCOM LONG DISTANCE S.A.



                                 BALANCE SHEETS
            RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED
         IN THOUSANDS OF CONSTANT CHILEAN PESOS (THCH$) AND THOUSANDS
                   OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))


                                                                                DECEMBER 31,
                                                              ------------------------------------------------
                                                                    1996              1997            1997
                                                                   THCH$             THCH$            THUS$
                                                              ---------------   ---------------   ------------
                                                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash .....................................................          25,255            66,485            151
 Time deposits ............................................              --                --
 Trade accounts receivable, net (Note 5) ..................       1,077,002           898,049          2,045
 Notes receivable .........................................          76,800            47,602            108
 Sundry accounts receivable (Note 6) ......................          20,569            14,362             33
 Inventories ..............................................           5,653             5,730             13
 Taxes recoverable (Note 7) ...............................         216,514           166,020            378
 Prepaid expenses (Note 8) ................................         143,025             6,651             15
 Other ....................................................             677               327              1
                                                                  ---------           -------          -----
   Total current assets ...................................       1,565,495         1,205,226          2,744
                                                                  ---------         ---------          -----
FIXED ASSETS: (Note 9)
 Land .....................................................          33,094            33,094             75
 Machinery & equipment ....................................       1,640,497         1,626,421          3,703
 Other fixed assets .......................................         647,484           262,052            597
 Accumulated depreciation .................................        (405,093)         (504,444)        (1,148)
                                                                  ---------         ---------         ------
   Total fixed assets .....................................       1,915,982         1,417,123          3,227
                                                                  ---------         ---------         ------
OTHER ASSETS: (Note 10)
 Intangibles ..............................................           4,263             4,235             10
 Other ....................................................          32,111             1,756              4
                                                                  ---------         ---------         ------
   Total other assets .....................................          36,374             5,991             14
                                                                  ---------         ---------         ------
    Total assets ..........................................       3,517,851         2,628,340          5,985
                                                                  =========         =========         ======
LIABILITIES AND SHAREHOLDERS' EQUITY CURRENT LIABILITIES:
 Short-term bank liabilities (Note 11) ....................       3,565,210             5,010             11
 Current portion of lease obligations (Note 12) ...........         104,209           107,301            244
 Accounts payable (Note 13) ...............................         761,985           902,310          2,055
 Notes payable (Note 14) ..................................         290,667           312,512            712
 Sundry creditors .........................................           2,823             8,024             18
 Amounts payable to related companies (Note 15) ...........         178,145           553,634          1,261
 Accrued liabilities (Note 16) ............................         201,457           373,019            849
 Withholding taxes (Note 17) ..............................          40,703            36,850             84
 Other (Note 18) ..........................................              --            14,238             32
                                                                  ---------         ---------         ------
   Total current liabilities ..............................       5,145,199         2,312,898          5,266
                                                                  ---------         ---------         ------
LONG-TERM LIABILITIES:
 Long-term portion of lease obligations (Note 12) .........          75,067            18,227             42
 Notes payable (Note 14) ..................................         261,456            70,146            159
 Amounts payable to related companies (Note 15) ...........       2,474,768                --
 Other (Note 18) ..........................................          37,579             8,313             19
                                                                  ---------         ---------         ------
   Total long-term liabilities ............................       2,848,870            96,686            220
                                                                  ---------         ---------         ------
SHAREHOLDERS' EQUITY: (Note 20)
 Paid-in capital ..........................................         808,442         6,887,013         15,682
Accumulated losses ........................................      (3,684,305)       (5,284,660)       (12,033)
 Loss for the year ........................................      (1,600,355)       (1,383,597)        (3,150)
                                                                 ----------        ----------        -------
   Total shareholders' equity .............................      (4,476,218)          218,756            499
                                                                 ----------        ----------        -------
    Total liabilities & shareholders' equity ..............       3,517,851         2,628,340          5,985
                                                                 ==========        ==========        =======

The accompanying notes 1 to 30 form an integral part of these financial statements

                          FIRSTCOM LONG DISTANCE S.A.




                            STATEMENTS OF OPERATIONS

            RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED
         IN THOUSANDS OF CONSTANT CHILEAN PESOS (THCH$) AND THOUSANDS
                   OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))


                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                             1996              1997            1997
                                                            THCH$             THCH$            THUS$
                                                       ---------------   ---------------   ------------
                                                                                            (UNAUDITED)
OPERATING RESULTS:
 Operating revenues ................................       3,590,628         4,199,618         9,562
 Operating expenses excluding Depreciation .........      (2,135,179)       (3,096,099)       (7,050)
 Operating depreciation ............................        (201,148)         (127,945)         (291)
                                                          ----------        ----------        ------
 Operating margin ..................................       1,254,301           975,574         2,221
 Administrative and selling expenses excluding
   depreciation ....................................      (2,315,668)       (1,858,229)       (4,231)
 General and administrative depreciation ...........         (36,197)          (83,510)         (190)
                                                          ----------        ----------        ------
  Operating loss ...................................      (1,097,564)         (966,165)       (2,200)
NON-OPERATING RESULTS:
 Financial income ..................................           4,219             3,517             8
 Other non-operating income ........................              --            29,542            67
 Financial expenses ................................        (624,182)         (172,052)         (392)
 Other non-operating expenses ......................        (114,537)         (352,135)         (802)
 Price-level restatement (Note 4) ..................         231,709            73,696           168
                                                          ----------        ----------        ------
  Non-operating income .............................        (502,791)         (417,432)         (951)
                                                          ----------        ----------        ------
 Loss before income taxes ..........................      (1,600,355)       (1,383,597)       (3,151)
 Income taxes ......................................              --                --
                                                          ----------        ----------
  Net loss .........................................      (1,600,355)       (1,383,597)       (3,151)
                                                          ==========        ==========        ======

The accompanying notes 1 to 30 form an integral part of these financial statements

                          FIRSTCOM LONG DISTANCE S.A.



STATEMENTS OF CASH FLOWS RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED
                IN THOUSANDS OF CONSTANT CHILEAN PESOS (THCH$)
            AND THOUSANDS OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))


                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                      1996              1997             1997
                                                                     THCH$             THCH$            THUS$
                                                                ---------------   ---------------   -------------
                                                                                                     (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
 Net loss ...................................................      (1,600,355)       (1,383,597)       (3,151)
ITEMS NOT AFFECTING CASH:
 Loss on sale of fixed assets ...............................              --            70,275           160
 Depreciation ...............................................         237,346           211,455           481
 Write-offs and accrued liabilities .........................         575,605           734,907         1,673
 Net price-level restatement ................................        (231,709)          (73,696)         (168)
CHANGES IN ASSETS AFFECTING CASH FLOW:
 (Increase) decrease in accounts receivable .................      (1,137,354)         (172,919)         (394)
 (Increase) decrease in inventories .........................          (5,246)              (15)           --
 (Increase) decrease in others assets .......................              --           175,590           400
CHANGE IN LIABILITIES AFFECTING CASH FLOW:
 Increase (decrease) in accounts payable relating to
   operating results ........................................         476,511           275,683           628
 Net increase (decrease) in income taxes payable ............           3,425            (3,144)             (7)
 Increase (decrease) in interest payable ....................              --            28,063            64
 Net increase (decrease) in VAT and other similar payables             17,612                --            --
                                                                   ----------        ----------        --------
  Net cash flow (used) provided by operating Activities .....      (1,664,165)         (137,398)         (314)
CASH FLOW FROM FINANCING ACTIVITIES:
 Borrowings from banks and others ...........................         198,539            28,525            65
 Borrowings from related parties ............................              --         1,003,160         2,284
 Payments on borrowings from banks and other ................              --           (23,243)          (53)
 Payments on borrowings from related parties ................              --          (471,746)       (1,074)
 Other financing activities .................................       1,816,433                --            --
                                                                   ----------        ----------        --------
  Net cash flow provided by financing .......................       2,014,972           536,696         1,222
   Activities ...............................................
CASH FLOW FROM INVESTING ACTIVITIES:
 Proceeds from the sale fixed assets ........................              --            76,634           175
 Fixed assets acquired ......................................        (404,428)         (431,271)         (982)
                                                                   ----------        ----------        --------
 Net cash flow used by investing activities .................        (404,428)         (354,637)         (807)
                                                                   ----------        ----------        --------
  Total net (decrease) increase in cash and cash ............         (53,621)           44,661           101
   Equivalents ..............................................
EFFECT OF INFLATION ON CASH AND CASH
  EQUIVALENTS ...............................................           2,260            (3,431)             (8)
                                                                   ----------        ----------        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS .....................         (51,361)           41,230            93
                                                                   ----------        ----------        --------
CASH AND CASH EQUIVALENTS-- BEGINNING OF
  YEAR ......................................................          76,616            25,255            58
                                                                   ----------        ----------        --------
CASH AND CASH EQUIVALENTS--END OF YEAR ......................          25,255            66,485           151
                                                                   ==========        ==========        ========

The accompanying notes 1 to 30 form an integral part of these financial statements

                          FIRSTCOM LONG DISTANCE S.A.

                       NOTES TO THE FINANCIAL STATEMENTS


RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)


1. NATURE OF OPERATIONS AND BACKGROUND OF THE COMPANY:


Name and registration in the Securities Register:


     FirstCom Long Distance S.A. (the "Company") was originally incorporated under the name of TDI S.A. under public deed dated March 3, 1992.


     On May 19, 1994, the minutes of the first extraordinary shareholders meeting held on May 5, 1994 were recorded under public deed. This meeting approved the change of the Company's name to Telecomunicaciones Digitales Internacionales S.A. and a capital increase, whereby Grupo Iusacell S.A. de C.V. ("Iusacell") purchased 51% of the share capital.


     On August 1, 1994, the minutes of the second extraordinary shareholders meeting held on July 28, 1994 were recorded under public deed. This meeting approved the change of the Company's name to FirstCom Long Distance S.A., the expansion of the Company's objectives and the related change in its bylaws. From that date, the Company began the final phase of its start-up, principally characterized by investment in its infrastructure.


     Subsequently on December 30, 1997, the minutes of an extraordinary shareholders meeting held on December 29, 1997 were recorded under public deed. This meeting approved the change of the Company's name to FirstCom Long Distance S.A.


     The principle objective of the Company is to engage in business within the telecommunications industry.


     The Company is registered under No. 494 in the Securities Register and is therefore subject to the regulatory authority of the Chilean Superintendency of Securities and Insurance (the "Superintendency").


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


(a) Presentation:


     The financial statements have been prepared in accordance with generally accepted accounting principles in Chile ("Chilean GAAP") and the regulations established by the Superintendency. The Company is also subject to specific provisions contained in Corporations Law 18,046 and its related regulations.


(b) Comparative financial statements:


     For comparative purposes, the financial statements and the amounts disclosed in the related notes for the year ended December 31, 1996 have been restated in terms of Chilean pesos of December 31, 1997 purchasing power. In accordance with Chilean regulations and accounting practices, the restatement was calculated based on the Official Consumer Price Index of the National Institute of Statistics, which was 6.6% and 6.3% for the years ended December31, 1996 and 1997, respectively. The

                          FIRSTCOM LONG DISTANCE S.A.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)


(b) Comparative financial statements:--(Continued)


index is based on the "prior month rule", pursuant to which the inflation adjustments are based on the Consumer Price Index at the close of the month preceding the close of the respective period or transaction. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.


(c) Price-level restatement:

     The financial statements, which are expressed in Chilean pesos, have been restated to reflect the effects of variations in the purchasing power of the local currency during each year. For this purpose, and in conformity with current Chilean regulations, non-monetary assets and liabilities, equity accounts and income and expense accounts have been restated each year in terms of year-end constant pesos. The resulting net charge or credit to income arises as a result of the gain or loss in purchasing power from the holding of monetary assets and liabilities exposed to the effects of inflation.


     The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of similar purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.


     Certain assets and liabilities are denominated in U.F. units (Unidades de Fomento). A U.F. is a Chilean inflation-indexed peso denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustments to the closing balance of U.F.-denominated assets and liabilities are included in the Price-level restatement account in the Statement of Income. Each U.F. was equivalent to Ch$ 13,280.43 and Ch$ 14,096.93 at December 31, 1996 and 1997, respectively.


(d) Assets and liabilities in US dollars:

     Balances in foreign currency included in the balance sheet have been translated into Chilean pesos at the "Observed Exchange Rate" determined by the Central Bank of Chile in effect at each year end using the following exchange rates:

                                                  AS OF                 AS OF
                                            DECEMBER 31, 1996     DECEMBER 31, 1997
                                           -------------------   ------------------
   US Dollar ("observed" rate) .........           424.87               439.18

(e) Allowance for doubtful accounts and long-distance revenue recognition criteria:

     (i) Revenue for all services is recognized in the period during which the services are provided. Billing of contracted clients is performed by the Company and billing for dial-up clients is performed by the respective local carrier.


     Revenues recorded relate to (i) the Company's switch and (ii) billing reports received from local carriers. The information from (i) and (ii), whether for contracted or dial-up services, is valued at the corresponding tariff and the resultant revenues are recognized.

                          FIRSTCOM LONG DISTANCE S.A.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)


(e) Allowance for doubtful accounts and long-distance revenue recognition criteria:--(Continued)

     (ii) The allowance for doubtful accounts is calculated based upon an aging of account receivable balances using historical rates of collection by type of account balance detailed as follows:

      DAYS
   RECEIVABLES      DIAL-UP %     CONTRACTED %     DIAL-UP %     CONTRACTED %
      AGED             1996           1996            1997           1997
----------------   -----------   --------------   -----------   -------------
  271+                 40              40             100            100
  181-270              20              20             100             95
  151-180              10              10              95             90
  121-150               8               8              90             80
  91-120                5               5              85             70
  61-90                 4               4              20              6
  31-60                 3               3              10              4
  0-30                  2               2               5              2

     No provision has been recorded against un-billed traffic.


     Given the significant collection risk associated with the "audio-text" (data transmission) receivables, the Company has recorded a 100% provision against the related receivable balance in the amount of ThCh$317,456. As of December 31, 1996, these services were no longer being provided by the Company.



(f) Fixed assets:

     Fixed assets are shown at restated acquisition or import cost, including, in the latter case, "deferred customs duties". Assets received under lease contracts are shown at the present value of the contract.


     Depreciation is calculated using the straight-line method on the restated value of the assets over the related useful lives. Depreciation expense amounted to ThCh$ 237,346 and ThCh$211,455 for the years ended December 31, 1996 and 1997, respectively.


(g) Staff severance indemnities:

     The Company has no obligation for the payment of staff severance indemnities as employee severance benefits are neither legally required nor included under the terms and conditions of employee contracts.


(h) Staff vacations:

     The Company has recorded the cost of staff vacations on an accrued basis as the vacations are earned by the employees in accordance with Technical Bulletins Nos. 47 and 48 of the Chilean College of Accountants A.G.

                          FIRSTCOM LONG DISTANCE S.A.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)


(i) Income tax:


     The Company has made no provision for first category income tax as it has incurred tax losses. The Company has provided for Article 21 Tax under the Income Tax Law.


(j) Statement of cash flows:


     Cash flows generated from operating activities include all core business related cash flows, interest paid, investment income and all other cash flows not included in investing or financing activities.


(k) Reclassifications:


     Certain reclassifications have been made to the December 31, 1996 figures to enhance the comparability of the financial statements as of December 31, 1997.


(l) Convenience translation to US dollars (unaudited):


     The Company maintains its accounting records and prepares its financial statements in Chilean pesos. The United States dollar amounts disclosed in the accompanying financial statements as of December 31, 1996 and 1997 are presented solely for the convenience of the reader at the December 31, 1997 exchange rate of Ch$ 439.18 per US$ 1. This translation should not be construed as representing that the Chilean peso amounts actually represent or have been, or could be, converted into United States dollars.


3. ACCOUNTING CHANGES:


     Effective January 1, 1996, Technical Bulletin No. 50 of the Chilean College of Accountants A.G. required the presentation of a statement of cash flows instead of the statement of changes in financial position. Beginning January 1, 1997 the S.V.S. instructed companies to eliminate the statement of changes in financial position, and required the presentation of the cash flows statement under the direct method for fiscal years 1996 and 1997. Therefore, the financial statements as of December 31, 1997, include the presentation of cash flows for the two years in the period ended December 31, 1997.

                          FIRSTCOM LONG DISTANCE S.A.

4. PRICE-LEVEL RESTATEMENT:


     Price-level restatement is summarized as follows:

                                                            (CHARGE)/CREDIT TO INCOME
                                                             YEAR ENDED DECEMBER 31,
                                                               1996           1997
                                                               THCH$          THCH$
                                                           ------------   ------------
   Current assets ......................................        6,470            560
   Fixed assets ........................................      104,327         96,856
   Other assets ........................................          255            187
   Non-monetary liabilities ............................      (95,634)            --
   Shareholders' equity ................................      178,056        (73,367)
                                                              -------        -------
   Balance of price-level restatements account .........      193,474         24,236
   Income statement accounts (net) .....................       38,235         49,460
                                                              -------        -------
   Price-level restatement .............................      231,709         73,696
                                                              =======        =======

5. TRADE ACCOUNTS RECEIVABLE:


     Net trade accounts receivable are summarized as follows:


                                                                             AT DECEMBER 31,
                                                                       ---------------------------
                                                                           1996           1997
                                                                           THCH$          THCH$
                                                                       ------------   ------------
   Billed accounts receivable ......................................      952,510      1,261,948
   Accrued accounts receivable .....................................      516,081        416,594
   Accounts receivable under Reciprocal carrier agreements .........      117,945             --
                                                                          -------      ---------
   Total trade receivables .........................................    1,586,536      1,678,542
   Allowance for doubtful accounts .................................     (509,534)      (780,493)
                                                                        ---------      ---------
     Total .........................................................    1,077,002        898,049
                                                                        =========      =========

6. SUNDRY ACCOUNTS RECEIVABLE:


     Sundry accounts receivable are summarized as follows:


                                       AT DECEMBER 31,
                                     --------------------
                                        1996       1997
                                       THCH$       THCH$
                                     ---------   --------
   Current accounts ..............     5,854          48
   Advances to suppliers .........     3,064       8,352
   Other .........................    11,651       5,962
                                      ------       -----
     Totals ......................    20,569      14,362
                                      ======      ======

                          FIRSTCOM LONG DISTANCE S.A.

7. TAXES RECOVERABLE:


     Taxes recoverable are summarized as follows:

                                            AT DECEMBER 31,
                                        ------------------------
                                            1996         1997
                                           THCH$         THCH$
                                        -----------   ----------
   VAT fiscal credit ................     214,316      164,975
   Training expense credits .........       5,623        1,255
   (-) Income taxes payable .........      (3,425)        (210)
                                          -------      -------
     Total ..........................     216,514      166,020
                                          =======      =======

8. PREPAID EXPENSES:


     Prepaid expenses are summarized as follows:


                                      AT DECEMBER 31,
                                   ---------------------
                                      1996        1997
                                      THCH$       THCH$
                                   ----------   --------
   Insurance ...................      4,761      3,012
   Prepaid advertising .........    106,501      1,557
   Prepaid taxes ...............         --      1,806
   Other .......................      9,866        276
   Commissions .................     21,897         --
                                    -------      -----
     Total .....................    143,025      6,651
                                    =======      =====

                          FIRSTCOM LONG DISTANCE S.A.

9. FIXED ASSETS:


     Fixed assets are summarized as follows:


                                                              AT DECEMBER 31,
                                                        ---------------------------
                                                            1996           1997
                                                            THCH$          THCH$
                                                        ------------   ------------
   Land: ............................................       33,094         33,094
                                                            ------         ------
   Machinery & equipment:
    Earth station ...................................      723,904        724,762
    Miscellaneous machinery & equipment .............       13,319         13,320
    International switch ............................      432,606        113,231
    National Switch .................................           --        349,055
    Network .........................................        9,766          9,765
    Internal communications equipment ...............        7,215          7,216
    Call-back switch ................................       54,653             --
    Furniture & installations .......................      191,916        165,536
    Vehicles ........................................        6,446          6,446
    Office equipment ................................      181,323        195,328
    Customer equipment ..............................       19,349         33,971
    Other ...........................................           --          7,791
                                                           -------        -------
     Subtotal .......................................    1,640,497      1,626,421
                                                         ---------      ---------
   Other fixed assets:
    Leased assets ...................................      332,653        249,920
    Telephone trunk lines ...........................       12,132         12,132
    Imported equipment in transit ...................      299,794             --
    Other ...........................................        2,905             --
                                                         ---------      ---------
     Subtotal .......................................      647,484        262,052
                                                         ---------      ---------
     Total fixed assets (gross) .....................    2,321,075      1,921,567
                                                         ---------      ---------
   Less:
    Accumulated depreciation for the period .........     (405,093)      (504,444)
                                                         ---------      ---------
     Total fixed assets (net) .......................    1,915,982      1,417,123
                                                         =========      =========

10. OTHER ASSETS:

     Other assets are summarized as follows:

                                             AT DECEMBER 31,
                                           --------------------
                                              1996       1997
                                             THCH$       THCH$
                                           ---------   --------
   Telephone lines .....................     4,263      4,235
   Long-term deferred interest .........     8,078      1,748
   Long-term time deposits .............    23,088         --
   Other ...............................       945          8
                                            ------      -----
     Total .............................    36,374      5,991
                                            ======      =====

                          FIRSTCOM LONG DISTANCE S.A.

11. SHORT-TERM BANK LIABILITIES:


     Short-term bank liabilities are summarized as follows:

                               ANNUAL
                              INTEREST                                ACCRUED        TOTAL
                                RATE        AMOUNT       AMOUNT      INTEREST        1996
BANK                             (%)       IN U.F.      IN THCH$       THCH$         THCH$
--------------------------   ----------   ---------   -----------   ----------   ------------
   Sud Americano .........                 249,361     3,520,253      13,067      3,533,320
   Sud Americano .........                      --        31,890          --         31,890
                                           -------     ---------      ------      ---------
     Total ...............                 249,361     3,552,143      13,067      3,565,210
                                           =======     =========      ======      =========

                               MONTHLY
                              INTEREST                               ACCRUED     TOTAL
                                RATE        AMOUNT      AMOUNT      INTEREST     1997
BANK                             (%)       IN U.F.     IN THCH$       THCH$      THCH$
--------------------------   ----------   ---------   ----------   ----------   ------
   Sud Americano .........                               4,946           64     5,010
                                                         -----           --     -----
     Total ...............                               4,946           64     5,010
                                                         =====           ==     =====

12. LEASING OBLIGATIONS:

     At December 31, 1996 and 1997, the Company had fixed asset lease contracts outstanding with financial institutions and others, whose installments have the following maturities:

                             AT DECEMBER 31,
                          ----------------------
                             1996        1997
                            THCH$        THCH$
                          ---------   ----------
   Short term .........    104,209     107,301
   Long term ..........     75,067      18,227
                           -------     -------
     Total ............    179,276     125,528
                           =======     =======

13. ACCOUNTS PAYABLE:

     Accounts payable are summarized as follows:

                                           AT DECEMBER 31,
                                        ----------------------
                                           1996        1997
                                          THCH$        THCH$
                                        ---------   ----------
   Domestic suppliers ...............    584,728     851,680
   Sundry accounts ..................     11,212       6,084
                                         -------     -------
   Total domestic suppliers .........    595,940     857,764
   Foreign suppliers ................    166,045      15,281
   Correspondants ...................         --      29,265
                                         -------     -------
   Total accounts payable ...........    761,985     902,310
                                         =======     =======

                          FIRSTCOM LONG DISTANCE S.A.

14. NOTES PAYABLE:


     Notes payable are summarized as follows:


                             AT DECEMBER 31,
                          ----------------------
                             1996        1997
                            THCH$        THCH$
                          ---------   ----------
   Short-term .........   290,667      312,512
   Long-term ..........   261,456       70,146
                          =======      =======
     Total ............   552,123      382,658
                          =======      =======

15. AMOUNTS PAYABLE TO RELATED COMPANIES:


(a) Short-term:


     Short-term amounts payable to related companies at December 31, 1996 include amounts payable of ThCh$ 178,145, to Satelitron S.A., Mexico, a company related to Iusacell, for satellite space rentals. At December 31, 1997 Satelitron S.A., Mexico, was no longer a related party, as such amounts payable to this entity are included in notes payable.


     At December 31, 1997 the Company owed ThCh$112,986 to Inversiones Druma S.A. related to financing provided to the Company.


     At December 31, 1997 the Company Hewster Chile S.A. ,a new shareholder of the Company, ThCh$440,648, related to a December 1997 loan and certain telecommunication services provided to the Company.


(b) Long-term:


     Long-term amounts payable to related parties represent capital contributions of ThCh$ 2,474,768, at December 31, 1996, from Iusacell S.A. These capital contributions were legally formalized in January of 1997 upon approval by the Superintendency.


16. ACCRUED LIABILITIES:


     Accrued liabilities are summarized as follows:


                                        AT DECEMBER 31,
                                     ---------------------
                                        1996        1997
                                       THCH$       THCH$
                                     ---------   ---------
   Vacations (Note 2(g)) .........     43,560      24,879
   Pending Invoices ..............     89,854     278,752
   Other .........................     68,043      69,388
                                       ------     -------
     Total .......................    201,457     373,019
                                      =======     =======

17. WITHHOLDING TAXES:


     Withholding taxes relate to remuneration, taxes and social security deductions for the month of December, amounting to ThCh$ 40,703 and ThCh$ 36,850 at December 31, 1996 and 1997, respectively.

                          FIRSTCOM LONG DISTANCE S.A.

18. OTHER LONG-TERM LIABILITIES:


     As of December 31, 1996 and 1997, this account balance included deferred customs duties, in accordance with Law 18,634, as follows:


                                                AT DECEMBER 31,
                                             ---------------------
                                                1996        1997
                                               THCH$       THCH$
                                             ---------   ---------
   Short-term ............................        --      14,238
   Long-term .............................    37,579       8,313
                                              ======      ======
   Total deferred customs duties .........    37,579      22,551
                                              ======      ======

19. INCOME TAXES:


     No provision was made for first category income tax at December 31, 1996 and 1997, as there were tax losses amounting to approximately Ch$ 5,024 million and Ch$ 5,979 million, respectively. The amounts provided for at December 31, 1996 and 1997 of ThCh$3,425 and ThCh$210, respectively, relate to taxes due on certain non-deductible (as defined by Article 21 of the Income Tax Law) expenses incurred by the Company.


20. SHAREHOLDERS' EQUITY:


     (a) The movements in shareholders' equity for the years ended December 31, 1996 and 1997 are summarized as follows:

                                       FULLY PAID    FULLY PAID
                                          AND           AND
                                      OUTSTANDING   OUTSTANDING                                   NET LOSS
                                        SERIES A      SERIES B      PAID-IN     ACCUMULATED       FOR THE
                                         COMMON        COMMON       CAPITAL       DEFICIT          PERIOD          TOTAL
                                         SHARES        SHARES        THCH$         THCH$           THCH$           THCH$
                                     ------------- ------------- ------------ --------------- --------------- ---------------
Balances as of December 31,
 1995 ..............................       22,350      23,263       713,442        (830,882)     (2,420,478)     (2,537,918)
Transfer of previous year's
 results ...........................           --          --            --      (2,420,478)      2,420,478              --
Equity price-level restatement .....           --          --        47,087        (224,590)             --        (167,603)
Loss for the year ..................           --          --            --              --      (1,505,508)     (1,505,508)
                                           ------      ------       -------      ----------      ----------      ----------
Balances at December 31, 1996              22,350      23,263       760,529      (3,465,950)     (1,505,508)     (4,210,929)
                                           ------      ------       -------      ----------      ----------      ----------
Balance at December 31, 1996
 restated in constant Chilean
 pesos of December 31, 1997 ........                                808,442      (3,684,305)     (1,600,355)     (4,476,218)
                                                                    -------      ----------      ----------      ----------
Transfer of previous year's
 results ...........................           --          --            --      (1,505,508)      1,505,508              --
Issuance of new class of shares       574,014,799     (23,263)
Increase in capital ................                              5,739,915              --              --       5,739,915
                                                                  ---------      ----------      ----------      ----------
Equity price-level restatement .....                                386,569        (313,202)             --          73,367
Loss for the year ..................                                     --              --      (1,383,597)     (1,383,597)
                                                                  ---------      ----------      ----------      ----------
Balances at December 31, 1997         574,037,149          --     6,887,013      (5,284,660)     (1,383,597)        218,756
                                      ===========     =======     =========      ==========      ==========      ==========

                          FIRSTCOM LONG DISTANCE S.A.

20. SHAREHOLDERS' EQUITY:--(CONTINUED)


     (b) Shareholders' Equity:


     At the extraordinary shareholder's meeting on January 24, 1997 the following decisions were made:


   1 The increase in common stock and changes to the Company's by-laws, made pursuant to the December 4, 1995 extraordinary meeting of the Company's shareholders were kept in effect


   2 Series A and B common stock , which comprised the Company's 45,613 common shares outstanding, were rescinded and a sole class of common stock was created.0


   3 The Company's capital which was Ch$713,441,959 at December 31, 1996 was increased to Ch$11,968,177,959, made up of 1,125,519,213 common shares of a sole class without par value via the sale of 1,125,473,600 new common shares without par value.0


    At the same meeting, the Grupo Iusacell subscribed to and paid for 573,991,536 common shares making up 51% of the new common shares issued in the following manner:


   4 Ch$3,411,817,157 via the capitalization of amounts owed to Iusacell that resulted from Iusacell repaying the Company's debt to Banco Sud Americano on January 14, 1997.


     Ch$2,328,098,143 via that capitalization of amounts that had been lent to the Company by Iusacell.


     With respect to the remaining 49% of the common shares, it was agreed to leave such common shares available for sale for the next three years. The increases of the Company's capital are subject to the approval of the Superintendencia de Valores y Seguros.


     In addition to the above share issuance that has substantially improved liquidity, the Company has been involved in continuous efforts to formulate a restructuring plan to improve future operations. Such efforts have resulted in the development of a new business plan and strategy to address the Company's current financial situation and disappointing recent financial performance.


     (c) Share ownership:

                                                                       1996              1997
                                                                   -------------   -----------------
                                                                    NO.             NO.
                       TYPE OF SHAREHOLDER                          S/H      %      S/H        %
----------------------------------------------------------------   -----   -----   -----   ---------
   Holding of 10% or more ......................................     3      100      1         99.9
   Less than 10% holding but investment of U.F. 200 or
    more .......................................................             --     --          --
   Less than 10% holding but investment less than U.F. 200 .....             --      1          0.1
                                                                            ---     --         ----
   Total .......................................................     3      100      2         100
                                                                   =====    ===     ==         ====
   Control of the Company ......................................     1       51      1         99.9
                                                                   =====    ===     ==         ====

                          FIRSTCOM LONG DISTANCE S.A.

21. OTHER NON OPERATIONAL EXPENSES:


     The components of this account was as follows:

                                                        AT DECEMBER 31,
                                                        1996        1997
                                                       THCH$        THCH$
                                                     ---------   ----------
   Legal settlements .............................     57,535          --
   Write-off of switch ...........................         --     215,983
   Write-off of installations ....................         --      15,920
   Loss on sale of fixed asset ...................        133      70,275
   Additional reserve for foreign vendor .........     50,267      17,727
   Other .........................................      6,602      32,230
                                                       ------     -------
                                                      114,537     352,135
                                                      =======     =======

     With the objective of improving customer service, the Company decided to upgrade its communications technology via the purchase of a new switch and will discontinue using the switch currently in service. As a result of this decision, the carrying amount of the switch currently in service has been written down.


22. INTERMEDIATE SERVICE CONCESSION:


     The Company carries out its business on the basis of Decree Law No. 188 of the Undersecretary of Telecommunications dated December 17, 1993, whereby TDI S.A. was granted a concession for intermediate telecommunications services.


     Under public deed dated September 24, 1994, the name TDI S.A. was changed to Telecomunicaciones Digitales Internacionales S.A. with a capital increase to permit Iusacell to purchase a controlling interest in the Company. On August 3, 1994, the bylaws of the Company were amended and its name was changed to FirstCom Long Distance S.A.


23. DIRECTORS' REMUNERATION:


     Payments made to directors for attending meetings during 1997 amounted to Ch$4,221,000.


     Mr. Rafael Cristi Diaz, named a director of the Company during January 1997, received total payments of Ch$24,856,000 of which Ch$11,901,000 pertained to accrued service indemnities related to years of service while an employee of the Company, relating to his termination of employment dated June 18, 1997.


     No payments were made to directors for attending meetings during the years ended December 31, 1996.


24. SANCTIONS:


     Neither the Company nor any of its directors have been subject to any sanctions by any governmental tax agency.


25. COMMON STOCK TRANSACTIONS


     On January 30, 1997, Grupo Iusacell S.A. de C.V. sold and transferred all interest in 23,263 shares of the Company's common stock to Inversiones Druma S.A., which was represented by Mr. Hernan Streeter Rios.

                          FIRSTCOM LONG DISTANCE S.A.

25. COMMON STOCK TRANSACTIONS--(CONTINUED)


     The purchase price of these shares of the Company's common stock was Ch$46,040.526 per share and such purchase price will be paid in accordance with article nine of the related stock purchase agreement which has been registered with the Chilean consulate in Mexico City.


     According to the common stock register updated through December 31, 1997, there were the following common stock transactions:


     On December 16, 1997, Inversiones y Servicios Santa Teresa Limitada, owner of 11,625 of the Company's shares sold and transferred all interest to Grupo Iusacell S.A. de C.V. 11,624 shares and to Gabriel Caceres Squella 1 share. Additionally, Sergio Munoz Ramirez, owner of 10,725 of the Company's shares, sold and transferred all interest in such shares to Grupo Iusacell S.A. de C.V.



     Simultaneously, Grupo Iusacell S.A. de C.V. sold and transferred all interest of 573,991,536 shares of the Company to Inversiones Druma S.A.


     On the same date, Inversiones Druma S.A., owner of 574,014,799 shares of the Company sold and transferred all interest to InterAmericas Communications Corporation 573,440,762 shares and to Hewster Chile S.A. (today FirstCom Networks S.A.) 574,037 shares.


     On December 17, 1997 Grupo Iusacell S.A. de C.V. sold and transferred all interest in 22,349 shares of the Company to InterAmericas Communications Corporation and Gabriel Caceres Squella sold and transferred all interest in 1 share of the Company to InterAmericas Communications Corporation.


     In summary, the Company's shareholders at December 31, 1997 are:
InterAmericas Communications Corporation with 573,463,112 shares (99.9% ownership) and Hewster Chile S.A. (today FirstCom Networks S.A.) with 574,037 shares (0.1% ownership).


     There were no transactions involving the Company's common stock during 1996.


26. GUARANTEES:


     (a)  National:


     With the purpose of guaranteeing the Company's payment of amounts due related to the Company's purchase of an advanced performance switch NS-2000 (the NS-2000 Switch), and in accordance with an amendment to the contract, if the Company is greater than 60 days past due on any related amounts, North Supply S.A. (the vendor) has the right to repossess the NS-2000 Switch.


     Additionally, the amendment to the contracts stipulates that payment is due upon acceptance of the equipment.


     There were no national guarantees during 1996.

                          FIRSTCOM LONG DISTANCE S.A.

26. GUARANTEES:--(CONTINUED)


     (b) International:


     There were no international guarantees during 1997.


     A Stand-by letter of credit in the amount of ThUS$ 8,000 at December 31, 1996, given by its then majority shareholder, Iusacell, in favor of:


                                                              AT DECEMBER 31,
                                                              ----------------
                                                                1996     1997
                                                               THUS$     THUS$
   Banco Sud Americano (Bank of Nova Scotia N.Y.) .........    8,504       --
   Citibank N.A. (N.Y.) ...................................       --       --
                                                               -----       --
                                                               8,504       --
                                                               =====       ==

27. CONTINGENCIES AND COMMITMENTS:


     At December 31, 1997 the following contingencies existed:


     Mr. Claudio Sancho Caceres is demanding ThCh$4,400 for unjustified termination of employment.


     Mr Oscar Ligardi is demanding ThCh$48,000 related to employment severance indemnities.


     At December 31, 1996 the Company was unaware of any significant contingencies or commitments affecting the financial statements


28. RELEVANT FACTS:


   1. An extraordinary meeting of the board of directors held on June 27, 1996, agreed to accept the resignation of then, general manager of the Company, Gaston Pereira, and appointed Luis Alberto Reyes as interim general manager and Alberto Herrerias as executive director of the Company.0.


   2. On January 30, 1997, Inversiones Druma S.A., a company which until such date was not a shareholder of the Company, acquired a controlling interest in the Company's common stock.0.


   3. During September 1997 the Company concluded the evaluation of it's internet division which resulted in the sale of such division to Interacces S.A. on October 6,1997. The related agreement was formally notarized on November 18, 1997.0.


   4. On December 16, 1997 the controlling shareholder of the Company changed from Inversiones Druma S.A. to InterAmericas Communications Corporation.0.



   5. On December 30, 1997 the Company's name was formally changed from Iusatel Chile S.A. to FirstCom Long Distance S.A.

                          FIRSTCOM LONG DISTANCE S.A.

29. STATEMENT OF CASH FLOWS:


     (a) Other sources of financing for the year ended December 31, 1996 is summarized as follows:

                                                             1996
                                                             THCH$
                                                          ----------
   Iusacell capital contribution (Note 15(b)) .........   1,816,433
                                                          =========

     (b) The following financing activities did not result in cash outflows during the current year but commit future cash flows:

                                                       1996        1997
                                                      THCH$        THCH$
                                                    ---------   ----------
   Purchase of Switch ...........................    300,415     221,820
   PCS call processing platform machine .........     54,653          --
                                                     -------     -------
   Total ........................................    355,068     221,820
                                                     =======     =======

30. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING
    PRINCIPLES:


     Chilean GAAP varies in certain important respects from the accounting principles generally accepted in the United States ("U.S. GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by U.S. GAAP.


     (a) Differences in Measurement Methods


     The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts that differ from those that would have otherwise been determined under U.S. GAAP are as follows:


     (i) Inflation accounting:


     Chilean GAAP requires that the financial statements be restated to reflect the full effects of loss in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. The method, described in Note 2(c), is based on a model which enables calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of local currency. The model prescribes that the historical cost of all non-monetary accounts be restated for general price-level changes between the date of origin of each item and the year-end, but allows direct utilization of latest cost values for the restatement of inventories, as an alternative to the price-level restatement of those assets only if the resulting variation is not material.


     The inclusion of price-level adjustments in the accompanying financial statements is considered appropriate under the prolonged inflationary conditions affecting the Chilean economy. Accordingly, the effect of price-level changes is not eliminated in the reconciliation to U.S. GAAP included under paragraph (a)(vii) below.

                          FIRSTCOM LONG DISTANCE S.A.

30. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:--(CONTINUED)


     (ii) Income taxes:


     The accounting treatment of income taxes under Chilean GAAP and U.S. GAAP differs in respect to accounting for deferred income taxes. Under U.S. GAAP, prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", all temporary differences arising as a result of transactions that have different accounting and tax treatments are recognized as deferred tax assets and liabilities as of the balance sheet date. A valuation allowance is provided against deferred tax assets that are not recoverable on a more-likely-than-not basis. Under Chilean GAAP, only deferred tax assets and liabilities that are non-recurring are recognized in the financial statements. Chilean GAAP also permits not providing for deferred income taxes where a deferred tax asset or liability is not expected to be realized.


     The Company has deferred tax assets relating to tax loss carryforwards amounting to ThCh$ 753,676 and ThCh$ 902,630, at December 31, 1996 and 1997, respectively, for which the Company has recorded a full valuation allowance due to the uncertainty of the realization of such tax loss carryforwards.


     The Company's management considers that the net effect of applying SFAS No. 109 for all periods presented in paragraph (a)(vii) below to be immaterial.



     (iii) Impairment of Long-Lived Assets:


     Under U.S. GAAP, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", requires that assets to be disposed of be valued at the lower of carrying amount or fair value less cost to sell. Furthermore, companies are required to review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Under Chilean GAAP, the impairment loss related to the Company's long-lived assets was recorded in the period that the Company's management decided to dispose of such assets.


     The effect of the application of SFAS No. 121 is presented in paragraph
(a) (vii) below


     Under U.S. GAAP, such adjustments would be included in the operating costs of the Company.


     (iv) Allowance for doubtful accounts


     Based upon information available subsequent to the release sate of the Chilean financial statements, the Company reduced its estimate of recoverable amounts related to certain accounts receivable which existed as of December 31, 1996. As a result of this change in estimate, an additional allowance for doubtful accounts has been recorded for U.S. GAAP purposes. The effect of the above adjustment is presented in paragraph (a) (vii) below.

                          FIRSTCOM LONG DISTANCE S.A.

30. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:--(CONTINUED)


     (v) Push-Down Accounting


     In accordance with Staff Accounting Bulletin 54 "Pushdown Basis of Accounting in Financial Statements of Subsidiaries", FirstCom Long Distance, being at December 31, 1997 a wholly owned subsidiary of InterAmericas Communications Corporation, should establish a new basis of accounting for its assets and liabilities. The new basis of accounting should be based on the parents accounting for the acquisition in accordance with APB 16. The only impact resulting from InterAmericas purchasing accounting under APB 16 for its acquisition of the Company is the push-down to the Company of the excess purchase price which was allocated to the Company's long-distance carrier concession.


     (vi) Capital Contributions


     Amounts reflected as long-term due to related parties at December 31, 1996 represents funds that were given to the Company during 1996 with the intention of being capital contributions. However, these funds given to the Company were not legally declared capital contributions until January 1997 and as a result are recorded as amounts due to related parties in the accompanying December 31, 1996 Chilean GAAP balance sheet. Under U.S. GAAP, the formalization of such contributions during January 1997 constitutes a subsequent event, the effects of which should be reflected on the December 31, 1996 balance sheet. As a result, for U.S. GAAP purposes, the long-term due to related parties at December 31, 1996 has been reclassified as a capital contribution.


     (vii) Effects of conforming to U.S. GAAP:


     The adjustments to reported Net income required to conform with U.S. GAAP are as follows:

                                                                                 FOR THE YEARS ENDED
                                                                                    DECEMBER 31,
                                                                          ---------------------------------
                                                                                1996              1997
                                                                               THCH$             THCH$
                                                                          ---------------   ---------------
   Net loss as shown in the Chilean GAAP financial statements .........      (1,600,355)       (1,383,597)
   Impairment of long-lived assets (paragraph a(iii)) .................        (212,418)          212,418
   Allowance for doubtful accounts (paragraph a(iv)) ..................        (312,520)          312,520
                                                                             ----------        ----------
   Subtotal ...........................................................        (524,938)          524,938
                                                                             ----------        ----------
   Net loss in accordance with U.S. GAAP ..............................       2,125,293          (858,659)
                                                                             ==========        ==========
   U.S. GAAP loss per share ...........................................           (3.70)            (1.50)
                                                                             ==========        ==========
   Weighted average number of common stock outstanding
    (Note 20) .........................................................     574,037,149       574,037,149
                                                                            ===========       ===========

                          FIRSTCOM LONG DISTANCE S.A.

30. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:--(CONTINUED)


     (viii) Effects of conforming to U.S. GAAP:


     The adjustments required to conform to shareholders' equity amounts with U.S. GAAP are as follows:

                                                                       FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                  ------------------------------
                                                                        1996            1997
                                                                       THCH$            THCH$
                                                                  ---------------   ------------
   Shareholders' equity as shown in the Chilean GAAP
    financial statements ......................................      (4,476,218)       218,756
   Impairment of long-lived assets (paragraph a(iii)) .........        (212,418)            --
   Capital contributions (paragraph a(vi) .....................       2,474,768
   Push-down accounting (paragraph a(v) .......................              --      2,485,402
   Allowance for doubtful accounts (paragraph a(iv)) ..........        (312,520)            --
                                                                     ----------      ---------
   Subtotal ...................................................       1,949,830      2,485,402
                                                                     ----------      ---------
   Shareholders' equity in accordance with U.S. GAAP ..........      (2,526,388)     2,704,158
                                                                     ==========      =========

     (b) Additional Disclosure:


     (i) Cash Flow Information:


     The cash flow statement prepared in conformity with Chilean GAAP are set out on page 4. The principal difference between these statements and cash flow statements prepared under US GAAP is the inclusion of the effect of price-level restatement in each caption for the calculation of the cash from operating, investing and financing activities, under Chilean GAAP, which removed and included within operating activities under US GAAP.


     A summary of the Company's operating, investing and financing activities classified in accordance with USGAAP is presented below.


                                                        YEARS ENDED DECEMBER 31,
                                                     -------------------------------
                                                           1996             1997
                                                          THCH$            THCH$
                                                     ---------------   -------------
   Cash used in operating activities .............      (1,934,339)       (208,888)
   Cash provided by financing activities .........       2,065,319         382,936
   Cash used in investing activities .............        (182,341)       (132,818)
                                                        ----------        --------
   Net (decrease) increase in cash ...............         (51,361)         41,230
   Balance at the beginning of the year ..........          76,616          25,255
                                                        ----------        --------
   Balance at the end of the year ................          25,255          66,485
                                                        ==========        ========

                          FIRSTCOM LONG DISTANCE S.A.

30. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:--(CONTINUED)


     Supplemental Non-cash Investing and Financing Activities:


   a. During the year ended December 31, 1996 and 1997, the Company financed certain capital expenditures totaling ThCh$ 218,651 and ThCh$ 0, respectively by entering into capital leasing arrangements.


   b. During the year ended December 31, 1996 and 1997, the Company acquired assets and assumed a corresponding liability with related parties totaling ThCh$ 410,078 and ThCh$ 0, respectively.


   c. During the year ended December 31, 1997, approximately ThCh$ 6,078,571 of liabilities previously held as short-term bank liabilities and amounts payable to related parties were reclassified to equity subsequent to the Superintendency's approval of the capital increase. See Note 20.

===============================================================================

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF THE EXISTING NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHARGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOFOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       -----------------------------------
                                TABLE OF CONTENTS

                                                 PAGE
                                                -----
Available Information .......................
Prospectus Summary ..........................
Risk Factors ................................
Convertible Debentures ......................
Use of Proceeds .............................
Capitalization ..............................
The Exchange Offer ..........................
Unaudited Pro Forma Condensed
   Combined Financial Information ...........
Selected Historical Financial Data ..........
Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations ....................
Business ....................................
Management ..................................
Certain Relationships and
   Related Party Transactions ...............
Description of New Notes ....................
Material Federal Income
   Tax Considerations .......................
Plan of Distribution ........................
Legal Matters ...............................
Experts .....................................
Glossary of Defined Terms ...................
Index to Financial Statements ...............    F-1



                                 [LOGO TO COME]




                       -----------------------------------
                                OFFER TO EXCHANGE
                       -----------------------------------




                                14% SENIOR NOTES
                              DUE OCTOBER 27, 2007,
                               FOR ALL OUTSTANDING
                                14% SENIOR NOTES
                              DUE OCTOBER 27, 2007





                                       , 1998

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     ICCA's Articles of Incorporation and By-laws contain certain provisions that eliminate the liability of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and
(ii) reasonably believed that his conduct was in the corporation's best interests or, in the case of any criminal proceeding, that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees
(i) when such persons are found liable to the corporation or (ii) for any transaction from which such persons derive improper personal benefits. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.


     The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, ICCA's Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                         DESCRIPTION
-------  ----------------------------------------------------------------------

3.1 Articles of Incorporation of InterAmericas Communications Corporation previously filed as an exhibit to the Registrant's Form 8-A Registration Statement, filed with the Commission on November 29, 1994 and incorporated herein by reference.

3.2 By-laws of InterAmericas Communications Corporation (to be filed by amendment).

4.1 Purchase Agreement, dated as of October 21, 1997, by and among InterAmericas Communications Corporation, Hewster Chile S.A. Red de Servicios Empresariales de Telecommunicaciones S.A. and UBS Securities LLC, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.2 Form of Existing Note, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.3 Indenture, dated as of October 27, 1997 between InterAmericas Communications Corporation and State Street Bank & Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and Incorporated herein by reference.

EXHIBIT
NUMBER                               DESCRIPTION
-------  ---------------------------------------------------------------------

4.4 A/B Exchange Registration Rights Agreement, dated as of October 27, 1997, between InterAmericas Communications Corporation and UBS Securities LLC, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.5 Warrant Agreement, dated as of October 27, 1997, between the Company and State Street Bank & Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.6 Warrant Registration Rights Agreement, dated as of October 27, 1997, between InterAmericas Communications Corporation and UBS Securities LLC, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.7 Specimen of InterAmericas Communications Corporation 14% Senior Note due October 27, 2007, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.8 Proceeds Pledge and Escrow Agreement, dated as of October 27, 1997 between InterAmericas Communications Corporation and State Street Bank and Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

5.1      Opinion of Baker & McKenzie (to be filed by amendment).

8.1      Opinion re tax matters (to be filed by amendment).


10.1 Stock Purchase Agreement, dated as of September 9, 1997, as amended, between InterAmericas Communications Corporation and Inversiones Druma S.A. for the acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A. (to be filed by amendment).

10.2 Employment and Severance Agreement, dated as of October 7, 1997, between InterAmericas Communications Corporation and Patricio E. Northland (to be filed by amendment).

10.3 Employment and Severance Agreement, dated as of April 14, 1997, between InterAmericas Communications Corporation and Douglas G. Geib II (to be filed by amendment).

10.4 Settlement Agreement, dated as of October 4, 1997, between InterAmericas Communications Corporation and each of Maroon Bells Capital Partners, Inc., Theodore Swindells, Paul A. Moore and Philip Magiera (to be filed by amendment).


10.5 Settlement Agreement, dated as of October 3, 1997, between InterAmericas Communications Corporation and Eleazar Donoso, previously filed as an exhibit to Registrant's Current Report On Form 8-K filed with the Commission on October 16, 1997 and incorporated herein by reference.

11.1 Statement regarding Computation of Per Share Earnings, previously filed as an exhibit to Registrant's Annual Report on Form 10-KSB, filed with the Commission on March 9, 1998 and incorporated herein by reference.

12       Statement Regarding Computation of Earnings to Fixed Charges.

EXHIBIT
NUMBER                            DESCRIPTION
-------     -------------------------------------------------------------------

21.1 Subsidiaries of the Registrant, previously filed as an exhibit to Registrant's Annual Report on Form 10-KSB, filed with the Commission on March 9, 1998 and incorporated herein by reference.

23.1     Consent of Price Waterhouse LLP.

23.3     Consent of Arthur Andersen LLP/Langton Clarke y Cia.

23.2     Consent of Baker & Mckenzie (included in Exhibit 5.1).

25.1 Statement of Eligibility of State Street Bank and Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

99.1 Form of Letter of Transmittal, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

99.2 Form of Notice of Guaranteed Delivery, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

99.3 Form of Exchange Agent Agreement, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

99.4 Form of Information Agent Agreement, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

ITEM 22. UNDERTAKINGS


     1. The undersigned Registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect toreofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     2. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph l. immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     5. The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on June 24, 1998.


                             INTERAMERICAS COMMUNICATIONS CORPORATION


                             By: /s/ DOUGLAS G. GEIB II
                                 -------------------------------------------
                                 Name: Douglas G. Geib II
                                 Title: Chief Financial Officer

             SIGNATURE                                 TITLE                        DATE
-----------------------------------   --------------------------------------   --------------
/s/ PATRICIO E. NORTHLAND*            Chairman of the Board of Directors,      June 24, 1998
-----------------------------------   President and Chief Executive Officer
    Patricio E. Northland
                                      (Principal Executive Officer)
/s/ DOUGLAS G. GEIB II                Chief Financial Officer and Director     June 24, 1998
-----------------------------------   (Principal Financial and
    Douglas G. Geib II
                                      Accounting Officer)

/s/ DAVID C. KLEINMAN*                Director                                 June 24, 1998
-----------------------------------
  David C. Kleinman

/s/ GEORGE A. CARGILL*                Director                                 June 24, 1998
-----------------------------------
  George A. Cargill

/s/ ANDREW HULSH                      Director                                 June 24, 1998
-----------------------------------
  Andrew Hulsh

----------------



*By: /s/ DOUGLAS G. GEIB II
     ------------------------------
      Douglas G. Geib II
      Attorney-in-fact

                SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS



                                                     BALANCE AT                                    BALANCE AT
                                                    DECEMBER 31,                                  DECEMBER 31,
                   DESCRIPTION                          1996         ADDITIONS     DEDUCTIONS         1997
------------------------------------------------   --------------   -----------   ------------   -------------
Deferred tax asset valuation allowance .........     $1,900,000     7,800,000             --      $9,700,000


                                 EXHIBIT INDEX

                                                                                SEQUENTIAL
 EXHIBIT                                                                           PAGE
  NUMBER                                         DESCRIPTION                      NUMBER
-------- --------------------------------------------------------------------   -----------
3.1      Articles of Incorporation of InterAmericas Communications Corporation
         previously filed as an exhibit to the Registrant's Form 8-A
         Registration Statement, filed with the Commission on November 29, 1994 and incorporated herein by reference.

3.2 By-laws of InterAmericas Communications Corporation (to be filed by amendment).

4.1 Purchase Agreement, dated as of October 21, 1997, by and among InterAmericas Communications Corporation, Hewster Chile S.A. Red de
         Servicios Empresariales de Telecommunicaciones S.A. and UBS Securities
         LLC, previously filed as an exhibit to the Registrant's Registration
         Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.2 Form of Existing Note, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the
         Commission on December 10, 1997 and incorporated herein by reference.

4.3      Indenture, dated as of October 27, 1997 between InterAmericas
         Communications Corporation and State Street Bank & Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration
         Statement on Form S-4, filed with the Commission on December 10, 1997 and Incorporated herein by reference.

4.4      A/B Exchange Registration Rights Agreement, dated as of October 27,
         1997, between InterAmericas Communications Corporation and UBS
         Securities LLC, previously filed as an exhibit to the Registrant's
         Registration Statement on Form S- 4, filed with the Commission on
         December 10, 1997 and incorporated herein by reference.

4.5 Warrant Agreement, dated as of October 27, 1997, between the Company and State Street Bank & Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.6 Warrant Registration Rights Agreement, dated as of October 27, 1997, between InterAmericas Communications Corporation and UBS Securities
         LLC, previously filed as an exhibit to the Registrant's Registration
         Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

4.7 Specimen of InterAmericas Communications Corporation 14% Senior Note due October 27, 2007, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the
         Commission on December 10, 1997 and incorporated herein by reference.

4.8 Proceeds Pledge and Escrow Agreement, dated as of October 27, 1997 between InterAmericas Communications Corporation and State Street Bank and Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the
         Commission on December 10, 1997 and incorporated herein by reference.

5.1      Opinion of Baker & McKenzie (to be filed by amendment).

8.1      Opinion re tax matters (to be filed by amendment).

                                                                                                      SEQUENTIAL
                                                                                SEQUENTIAL
 EXHIBIT                                                                           PAGE
  NUMBER                                         DESCRIPTION                      NUMBER
-------- --------------------------------------------------------------------   -----------


10.1 Stock Purchase Agreement, dated as of September 9, 1997, as amended, between InterAmericas Communications Corporation and Inversiones Druma
         S.A. for the acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A. (to be filed by amendment).

10.2 Employment and Severance Agreement, dated as of October 7, 1997, between InterAmericas Communications Corporation and Patricio E.
         Northland (to be filed by amendment).

10.3     Employment and Severance Agreement, dated as of April 14, 1997, between
         InterAmericas Communications Corporation and Douglas G. Geib II (to be filed by amendment).

10.4     Settlement Agreement, dated as of October 4, 1997, between
         InterAmericas Communications Corporation and each of Maroon Bells
         Capital Partners, Inc., Theodore Swindells, Paul A. Moore and Philip
         Magiera (to be filed by amendment).


10.5     Settlement Agreement, dated as of October 3, 1997, between
         InterAmericas Communications Corporation and Eleazar Donoso, previously filed as an exhibit to Registrant's Current Report On Form 8-K filed with the Commission on October 16, 1997 and incorporated herein by reference.

11.1 Statement regarding Computation of Per Share Earnings, previously filed as an exhibit to Registrant's Annual Report on Form 10-KSB, filed with the Commission on March 9, 1998 and incorporated herein by reference.

12       Statement Regarding Computation of Earnings to Fixed Charges.

21.1 Subsidiaries of the Registrant, previously filed as an exhibit to Registrant's Annual Report on Form 10-KSB, filed with the Commission on
         March 9, 1998 and incorporated herein by reference.

23.1     Consent of Price Waterhouse LLP.

23.2     Consent of Baker & Mckenzie (included in Exhibit 5.1).

23.3     Consent of Arthur Andersen/Langton Clarke y Cia.

25.1 Statement of Eligibility of State Street Bank and Trust Company, N.A., previously filed as an exhibit to the Registrant's Registration
         Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

99.1 Form of Letter of Transmittal, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the
         Commission on December 10, 1997 and incorporated herein by reference.

99.2 Form of Notice of Guaranteed Delivery, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

99.3 Form of Exchange Agent Agreement, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the
         Commission on December 10, 1997 and incorporated herein by reference.

99.4 Form of Information Agent Agreement, previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.